As filed with the Securities and Exchange Commission on October 29, 2007

Registration No. 333-135056

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DYNTEK, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7372	95-4228470
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19700 Fairchild Road, Suite 230
Irvine, California 92612
(949) 271-6700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Casper Zublin, Jr.
Chief Executive Officer
DynTek, Inc.
19700 Fairchild Road, Suite 230
Irvine, California 92612
(949) 271-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher D. Ivey
Joshua A. Lane
Stradling Yocca Carlson & Rauth
A Professional Corporation
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4100

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)
Common Stock, $0.0001 par value per share	46,337,520		$0.16	$7,414,003.20	$793.30
Common Stock issuable upon exercise of warrants	39,415,145	(3)	$0.16	$6,306,423.20	$674.79
Common Stock issuable upon conversion of convertible notes	30,212,950	(4)	$0.16	$4,834,072.00	$517.24
Total	115,965,615			$18,554,498.40	$1,985.33

(1)        In accordance with Rule 416 under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)        Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices as reported on the Over the Counter Bulletin Board on January 29, 2007.

(3)        Based on the number of shares of common stock issuable upon exercise of warrants if the warrants were exercised as of January 29, 2007, plus 6,210,986 shares issuable as a result of anti-dilution protection in certain of the warrants held by the selling stockholders, including those certain warrants exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis.

(4)        Based on two convertible notes with an aggregate principal amount of $4 million, convertible at $0.20 per share, under the assumption that the Company will elect to pay the interest thereon in kind for the first three years rather than in cash, such that the aggregate principal amount of the notes which may be converted would equal up to approximately $6,042,590.

(5)        $3,374.85 was previously paid on June 16, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a) may determine.

Explanatory Note:

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-135056) is filed for the purpose of including the Registrant’s financial statements for the fiscal year ended June 30, 2007 contained in the Registrant’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 12, 2007, as amended by Amendment No.1 to the Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on October 29, 2007, and to update this registration statement for certain other disclosures contained therein.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 29, 2007

Prospectus

DYNTEK, INC.

115,965,615 Shares
Common Stock

This prospectus relates to an aggregate of up to 115,965,615 shares of our common stock which may be resold from time to time by the selling stockholders identified in this prospectus for their own account. Of such shares, (i) 46,337,520 are outstanding upon the effective date of the registration statement to which this prospectus relates, (ii) up to 33,204,159 shares are issuable upon the exercise of warrants held by certain of the selling stockholders, (iii) up to 6,210,986 shares are issuable as a result of anti-dilution protection in certain of the warrants held by the selling stockholders, including those certain warrants exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis, and (iv) up to 30,212,950 shares are issuable upon the conversion of convertible notes held by a certain selling stockholder, assuming we elect to pay interest thereon in kind rather than in cash for the first three years. The warrants and convertible note were sold in certain private placements. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling stockholders to register for resale the shares of common stock issued or issuable to them. The selling stockholders may sell common stock from time to time in the principal market on which our common stock is traded at the prevailing market price or in negotiated transactions.

You should read this prospectus and any prospectus supplement carefully before you invest. We will not receive any proceeds from the sale of the shares by any of the selling stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised for cash.

Our common stock is traded on the OTC Bulletin Board under the symbol “DYNK”. On October 23, 2007, the last reported sale price of our common stock was $0.07 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for certain risks you should consider before purchasing any shares.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2007

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of DynTek that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

i

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we intend that such forward-looking statements be subject to the safe harbors created thereby. These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects,” “future” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption “Risk Factors” beginning on page 4 of this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the SEC.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled “Caution Regarding Forward Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related thereto, before deciding to purchase shares of our common stock.

DynTek, Inc.

Our company and business

We provide professional information technology, or IT, services and sales of related products to mid-market commercial businesses, state and local government agencies, and educational institutions. We operate our business primarily through our wholly-owned subsidiary, DynTek Services, Inc.

Depending upon the context, the terms “DynTek,” “Company,” “we,” “our,” and “us,” refers to either DynTek, Inc. alone, or DynTek, Inc. and its subsidiaries collectively.

We provide a broad range of multi-disciplinary IT solutions that address the critical business needs of our clients, including IT security, converged networking (including voice-over-internet-protocol, or VOIP), application infrastructure, and access infrastructure. Our primary operations are located in four of the top ten largest IT spending states: California, New York, Florida, and Michigan. We deliver complex infrastructure technology solutions through teams of professional consultants in close geographic proximity to our clients. Members of our technical and consulting services team have advanced certifications with leading vendor-manufacturers, including Microsoft, Cisco, McAfee and Citrix. As a professional services firm and value-added reseller of hardware and software from leading manufacturers, we help organizations assess, design, build, implement, manage and support their technology infrastructure.

We believe that our services-led approach, combined with expertise in multi-disciplinary practice areas such as IT security, converged networking and application and access infrastructure, will continue to provide the platform we need to capture an increasing share of our target markets. Our strategy allows our clients to rely on us as their primary IT vendor. Additionally, we believe that our multi-disciplinary capabilities help differentiate us from our competitors in the markets in which we compete.

For a complete description of our business, please see “Business,” beginning on page 14.

Corporate information

We were incorporated in Delaware in May 1989 and changed our name to DynTek, Inc. in December 2001. Our principal executive offices are located at 19700 Fairchild Road, Suite 230, Irvine, California 92612, and our telephone number is
(949) 271-6700. Our website is www.dyntek.com. The contents of our website are not incorporated by reference into this prospectus. DynTek is a trademark of DynTek, Inc. This prospectus also includes or incorporates by reference other trademarks of DynTek and trademarks of other companies.

Summary of the Offering

Shares of common stock offered by us	None.

Shares of common stock offered by the Selling Stockholders

115,965,615 shares, of which:

(i)    46,337,520 are outstanding upon the effective date of the registration statement to which this prospectus relates;

(ii)   33,204,159 shares that may be issued upon exercise of warrants held by the selling stockholders, if such warrants were exercised as of December 6, 2006(1);

(iii)  6,210,986 shares that may be issued as a result of anti-dilution protection in certain of the warrants held by the selling stockholders, including the warrants exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis; and

(iv)  30,212,950 shares issuable upon conversion of convertible notes held by a certain selling stockholder.

Use of proceeds

We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 39,415,145 shares of common stock registered for resale under this prospectus, we would receive approximately $808,263 in the aggregate from such exercises. We intend to use such proceeds for working capital, reduction of indebtedness, acquisitions and other general corporate purposes.

Risk Factors

An investment in our common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the selling stockholders in the manner described under “Plan of Distribution.”

OTC Bulletin Board Symbol	“DYNK.”

(1)             Certain of the warrants exercisable into common stock covered by this prospectus and issuable hereunder are exercisable for an aggregate of 19.9% of the total number of shares outstanding as of the date of exercise, calculated on a fully-diluted basis. For purposes of this prospectus, the number of shares of common stock covered by this prospectus and issuable upon exercise of those warrants is calculated as if such warrants were exercised on January 29, 2007.

RISK FACTORS

Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Risks Related to Our Business

We will need additional capital in the future, or we will need to scale back operations.

We will need capital in the future, and if it is not available on terms acceptable to us, or at all, and we cannot generate enough cash through existing operations, we may have to scale back operations and/or curtail expansion plans. As of June 30, 2007, we had cash and cash equivalents of approximately $2,441,000. We have taken steps during the fiscal year ended June  30, 2007 to conserve our capital resources including a reduction of our selling, general and administrative expenses by approximately $881,000 as compared to the prior fiscal year. We have also reduced the current portion of our debt burden by completing a recapitalization in March 2006, including canceling certain debt obligations through equity conversion and debt settlement agreements. We raised additional capital several times during the fiscal year ended June 30, 2007 by issuing an aggregate initial principal amount of $8,000,000 in junior secured convertible notes to Lloyd I. Miller, III. Additional financing transactions may be necessary if we are not able to generate sufficient cash flow from operations through revenue growth and overhead reduction to meet our requirements.

We are continuing our financial and operational restructuring initiatives and will continue to implement our strategic business plan. Although we believe that we have sufficient liquidity to sustain the business through July 1, 2008, there is no assurance that unforeseen circumstances will not have a material affect on our business that could require us to raise additional capital or take other measures to sustain operations in the event outside sources of capital are not available. We have not secured any commitments for new financing at this time nor can we provide any assurance that new capital, if needed, will be available to us on acceptable terms, if at all.

We have a history of operating losses and may not be able to achieve long-term profitability.

Since our inception in May 1989, we have incurred substantial operating losses. During the fiscal year ended June 30, 2007, we generated a net loss of approximately $11,116,000. At June 30, 2007, we had an accumulated deficit of approximately $137,024,000. There can be no assurance that our revenues will exceed our operating expenses and cost of revenues in the future.

We may not be able to compete successfully in the IT and services markets.

The IT products and related services markets are highly competitive and are served by numerous international, national and local firms. There can be no assurance that we will be able to compete effectively in these markets. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of our prospective clients, professional services companies, hardware and application software vendors, and divisions of both large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into the IT products and related services markets, and we have faced, and expect to continue to face, additional competition from new entrants into the IT products and related services markets.

We may not be able to identify, acquire or integrate new businesses, which could adversely impact our business.

A component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. Although we completed several acquisitions during our fiscal year ended June 30, 2007, there can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of special risks, including the diversion of management’s attention, failure to retain key personnel, increased general and administrative expenses, client dissatisfaction or performance problems with an acquired firm, assumption of unknown liabilities, and other unanticipated events or circumstances. Acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation and deferred compensation charges, and the recording and later amortization of amounts related to deferred compensation and certain purchased intangible assets, any of which items could negatively impact out results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our common stock to decline. Acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves. Alternatively, we may issue equity or convertible debt securities in connection with an acquisition. Any of these risks could have a material adverse effect on our business, financial condition and results of operations.

Our product margins are subject to competitive pricing pressures.

Our product margins are subject to competitive pricing pressures and fluctuate from quarter to quarter depending on the mix of products we provide. We believe that current product margins are more reflective of the present marketplace and likely to continue at or near present levels into the foreseeable future. We intend to meet the challenges of aggressive price reductions and discount pricing by certain product suppliers by focusing our offerings around relatively higher margin practice areas, including security solutions, VOIP, and access infrastructure. There can be no assurance, however, that we will be able to improve profit margins and compete profitably in all areas, given the intense competition that exists in the IT industry.

We depend on a small number of vendors to supply the IT products that we sell and the loss of, or a material change in, our business relationship with a major supplier could adversely affect our business, financial condition and results of operation.

Product sales depend on our ability to maintain reseller status with several major technology manufacturers, including Hewlett Packard, Citrix, McAfee, Cisco, Microsoft and Novell. We are also highly dependent on distributors such as Ingram Micro, GE Access, and Synnex for manufactured products. Although we are currently an authorized reseller of various products, the loss of authorization could have a material adverse effect on our product sales and results of operations. Our vendor agreements are generally terminable on 30 to 90 days’ notice, or immediately upon the occurrence of certain events, and are subject to periodic renewal. We rely upon the manufacturers’ and distributors’ supply of products to fulfill customer orders on a timely basis, and any supply shortages or delays could cause us to be unable to fulfill orders on a timely basis, which, in turn, could harm our business, financial position and operating results. Our ability to obtain particular products in the required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, we have no guaranteed price or delivery agreements with our third-party suppliers. We occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by our third-party suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. In addition, our third-party suppliers may decide to distribute, or to substantially increase their existing distribution business, through other distributors, their own dealer networks, or directly to our customers. Accordingly, if we are not able to secure and maintain an adequate supply of products to fulfill our customer orders on a timely basis, our business, financial position and operating results may be materially adversely affected.

We may not be able to attract and retain professional staff necessary for existing and future projects.

Our success depends in large part upon our ability to attract, retain, train, manage and motivate skilled employees, particularly senior technical personnel. There is significant competition for employees with the skills required to perform the services we offer. In particular, qualified senior technical and professional staff are in great demand and competition for such persons is likely to increase. If we are unable to attract, retain and train skilled employees, it could impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which would have a material adverse effect on our business, financial condition and results of operations. In addition, the failure of our employees to achieve expected levels of performance could adversely affect our business. There can be no assurance that a sufficient number of skilled employees will continue to be available, or that we will be successful in training, retaining and motivating current or future employees.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

Our success depends in large part upon the continued services of our senior executives and other key employees, including certain sales, consulting and technical personnel. Although we have entered into an employment agreement with Casper Zublin, Jr., our Chief Executive Officer, Mr. Zublin and other significant employees who have not entered into employment agreements may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business. In addition, if one or more of our significant employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations.

We depend on contracts with government agencies, which, if terminated or reduced, would have a material adverse effect on our business.

A large percentage of our revenues are derived from sales to government agencies. Such government agencies may be subject to budget cuts or budgetary constraints or a reduction or discontinuation of funding. A significant reduction in funds available for government agencies to purchase professional services and related products would have a material adverse effect on our business, financial condition and results of operations.

Our revenue and operating results may fluctuate in the future.

Our operating results have fluctuated and will fluctuate in the future as a result of many factors, including:

•              general economic conditions and weakness in information technology spending;

•              the loss or consolidation of one or more of our significant suppliers or customers;

•              market acceptance and product life of the products we distribute;

•              competitive conditions in our industry which may impact our pricing, margins and terms with our suppliers; and

•              changes in our costs and operating expenses.

Although we attempt to control our expense levels, these levels are based, in part, on anticipated revenue. Therefore, we may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. In addition, we have at times experienced quarter-to-quarter declines in revenue, particularly in the quarters ending in December. We believe these fluctuations in revenue result primarily from the budgeting and purchasing cycles of our customers. As a result, period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

We may face litigation in the ordinary course of business, which could result in substantial expenses.

We are from time to time involved in litigation in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expenses and could divert the efforts of our management.

War and terrorist activities could adversely affect our business.

The continued threat of terrorism within the United States and acts of war may cause significant disruption to commerce throughout the world. Our business and results of operations could be materially and adversely affected to the extent that such disruptions result in delays or cancellations of customer orders, delays in collecting cash, a general decrease in corporate spending on information technology, or our inability to effectively market, manufacture or ship our products. We are unable to predict whether war and the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have any long-term material adverse effect on our business, results of operations or financial condition.

The level of our indebtedness could adversely affect our financial condition.

We have significant debt service obligations. As of September 30, 2007, the aggregate principal amount owed under our debt instruments was $20.9 million.

The level of our indebtedness could have important consequences. For example, it could:

•       increase our vulnerability to adverse economic and industry conditions;

•       require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the availability of cash to fund working capital and capital expenditures and for other general corporate purposes;

•       restrict us from making strategic acquisitions, acquiring new content or exploring other business opportunities;

•       limit our ability to obtain financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•       place us at a disadvantage compared to our competitors that have less indebtedness; and

•       limit our flexibility in planning for, or reacting to, changes in our business and industry.

We may be unable to generate sufficient cash flow to service our debt obligations.

Our ability to make payments on our indebtedness and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future, which is subject to general economic, industry, financial, competitive, operating, and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness or to fund our other liquidity needs.

We may need to refinance all or a portion of our indebtedness on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•  our financial condition at the time;

•  restrictions in our outstanding debt instruments; and

•  other factors, including the condition of the financial markets.

As a result, we may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or other proceeds are not available to us, we may not have sufficient cash to enable us to meet all of our obligations.

We may not be able to implement Section 404 of the Sarbanes-Oxley Act on a timely basis.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules generally requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual report on Form 10-K that contains an assessment by management of the effectiveness of a company’s internal controls over financial reporting for fiscal years ending after July 15, 2007. In addition, a company’s independent registered accounting firm must attest to and report on the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our Annual Report on Form 10-K for the fiscal year ending June 30, 2008 with respect to management’s report on its assessment of internal controls and June 30, 2009 with respect to the report on internal control from our auditors. We have not yet developed a Section 404 implementation plan. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. How companies should be implementing these new requirements, including the implementation of internal control reforms to comply with Section 404’s requirements, and how independent auditors will apply these requirements and test companies’ internal controls, is still reasonably uncertain. We expect that we may need to hire and/or engage additional personnel and incur incremental costs in order to complete the work required by Section 404. We cannot guarantee that we will be able to complete a Section 404 plan on a timely basis. Additionally, upon completion of a Section 404 plan, we may not be able to conclude that our internal controls are effective, or in the event that we conclude that our internal controls are effective, our independent accountants may disagree with our assessment and may issue a report that is qualified. Any failure to implement new or improved controls, or difficulties encountered in their implementation, could negatively affect our operating results or cause us to fail to meet our reporting obligations.

We may experience difficulties with our financial systems, controls and operations that could harm our financial condition and results of operations

Our ability to execute our business plan successfully in a volatile and growing market requires effective management of financial systems and a system of financial processes and controls. Through the quarter ended June 30, 2007, our Chief Executive Officer and Chief Financial Officer evaluated the effectiveness of our disclosure controls and procedures in accordance with Exchange Act Rules 13a-15 or 15d-15 and identified material weaknesses in our internal controls. These material weaknesses related to the fact that that our overall financial reporting structure and current staffing levels were not sufficient to support the complexity of our financial reporting requirements. We may lack the expertise we need to apply complex accounting principles relating to our business combinations and equity transactions and have experienced difficulty in applying income tax accounting principles. Although we have taken steps to correct these previous deficiencies, including the hiring of a new Chief Financial Officer, and are currently in compliance with the SEC’s reporting requirements, additional time is still required to test and document our internal and disclosure control processes to ensure their operating effectiveness. In addition, we are still at risk of the loss of key personnel in our finance department. The loss of key personnel in our finance department, or any other conditions that could disrupt our operations in this area, could have a material adverse affect on our ability to communicate critical information to management and our investors, raise capital and/or maintain compliance with our SEC reporting obligations. These circumstances, if they arise, could have a material adverse affect on our business.

Growth, to the extent it occurs, is likely to place a considerable strain on our management resources, systems, processes and controls. To address these issues, we will need to continue to improve our financial and managerial controls and reporting systems and procedures. If we are unable to maintain an adequate level of financial processes and controls, we may not be able to accurately report our financial performance on a timely basis and our business and stock price would be harmed.

Risks Related to our Stock

A volatile public market for our common stock may impair liquidity and/or return on investment.

Any market price for shares of our common stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. The price for our common stock and the volume of shares traded fluctuate. Consequently, persons who invest in our common stock may not be able to use their shares as collateral for loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, holders may not be able to re-sell their shares, or may not be able to sell their shares at or above the price they paid for them. Moreover, our common stock is currently traded on the National Association of Securities Dealer’s “Electronic Bulletin Board.” Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, an investor may find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock.

Trading in our stock over the last 12 months has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

The average daily trading volume in our common stock for the twelve-month period ended June 30, 2007 was approximately 72,000. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

You may experience dilution in ownership of our shares from the exercise or conversion of options, warrants and convertible securities.

There are a significant number of outstanding options, warrants and convertible securities to acquire shares of our common stock and we may grant additional rights in the future. The holders of such options, warrants and convertible securities can be expected to exercise them at a time when our common stock is trading at a price higher than the exercise price of these outstanding options, warrants and convertible securities. If these options or warrants to purchase our common stock are exercised, convertible debt is converted or other equity interests are granted under our 2001, 2005 or 2006 stock option plans, or under other plans or agreements adopted in the future, such equity interests will have a dilutive effect on your ownership of common stock. The existence of such options, warrants, and convertible securities may also adversely affect the terms on which we can obtain additional financing.

As of June 30, 2007, we had 58,234,989 shares issued and outstanding. As of such date, we had outstanding options to purchase 11,286,811 shares of our common stock, warrants to purchase approximately 43,936,495 shares of common stock, and approximately $13,216,458 of convertible debt, convertible into 75,522,616 shares of common stock. The principal amount of the convertible debt will continue to increase to the extent we elect not to pay interest as it accrues during the first three years, in which case the principal would increase to approximately $17,590,500, and the number of shares issuable upon conversion would be 100,517,143. We intend to raise capital through offerings of our common stock, securities convertible into our common stock, or rights to acquire such securities or our common stock. Such other rights to acquire our common stock may be issued at exercise prices or conversion rates that are significantly lower than the price at which you may have paid for our shares. In addition, the shares issuable upon exercise of certain of the warrants and upon conversion of convertible debt may increase subject to anti-dilutive rights, which we granted to certain warrant and debt holders.

Lloyd I. Miller, III beneficially owns a majority of our outstanding common stock, which may enable him to control many significant stockholder matters and corporate actions and may prevent a change in control that would otherwise be beneficial to other stockholders.

Lloyd I. Miller, III may be deemed to beneficially own a total of 112,833,737 shares of our common stock, or 68.9%, as of June 30, 2007, including shares issuable upon conversion of certain junior secured convertible notes and the exercise of warrants held by Mr. Miller and his affiliates. The foregoing does not take into account the exercise or conversion of other outstanding convertible or exercisable securities of the Company, which would have the effect of reducing the percentage beneficial ownership of Mr. Miller. Because of his high percentage of beneficial ownership, Mr. Miller may be able to control matters requiring the vote of stockholders, including the election of our board of directors and certain other significant corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our other stockholders and us. This control could adversely affect the voting and other rights of our stockholders and could depress the market price of our common stock.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. Further, the payment of dividends by us is restricted by our credit facility. Consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates and you sell your shares at a profit.

It is possible that we may have violated Section 5 of the Securities Act.

In March 2006, we entered into a note purchase agreement with SACC Partners, L.P. and Lloyd I. Miller, III, or the Senior Lenders, pursuant to which we issued certain senior secured notes in the initial aggregate principal amount of $6.7 million. Under the note purchase agreement, we also issued a junior secured convertible note to Trust A-4—Lloyd I. Miller, or the Junior Lender, in the initial aggregate principal amount of $3.0 million. In June 2006, we issued an additional junior secured convertible note to the Junior Lender in the aggregate principal amount of $1.0 million. Pursuant to our contractual obligation to do so, we filed a registration statement in June 2006 to register for resale, among other shares, the shares of our common stock into which the notes described above may be converted. In September 2006, while the registration statement was still pending and not yet declared effective, we issued an additional junior secured convertible note to the Junior Lender in the initial aggregate principal amount of $3.0 million on the same terms and conditions as were set forth in the other junior notes issued to the Junior Lender.

In a comment letter to the registration statement, the SEC notified us that by selling and issuing the third junior note in September 2006 while the registration statement was still pending, we may have violated Section 5 of the Securities Act. If the lenders were to have brought an action to rescind the issuance of the senior or junior notes as a result of the Section 5 violation and prevailed, we would have been required to repurchase the such notes at their original purchase price, plus statutory interest from the date of purchase. However, on February 2, 2007, we obtained waivers and releases from the lenders of any rescission rights and, therefore, we have not and will not record any contingent liability in connection therewith. Although we are not aware of any other pending claims or sanctions against us in connection with the possible Section 5 violation, we still could be subject to enforcement actions by the SEC, resulting in injunctive relief or the imposition of fines. We would vigorously contest any claim that the issuance of the third junior note in the manner described above violated Section 5 of the Securities Act.

USE OF PROCEEDS

Although we may receive cash proceeds from the exercise of warrants for cash related to the issuance of common stock covered by this prospectus, we will not receive any proceeds from the periodic sales, if any, of the common stock covered by this prospectus. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” described below. We intend to use the proceeds received by us from the cash exercise of the warrants for working capital, reduction of indebtedness, acquisitions, and general corporate purposes.

MARKET INFORMATION / PRICE RANGE OF COMMON STOCK / DIVIDENDS

Market Information

Our common stock traded on The Nasdaq Small Cap Market under the symbol “DYTK” from December 18, 1992 through the time of its voluntary delisting by us from that market on December 16, 2004. On December 16, 2004, our common stock began trading over-the-counter on the OTC Bulletin Board under the symbol “DYTK”. Following the 1-for-10 reverse split of our common stock on June 5, 2006, our common stock began trading on the OTC Bulletin Board under the symbol “DYNK”.

Holders

As of October 5, 2007, there were approximately 198 holders of record of our common stock. We estimate that there are approximately 6,000 stockholders of our common stock held in street name.

Price Range

The following table presents, for the periods indicated, the high and low last sale price of our common stock as reported by the OTC Bulletin Board:

	HIGH	LOW
YEAR ENDING JUNE 30, 2007
Fourth Quarter	$0.15	$0.10
Third Quarter	$0.17	$0.09
Second Quarter	$0.25	$0.14
First Quarter	$0.19	$0.13
YEAR ENDED JUNE 30, 2006
Fourth Quarter	$0.50	$0.17
Third Quarter	$1.20	$0.40
Second Quarter	$2.65	$0.91
First Quarter	$3.10	$2.30

On October 23, 2007, the last reported sales price of our common stock on the OTC Bulletin Board was $0.07 per share.

Dividends

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future but rather intend to retain future earnings, if any, for reinvestment in our future business. Any future determination to pay cash dividends will be in compliance with our contractual obligations and otherwise at the discretion of the board of directors and based upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Equity Compensation Plan Information

The following table provides information, as of June 30, 2007, relating to our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	11,286,811	$0.21	3,909,802
Equity compensation plans not approved by security holders	—	—	—
Total	11,286,811	$0.21	3,909,802

(1)      Each option holder may purchase up to one third of the shares under each option on the first anniversary of the option grant date and the right to purchase the remaining shares vests in equal annual installments so that each option is fully vested three years after the date of grant.

SELECTED FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our historical financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The information as of June 30, 2004 and 2003 and for the years ended June 30, 2004 and 2003 has been derived from our audited financial statements, which are not included herein but which have previously been filed with the SEC. The information as of June 30, 2007, 2006 and 2005 and for the years ended June 30, 2007, 2006 and 2005 has been derived from our audited financial statements provided elsewhere in this prospectus and should be read in conjunction therewith. Historical results are not necessarily indicative of the results to be obtained in the future.

	Years ended June 30,
	2007	2006	2005	2004	2003
	(in thousands, except per share amounts)
Consolidated statement of operations data:
Operating revenues	$94,791	$80,831	$76,559	$49,947	$52,647
Loss from continuing operations	(11,116)	(28,775)	(24,437)	(18,935)	(4,203)
Gain (loss) from discontinued operations	—	513	1,846	(64)	(9,566)
Loss from continuing operations—per share	(0.19)	(1.33)	(3.78)	(4.00)	(1.15)
Gain (loss) from discontinued operations—per share	—	.02	.29	(0.01)	(2.61)

	As of June 30,
	2007	2006	2005	2004	2003
	(in thousands)
Consolidated balance sheet data:
Total assets	$33,968	$29,688	$47,336	$45,649	$53,127
Long term debt	13,672	2,550	7,603	3,596	5,317

BUSINESS

Overview

We provide professional information technology, or IT, services and sales of related products to mid-market commercial businesses, state and local government agencies, and educational institutions. We operate our business primarily through our wholly-owned subsidiary, DynTek Services, Inc.

We provide a broad range of multi-disciplinary IT solutions that address the critical business needs of our clients, including IT security, converged networking (including voice-over-internet-protocol, or VOIP), application infrastructure, and access infrastructure. Our primary operations are located in four of the top ten largest IT spending states: California, New York, Florida, and Michigan. We deliver complex infrastructure technology solutions through teams of professional consultants in close geographic proximity to our clients. Members of our technical and consulting services team have advanced certifications with leading vendor-manufacturers, including Microsoft, Cisco, McAfee and Citrix. As a professional services firm and value-added reseller of hardware and software from leading manufacturers, we help organizations assess, design, build, implement, manage and support their technology infrastructure.

We believe that our services-led approach, combined with expertise in multi-disciplinary practice areas such as IT security, converged networking and application and access infrastructure, will continue to provide the platform we need to capture an increasing share of our target markets. Our strategy allows our clients to rely on us as their primary IT vendor. Additionally, we believe that our multi-disciplinary capabilities help differentiate us from our competitors in the markets in which we compete.

In September 2004 and October 2004, we closed the acquisitions of Redrock Communications Solutions, Inc. (“Redrock”), and Integration Technologies, Inc. (“ITI”), respectively. Both businesses were located in Southern California. In February 2005, we consolidated the operations of Redrock and ITI into one integrated region (the “Southwest Region”), with offices in Irvine, California and Las Vegas, Nevada. Our acquisitions of Redrock and ITI led us to increase our emphasis in obtaining commercial business. As a result, our customer mix changed from 68% government, 11% education, and 21% commercial during the year ended June 30, 2004 to 38% government, 9% education, and 53% commercial during the year ended June 30, 2005.

In June 2006, we purchased the customer list of the Long Island Division of TekConnect, Inc., a privately-held educational technology integration and consulting firm, comprised of specific IT services contracts and related assets. In consideration of the purchased customer list, we paid approximately $276,000, less estimated deferred revenue, to the sellers at closing. Additionally, in September 2006, we paid $100,000 in contingent consideration related to the purchase of the customer list. This acquisition contributed approximately $47,000 and $2,236,000 in revenue during the years ended June 30, 2006 and 2007, respectively. On October 6, 2006, we entered into an asset purchase agreement for substantially all of the remaining assets of TekConnect, Inc. In consideration of the purchased assets, we paid $400,000 to the sellers at closing, incurred $63,000 of direct acquisition costs and assumed $540,000 of pre-existing contract obligations.

On October 27, 2006, the Company, DynTek Canada, an Ontario corporation and wholly-owned subsidiary of the Company, Sensible Security Solutions, Inc., an Ontario corporation (“SSS”), and Paul Saucier, an individual and 100% owner of SSS, entered into an asset purchase agreement for the acquisition by DynTek Canada of substantially all of the assets of SSS. SSS provides major Canadian organizations, both in the private and public sector, with the design and implementation of comprehensive, enterprise-level anti-virus solutions. In consideration of the purchased assets, we paid SSS at closing a cash payment of $1.1 million, and also issued to SSS 1,485,148 shares of our common stock with an aggregate fair value of $300,000 based upon the per share fair value as measured in accordance with Emerging Issues Task Force Issue (“EITF”) 99-12, “Determination of the Measurement Date for the Market Price of Acquired Securities in a Purchase Business Combination”. Additional fees in connection with the acquisition of approximately $50,000 were also paid. We are obligated to make additional payments of up to $4.7 million over a three-year period based upon the achievement of certain EBITDA performance targets. During the fiscal year ended June 30, 2007, we made additional payments totaling $317,000 based on the EBITDA performance of the assets acquired from SSS during the same period.

On July 1, 2007, we entered into an asset purchase agreement for substantially all of the assets of Coast Business Solutions, Inc., a privately-held value-added provider of enterprise professional services. In consideration of the purchased assets, we paid $200,000 to the sellers at closing and incurred approximately $15,000 of direct acquisition costs.

Business Segments

We previously reported in two segments: Information Technology Solutions, or IT solutions, and Business Process Outsourcing, or BPO.

In March 2004, we outsourced the management of our BPO segment to Young Williams, P.C., a law firm based in Mississippi that specializes in child support enforcement services. During the quarter ended December 31, 2004, certain of our customers notified us of their intention not to renew existing contracts. These circumstances caused us to lower our expectations with respect to future BPO revenues and curtail our related activities in this segment. During the quarter ended June 30, 2005, we re-focused our business strategy to neither seek new opportunities nor actively seek renewals of our existing contracts with respect to BPO services related to the child support enforcement services. On June 30, 2006, we completed the transition and sale of all outstanding BPO operations related to the child support enforcement services to Young Williams, P.C. concluding our involvement in this non-core business segment. Accordingly, during the fiscal year ended June 30, 2007, we operated within a single segment, the IT solutions segment.

IT Solutions

We provide professional IT services and sales of related products. Our IT services include:

•  IT security solutions, which include vulnerability assessments, risk assessments, enterprise security assessments and similar services;

•  converged networking solutions (design through implementation);

•  application infrastructure solutions (active directory design, Microsoft Exchange migrations and similar solutions);

•  access infrastructure solutions including server based computing, remote access and similar services; and

•  general infrastructure support.

In connection with these service offerings, we sell hardware and software to our clients. We purchase products for re-sale from distributors or directly from manufacturers of hardware and software. The scope of services and product sales that we provide to any given client can vary according to the client’s need, project size, and internal client IT resources available. The majority of our IT service revenues and related product sales are derived from specific projects, as contracted.

We provide services to our clients through a combination of approximately 100 in-house engineers and consultants, and approximately 30 subcontracted third-party suppliers during the year ended June 30, 2007.

With increasing convergence and connectivity driving infrastructure complexity, IT clients are seeking solutions that provide secure and ubiquitous access to their applications and data. According to a Gartner, Inc. report published in June 2005, the IT services market in the United States is projected to grow from $241.9 billion in 2004 to $326.4 billion in 2009. While our target markets only represent a portion of the overall IT services market, these target markets are expected to grow at a compound annual growth rate of 6.2 percent. It is anticipated that this growth will be driven in part by pent-up demand for technology upgrades, data security concerns, regulatory and compliance initiatives, such as the Sarbanes-Oxley Act, and the convergence of voice and data.

The following table sets forth our aggregate IT product sales, IT service sales and IT solutions revenue, as well as the relative approximate percentages thereof in relation to our total revenue, for each of the last three fiscal years:

	Year ended June 30,
	2007		2006		2005
IT Product Sales	$70,348,000	(74)%	$56,459,000	(70)%	$45,490,000	(59)%
IT Service Sales	$24,443,000	(26)%	$21,214,000	(26)%	$24,212,000	(32)%
Aggregate IT Solutions Revenue	$94,791,000	(100)%	$77,673,000	(96)%	$69,702,000	(91)%
Total Revenue	$94,791,000		$80,831,000		$76,559,000

BPO—Business Process Outsourcing

As part of a previous strategic direction, we provided child support enforcement services under contracts with state and county agencies. We provided these services through in-house customer service representatives and attorneys, and third-party attorneys. A portion of the BPO segment included various contracts with the Commonwealth of Virginia for information technology services and related products that we retained as part of our IT solutions segment.

The following table sets forth our aggregate BPO revenue, as well as the relative approximate percentage thereof in relation to our total revenue, for each of the last three fiscal years:

	Year ended June 30,
	2007		2006		2005
BPO revenue	$0	(0)%	$3,158,000	(4)%	$6,857,000	(9)%
Total Revenue	$94,791,000		$80,831,000		$76,559,000

As indicated above, we no longer conduct BPO operations.

Customers

Our customers are primarily (i)  mid-market commercial businesses, (ii)  agencies of state governments and municipalities, and (iii)  educational institutions. These mid-market to small enterprise customers generally have between approximately 200 and 5,000 employee-computer users. For the fiscal year ended June 30, 2007, our mix of revenues was approximately 35% state and local government, 23% education, and 42% commercial.

In the state of New York, we are listed as a procurement vendor on many different contracts that are used by the various state and local entities to procure product and services. Generally, our products and services are purchased by state, city and other local agencies issuing their own purchase orders under master contract agreements between us and the related state government through which the agency is authorized to issue a valid purchase order. As a result, revenue generated from the state of New York (including from city and other local agencies) comprised approximately 21% of our total revenues for the fiscal year ended June 30, 2007. Approximately 69% of such New York state revenues were from product sales and 31% were from sales of services during the fiscal year ended June 30, 2007.

For the fiscal year ended June 30, 2007, the state of New York (including city and other local agencies), as a consolidated purchasing entity, was the only customer that accounted for more than 10% of our total revenue.

Vendors

In connection with sales of our IT services and products, we purchase technology equipment directly from manufacturers such as Cisco, McAfee, Citrix, Hewlett Packard and Novell, and indirectly through distributors such as Ingram Micro Corporation, Synnex, and Alternative Technologies. In general, we are authorized by a manufacturer to sell its products, whether the products are purchased from a distributor or directly from the manufacturer. Typically, vendor agreements provide that we have been appointed, on a non-exclusive basis, as an authorized reseller of specified products at specified locations. The agreements generally are terminable on 30 to 90 days’ notice or immediately upon the occurrence of certain events, and are subject to periodic renewal.

We are an authorized reseller of computers, workstations, networking equipment, software, and related products for over 50 manufacturers. Our sales of products manufactured by Cisco and McAfee accounted for approximately 48% of our product revenues during the fiscal year ended June 30, 2007 (or 35% of our total revenue). Based on product sales and certifications, we have obtained preferred status with several vendors, including Microsoft, Cisco, McAfee, Novell and Citrix. This status allows us to participate in rebate and co-marketing programs.

Sales and Marketing

Our sales and marketing objective in our IT solutions segment is to develop lasting relationships with clients that result in both repeat and long-term engagements. We use an internal sales force in conjunction with partnership alliances with our vendors. Our sales team derives leads through industry networking, referrals from existing clients, government agencies’ requests for proposals, or RFPs, open competitions conducted by states and municipalities, strategic partnerships with third party vendors under which we jointly bid and perform certain engagements, and sales and marketing activities directed to specific customers.

For governmental entities, we receive and review numerous RFPs, and evaluate competitive bidding opportunities for the provision of products and services and identify those that are suitable for our responsive bid. In government contract award procedures, following proposal submission, contracts are often awarded based on subsequent negotiations with the bidder offering the most attractive proposal, price and other contracting factors. In certain cases low price may be the determining factor, while in others price may be secondary when compared with the quality of technical skills or management approach.

We employ a team selling approach for marketing our offerings. Our practice subject matter experts collaborate with our service delivery professionals to identify a comprehensive service and product offering mix that will meet customer needs. As a result of our particular mix of service offerings and multi-disciplinary practices, we believe that we have the ability to allow our clients to rely on us as their primary IT vendor.

Competition

The IT solutions industry is highly competitive and is served by numerous national and local firms. Market participants include global consulting and integration firms, such as IBM Global Services, international accounting firms and related entities, internal information systems and service groups of clients and prospective clients, professional services companies, small, medium and large hardware and application software re-sellers, and divisions of both integrated technology companies and outsourcing companies. Our markets are highly competitive and very fragmented, with relatively low barriers to entry.

We believe that the principal competitive factors for IT services include reputation, customer service levels, project management expertise, technical expertise, competitive pricing, the ability to deliver results in a timely manner, vendor-partner relations, and overall breadth and depth of solutions. We believe that our multi-disciplinary approach, and our ability to deliver complex infrastructure technology solutions, allows us to be competitive in the regions where we operate. Our ability to successfully compete, however, also depends on a number of competitive factors outside our control, including the ability of our clients or competitors to hire, retain and motivate project managers and other senior technical staff, the price at which competitors offer comparable services, the ability of our clients to perform the services themselves, and the extent of our competitors’ responsiveness to client needs. Moreover, although our primary, current competition in the mid-market commercial and state and local government segments is generally localized and comprised of many small entities, there are many larger and better-capitalized companies that could employ significant resources should they chose to compete for our mid-market customers.

Backlog

Our IT solutions contracts typically are funded incrementally and are specific-task driven, with the exception of annual maintenance and support contracts. Our backlog only becomes firm as work progresses, and as specific orders under the contract are placed for services and related products. In our estimation, our contractual backlog at any point in time does not represent the aggregate projected value of our related contracts and customer relationships. Moreover, our backlog can be subject to variations from quarter to quarter based on fluctuations from period to period due to usage criteria and the length of particular contracts. As a result, we do not consider our backlog from IT solutions contracts to be a significant indicator of our future IT solutions revenue. Any backlog represents an estimate of the remaining future revenues from existing firm contracts, and does not assume any contract renewals or extensions. Our backlog at any date may not indicate demand for our products and services, and may not reflect actual revenue for any period in the future.

Intellectual Property Rights

We rely on a combination of trade secret, nondisclosure and other contractual agreements to protect our proprietary rights. Existing trade secret and copyright laws afford us only limited protection. We enter into confidentiality agreements with our employees and our contractors to restrict access to and limit the distribution of our proprietary information. There can be no assurance that the steps we have taken to protect our intellectual property will be adequate to deter its misappropriation, detect unauthorized use, or enforce our intellectual property rights.

Human Resources

As of October 5, 2007, we had 237 employees. We also sub-contract with approximately 30 third party subcontractors for technical services and support. Our employees are not subject to any collective bargaining agreements, and we believe that our relationships with our employees are good.

Insurance Coverage

We maintain general liability insurance, which includes directors and officers’ liability coverage, workers compensation and professional liability insurance in amounts deemed adequate by our board of directors.

Properties

Our corporate headquarters are in a leased facility located in Irvine, California, consisting of approximately 12,500 square feet of office space rented under an operating lease expiring in January 2009.

Additionally, we currently lease eleven other separate sales offices and commercial facilities, comprising an aggregate of approximately 45,000 square feet, for our IT services business in New York, Michigan, New Jersey, Massachusetts, Nevada, Virginia, and Florida. The lease terms for our IT solutions business facilities range from month-to-month to five years. We terminated operations in our Massachusetts facility in August 2005, and we have entered into an agreement to sublet the premises through the remainder of the lease obligation, which ends in October 2007.

Other than our Massachusetts facility, all other facilities are expected to continue to be utilized in the operation of our business.

None of these properties is unique and our properties are believed to be adequate for the present needs of our business.

Legal Proceedings

These matters have included intellectual property disputes, contract disputes, employment disputes and other matters. On or about July 19, 2006, Pangaea Education Systems, LLC filed a lawsuit against us alleging unfair competition, reverse passing off, misappropriation of trade secrets, copyright infringement and breach of contract arising out of services performed in 2003. Pangaea’s complaint did not specify the amount of damages sought, but Pangaea had demanded in excess of $2,500,000 in preliminary communications with our outside legal counsel. We contended that this demand was without factual or legal basis and that the action had no merit. On September 11, 2007 we participated in a mediation conference with Pangaea, facilitated by the Florida court system, which resulted in us entering into a settlement agreement with Pangaea to facilitate resolution of the matter. In exchange for a complete release from any further allegations, we agreed to pay Pangaea $47,500 to settle the dispute.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We provide professional IT services and sales of related products to mid-market commercial businesses, state and local government agencies, and educational institutions.

We provide a broad range of multi-disciplinary IT solutions that address the critical business needs of our clients, including information technology security, converged networking including voice over-internet-protocol, application infrastructure, and access infrastructure. Our primary operations are located in four of the top ten largest IT spending states: California, New York, Florida, and Michigan. We deliver complex infrastructure technology solutions through teams of professional consultants in close geographic proximity to our clients. Members of our technical and consulting services team have advanced certifications with leading vendor-manufacturers, including Microsoft, Cisco, McAfee and Citrix. As a professional services firm and value-added reseller of hardware and software from leading manufacturers, we help organizations assess, design, build, implement, manage and support their technology infrastructure.

We believe that our services-led approach, combined with expertise in multi-disciplinary practice areas such as IT security, converged networking, application and access infrastructure, will continue to provide the platform we need to capture an increasing share of our target markets. Our strategy allows our clients to rely on us as their primary IT vendor. Additionally, we believe that our multi-disciplinary capabilities help differentiate us from our competitors in the markets in which we compete.

We recognize revenue from sales of products and services. Services are primarily provided to the client at hourly rates that are established for each of our employees or third-party contractors based upon their skill level, experience and the type of work performed. We also provide project management and consulting work which are billed either by an agreed upon fixed fee or hourly rates, or a combination of both. The majority of our services are provided under purchase orders with commercial customers or bid contracts with government entities. See “Revenue Recognition,” below.

Costs of services consist primarily of salaries of services personnel and related expenses incurred in providing such services, and the cost of outsourced service labor. Costs of products consist of our cost of products purchased and sold to our customers. Selling, general and administrative expenses consist primarily of salaries and benefits of personnel responsible for administrative, finance, sales and marketing activities and all other corporate overhead expenses. Corporate overhead expenses include rent, telephone and internet charges, insurance premiums, accounting and legal fees, and other general administrative expenses. Selling, general and administrative costs also include a calculation of the fair value of employee stock options and other share-based payment awards calculated pursuant to SFAS No. 123R.

Results of Operations

The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear to net sales.

	Years Ended June 30,
	2007	2006	2005
Product Revenue	74%	70%	59%
Service Revenue-Information Technology	26%	26%	29%
Service Revenue-Business Process Outsourcing	0%	4%	12%
Cost of Products	85%	89%	85%
Cost of Service-Information Technology	72%	74%	76%
Cost of Service-Business Process Outsourcing	—%	79%	92%
Gross profit	18%	16%	18%
SG & A	18%	22%	25%
Depreciation and amortization	3%	3%	4%
Loss from continuing operations	(12)%	(36)%	(32)%
Gain (loss) from discontinued operations	0%	1%	2%
Net income (loss)	(12)%	(35)%	(30)%

Fiscal years ended June 30, 2007 and June 30, 2006—Continuing Operations

Revenues.   Revenues increased from approximately $80,831,000 in the fiscal year ended June 30, 2006, to approximately $94,791,000 in the fiscal year ended June 30, 2007. The $13,960,000, or 17%, increase in revenue from 2006 to 2007 was primarily attributable to an increase in product sales of approximately 25%, from $56,459,000 in fiscal 2006 to $70,348,000 in fiscal 2007, which was primarily related to increased purchases under our New York contracts and educational contracts. Our services revenue also increased slightly from $24,372,000 in fiscal 2006 to $24,443,000 in fiscal 2007, in spite of the de-emphasis of the BPO segment. There was no BPO segment revenue in fiscal year 2007 and $3,158,000 in fiscal year 2006. Service revenues generated in the eastern United States increased by $3,235,000, or 35% from $9,211,000 in fiscal year 2006 to $12,426,000 in fiscal year 2007, primarily due to increased purchases under our New York contracts. The revenue mix from product and services sales was 74% and 26%, respectively, for the 2007 fiscal year, as compared to 70% and 30%, respectively, for the 2006 fiscal year.

The following table sets forth product and service revenues for the periods presented, which have been derived from our consolidated statements of operations (in thousands):

	For the Twelve Months ended June 30,		Percentage
	2007	2006	change	Amount
REVENUES
DynTek, excluding Redrock and ITI(1)
Product	$48,395	$36,460	33%	$11,935
Service	18,346	17,742	3%	604
Total	66,741	54,202	23%	12,539
Redrock and ITI(2)
Product	21,953	19,999	10%	1,954
Service	6,097	6,630	(8)%	(533)
Total	28,050	26,629	5%	1,421

Totals	$94,791	$80,831	17%	$13,960

(1) Revenues from Redrock and ITI are excluded for comparative purposes.

(2) Represents revenues generated by Redrock following our acquisition of it on August 1, 2004 and ITI following our acquisition of it on October 1, 2004. Redrock and ITI operations were combined on February 11, 2005. Therefore, revenues are combined.

Our customers are primarily state and local government entities, educational institutions and mid-sized corporations in diversified industries. For our fiscal year ended June 30, 2007, 42% of our revenues were derived from commercial clients, compared to 58% from government agencies and educational institutions. This represents a shift in customer mix from fiscal 2006 when 51% of our customers were commercial clients and 49% of our customers were government agencies and educational institutions. The acquisition of Redrock and ITI during fiscal year 2005 reduced our dependence overall on state and local government agencies and reflected our decision to grow our commercial business. The State of New York and the City of New York, together with their agencies, accounted for approximately 21% of our total revenues in fiscal 2007, down from 25% in fiscal year 2006.

Gross profit.   Gross profit increased from $12,588,000 in fiscal 2006 to $17,281,000 in fiscal 2007, an increase of 37%. Gross margin also increased from 15.6% in fiscal 2006 to 18.2% during fiscal 2007. Product gross margins improved to 14.7% in fiscal year 2007 from 11.5% in fiscal year 2006, and service gross margins improved to 28.4% in fiscal year 2007 from 25.0% in fiscal year 2006. Service gross profit increased from $6,101,000 in fiscal year 2006 to $6,931,000 in fiscal year 2007. Product gross profit increased from $6,487,000 in fiscal 2006 to $10,350,000 in fiscal 2007. The increase in overall product gross margin is primarily the result of improved margins in commercial accounts as well as several large, higher margin product sales under contracts with certain educational institution clients, and higher vendor rebates that were received during the fiscal year ended June 30, 2007.

Selling, general and administrative expenses.   Selling, general and administrative expenses decreased from approximately $17,569,000 for the year ended June 30, 2006 to approximately $16,688,000 for the year ended June 30, 2007. As a percentage of total revenues, the aggregate selling, general and administrative expenses were 21.7% during the fiscal year ended June, 2006, as compared to 17.6% during the fiscal year ended June 30, 2007.

In the fiscal year ended June 30, 2007, selling costs decreased by approximately $211,000, from $12,426,000, or 15.4% of revenues, in the fiscal year ended June 30, 2006, to $12,215,000, or 12.9% of revenues, in the fiscal year ended June 30 2007, primarily as a result of reduced fixed selling costs on a higher revenue base. Selling costs in fiscal year 2006 included one-time severance and restructuring costs of $306,000.

In the fiscal year ended June 30, 2007, general and administrative expenses decreased by approximately $670,000, from $5,143,000, or 6.4% of revenue, in the year ended June 30, 2006, to $4,473,000, or 4.7% of revenue, in the year ended June 30, 2007, primarily as the result of reduced restructuring and reorganization costs. During fiscal year 2006, corporate general and administrative expenses included a one-time charge of $514,000 for severance costs, and additional one-time charges of $450,000 for restructuring and reorganization costs.

Depreciation and amortization expense.   Depreciation and amortization expense increased from approximately $2,651,000 in fiscal 2006 to approximately $3,262,000 for the year ended June 30, 2007. The increase is primarily due to higher amortization of customer lists from the acquisitions of TekConnect and Sensible Security Solutions that were completed during October 2006.

Interest expense.   Interest expense increased from $7,296,000 in fiscal 2006 to $8,118,000 in fiscal 2007. This increase was due primarily to non-cash related interest charges of approximately $6,397,000, which was comprised of:

(i)            aggregate interest due on the senior secured notes issued in March 2006 of approximately $794,000 that we opted to pay in kind and add to the principal balance of the notes, and aggregate interest due on the junior secured convertible promissory notes issued in March 2006, June 2006, September 2006 and April 2007, respectively, of approximately $1,080,000 that we opted to pay in kind and add to the principal balance of the notes;

(ii)           year to date non-cash interest amortization on the debt discounts of approximately $1,717,000 on the senior secured notes and approximately $686,000 on the junior secured convertible promissory notes;

(iii)          amortization of discount on those certain warrants to purchase up to 19.9% of our outstanding common stock on a fully diluted basis at the time of exercise of approximately $2,025,000;

(iv)          deferred financing costs in the aggregate of approximately $95,000 on the senior secured notes, the junior secured convertible promissory notes and the financing facility with New England Technology Finance, LLC, or NETF.

The increase also reflects an increase in the average borrowings under our financing facility with NETF.

Impairment of Goodwill.   At June 30, 2007, we performed our annual impairment tests of goodwill for each of our reporting units as required under SFAS 142. We engaged an outside valuation specialist to evaluate the value of intangibles related to the acquisitions of TekConnect and Sensible Security Solutions that we completed in October 2006, in addition to a valuation of our core IT solutions operating unit excluding these two acquisitions. As a result of these tests and the analysis performed by an outside valuation specialist, we determined that the remaining amount of goodwill was reasonably valued and that no impairment charge was required for the year ended June 30, 2007.

The following table sets forth operating expenses for the periods presented, which have been derived from our consolidated statements of operations (in thousands):

	For the Twelve Months ended June 30,
	Dollars		Percentage of Revenues
	2007	2006	2007	2006
OPERATING EXPENSES
DynTek, excluding Redrock and ITI(1)
Selling(1)	8,829	$8,197	9%	10%
General & Administrative(1)	4,327	5,085	5%	6%
Depreciation & Amortization(1)	2,837	2,266	3%	3%
Total	$15,993	$15,548	17%	19%
Redrock and ITI(2)
Selling(2)	3,386	4,229	4%	5%
General & Administrative(2)	146	58	—	—
Depreciation & Amortization(2)	425	385	—%	—
Total	$3,957	$4,672	4%	6%
Totals	$19,950	$20,220	21%	25%

(1) Expenses from Redrock and ITI are excluded for comparative purposes.

(2) Represents expenses generated by Redrock following its acquisition on August 1, 2004 and ITI following its acquisition on October 1, 2004. Redrock and ITI operations were combined on February 11, 2005. Therefore, operating expenses are now combined.

Other Income (expense).   During the year ended June 30, 2006, we recorded a net non-cash loss on the extinguishment of debt obligations in the aggregate of $13,720,000. We recorded a loss of $14,620,000 based on the difference between the fair value of the equity instruments received in connection with the execution of certain conversion and settlement agreements dated as of March 8, 2006, and the conversion price per share for the ITI notes (see Note 11), the 9% notes (see Note 10), and the bridge notes (see Note 10) wherein the note holders irrevocably cancelled their notes in exchange for shares of our common stock at a conversion rate of $0.20 per share. We recorded a net gain of approximately $900,000 in connection with settling trade debts of approximately $1,947,000. Settlement of these debts in one time cash payments amounted to approximately $725,000, effectuating a one-time gain of $1,222,000. Such gain was offset by a $322,000 loss on the extinguishment of the debt as we also entered into conversion and settlement agreements with certain trade payable creditors to convert outstanding debt balances in the aggregate of approximately $161,000 into 804,165 shares of common stock at the conversion price of $0.20 per share based on the difference between the (a) fair value of 804,165 shares of common stock issuable to such holders for the settlement of the debt and (b) the aggregate debt of $161,000 at the conversion price of $0.20 per share.

We maintain a minority interest in Tekinsight, a full-service network infrastructure and web application services company. We re-assessed the value of our investment in Tekinsight and took a one time expense of $505,000 in March 2006.

We completed the transition and sale of our BPO business on June 30, 2006 and $275,000 in proceeds were included as other income.

Net loss.   Our net loss for the year ended June 30, 2007 was $11,116,000, as compared to a net loss of $28,262,000 for the year ended June 30, 2006. The decrease in the net loss in fiscal 2007 was primarily attributable to the fact that we included a loss on extinguishment of debt of approximately $13,720,000 in fiscal year 2006, offset by a gain in fiscal year 2006 of $513,000 as a result of claims that we settled with transportation vendors under the Virginia non-emergency transportation service contracts. The decrease in our fiscal year 2007 net loss is also attributable to increased gross profit on product sales of approximately $3,863,000.

The fiscal year 2007 net loss includes depreciation and amortization expense of $3,262,000, non-cash option expense of $799,000, deferred income tax expense of $275,000, and interest expense of $8,118,000 (including a non-cash portion of $6,397,000). The fiscal year 2006 net loss includes depreciation and amortization expense of $2,651,000, non-cash option expense of $275,000, interest expense of $7,296,000 (including a non-cash portion of $5,276,000), a valuation adjustment on the investment in Tekinsight of $505,000, and a $14,620,000 loss on the extinguishment of debt obligations under the ITI notes, the 9% notes, and the bridge notes, offset by a gain on extinguishment of trade payable debt of $900,000.

Fiscal years ended June 30, 2006 and June 30, 2005—Continuing Operations

Revenues.   Revenues increased from approximately 76,559,000 in the fiscal year ended June 30, 2005, to approximately $80,831,000 in the fiscal year ended June 30, 2006. The $4,272,000, or 6%, increase was primarily attributable to an increase in product sales of 24%, from $45,490,000 in fiscal 2005 to $56,459,000 in fiscal 2006, primarily related to increased purchases under our New York contracts and educational contracts. Product sales related to our Redrock and ITI acquisitions in the Southwest Region increased by 4% for the full year 2006 compared to 2005. The increase in our product sales was offset by a 22% decrease in our services revenue, from $31,069,000 in fiscal 2005 to $24,372,000 in fiscal 2006, primarily due to the de-emphasis of the BPO segment. The BPO segment revenue declined from $6,857,000 in fiscal year 2005 to $3,158,000 in the fiscal year 2006. Service revenues for our Southwest region also decreased by $2,054,000, or 24%, from $8,684,000 in fiscal year 2005 to $6,630,000 in fiscal year 2006, primarily as a result of the under utilization of internal service resources and the subsequent restructuring and reorganization of the Southwest region to improve future performance. Services within the other regions declined approximately $1,016,000, from $15,600,000 in fiscal year 2005 to $14,584,000 in fiscal year 2006 due to lower utilization of service personnel primarily during the third quarter. The revenue mix from product and services sales was 70% and 30%, respectively, for the 2006 fiscal year, as compared to 59% and 41%, respectively, for the 2005 fiscal year.

The following table sets forth product and service revenues for the periods presented, which have been derived from our consolidated statements of operations (in thousands):

	For the Twelve Months ended June 30,		Percentage
	2006	2005	change	Amount
REVENUES
DynTek, excluding Redrock and ITI(1)
Product	$36,460	$26,313	39%	$10,147
Service	17,742	22,385	(21)%	(4,643)
Total	54,202	48,698	11%	5,504
Redrock and ITI(2)
Product	19,999	19,177	4%	822
Service	6,630	8,684	(24)%	(2,054)
Total	26,629	27,861	(4)%	(1,232)
Totals	$80,831	$76,559	6%	$4,272

(1) Revenues from Redrock, ITI are excluded for comparative purposes.

(2) Represents revenues generated by Redrock following our acquisition of it on August 1, 2004 and ITI following our acquisition of it on October 1, 2004. Redrock and ITI operations were combined on February 11, 2005. Therefore, revenues are combined.

For the year ended June 30, 2006, 51% of our revenues were derived from commercial clients, compared to 49% from government agencies and educational institutions. This represents a comparable customer mix from fiscal 2005 when 53% of our customers were commercial clients and 47% of our customers were government agencies and educational institutions. The acquisition of Redrock and ITI during fiscal year 2005 reduced our dependence overall on state and local government agencies and reflected our decision to grow our commercial business. The State of New York and the City of New York, together with their agencies, accounted for 25% of our total revenues in fiscal 2006.

Gross profit.   Gross profit decreased from $13,893,000 in fiscal 2005 to $12,588,000 in fiscal 2006, a decrease of 9%. Gross margin also decreased from 18.1% in fiscal 2005 to 15.6% during fiscal 2006. Service gross margins improved to 25.0% in fiscal year 2006 from 22.2% in fiscal year 2005. However, the decline in services revenue and the under utilization of resources caused service gross profit to decline from $6,902,000 in fiscal year 2005 to $6,101,000 in fiscal year 2006. Product gross profit declined from $6,991,000 in fiscal year 2005 to $6,487,000 in fiscal year 2006. Product gross margin declined from 15.4% in fiscal year 2005 to 11.5% in fiscal year 2006. The decrease in overall product gross margin is primarily the result of the competitive marketplace in commercial accounts as well as having consummated several large, lower margin product sales under contracts with certain state and local government clients, and fewer vendor rebates that were received during the fiscal year ended June 30, 2006.

Selling, general and administrative expenses.   Selling, general and administrative expenses decreased from approximately $18,738,000 for the year ended June 30, 2005 to approximately $17,569,000 for the year ended June 30, 2006. As a percentage of total revenues, the aggregate selling, general and administrative expenses were 24.5% during fiscal 2005 as compared to 21.7% during fiscal year 2006.

In the fiscal year ended June 30, 2006, selling costs increased by approximately $733,000, from $11,693,000, or 15.2% of revenues, in the year ended June 30, 2005 to $12,426,000, or 15.4% of revenues, in the year ended June 30 2006, primarily as a result of increased variable selling costs on a higher revenue base. The increase in selling costs during fiscal year 2006 included one-time severance and restructuring costs of $306,000 during the third quarter.

In the fiscal year ended June 30, 2006, general and administrative expenses decreased by approximately $1,902,000, from $7,045,000, or 9.2% of revenues, in the year ended June 30, 2005, to $5,143,000, or 6.4% of revenues, in the year ended June 30, 2006. During fiscal year 2006, corporate general and administrative expenses incurred a one-time charge of $514,000 for severance costs, an additional one-time restructuring and reorganization costs of $450,000, and a $71,000 expense for employee/director stock options. In fiscal year 2005, general and administrative expenses included approximately $650,000 in non-recurring severance and non-cash expenses, including $448,000 from the resignation of our former chief executive officer in June 2005 and $201,000 in non-cash expenses for options and warrants.

Depreciation and amortization expense.   Depreciation and amortization expense decreased from approximately $3,171,000 in fiscal year 2005 to approximately $2,651,000 in fiscal year 2006. The decrease is primarily due to reduced amortizations of customer lists from prior acquisitions that have now been fully amortized.

Interest expense.   Interest expense increased from $2,138,000 in fiscal 2005 to $7,296,000 in fiscal 2006. This increase was due primarily to non-cash related interest charges of approximately $5,276,000, which was comprised of:

(i)            $1,742,853 in non-cash interest charges resulting from the reduction in the conversion price of our 9% senior subordinated convertible notes originally issued in October 2004 and amended in October 2005, $168,768 in non-cash interest charges resulting from the reduction in warrant exercise prices under warrants issued to holders of our 9% notes, $49,851 in non-cash interest charges resulting from the reduction in warrant exercise price of the warrant issued to Laurus Master Fund, Ltd., or Laurus, and $95,188 in non-cash interest charges resulting from the reduction of the exercise price of our outstanding Class A publicly-traded warrants;

(ii)           year to date non-cash interest amortization on the debt discounts of $161,734 on the amended and restated secured convertible term note originally issued to Laurus in November 2004 and amended in October 2005, $426,365 on the 9% Notes, $150,000 on the conversion of certain secured promissory notes issued in October 2005 pursuant to a bridge debt financing, $374,839 on the senior secured notes issued in March 2006, and $207,143 on the junior secured convertible promissory notes issued in March 2006 and June 2006, respectively;

(iii)          the retirement of the balances on deferred financing costs of $508,940 on the 9% notes, $526,421 on the Laurus note, and $79,942 on the bridge notes, and additional deferred financing costs in the aggregate of approximately $158,000 on the bridge notes, the senior secured notes, and the junior secured convertible promissory notes;

(iv)          $112,211 of non-cash interest converted to equity due on the secured promissory notes issued in October 2005 in connection with our acquisition of ITI, $39,211 of non-cash interest converted to equity due on the 9% notes, and $109,315, of non-cash interest converted to equity due on the bridge notes.

At our option, the interest payment of $230,186 due on June 30, 2006 on the senior secured notes was paid in kind and added to the principal portion thereof. The aggregate interest payment of $136,932 due on June 30, 2006 on the junior secured convertible promissory notes was also paid in kind and added to the principal portion thereof. The increase also includes contractual interest due on promissory notes that we issued in January and October 2004, the bridge notes entered into in November 2005, and an increase in the average borrowings under our credit facility.

Impairment of Goodwill.   At June 30, 2006, we performed our annual impairment tests of goodwill for each of our reporting units as required under SFAS 142. As a result of these tests and the analysis performed by an outside valuation specialist, we determined that the remaining amount of goodwill was reasonably valued and that no impairment charge was required for the year ended June 30, 2006.

For the year ended June 30, 2005, an impairment charge of $12,897,000 was recorded. This charge was primarily in connection with our acquisition of DynCorp Management Resources, or DMR, in 2002 which was determined to be unrecoverable upon (1) receiving a definitive notice from certain of our customers that they would not renew existing contracts with us and (2) losing a key employee with significant customer relationships. These events had a material adverse impact on our ability to compete in this segment and recover our original investment. Accordingly, we recorded a goodwill impairment charge of $6,026,000 during the quarter ended December 31, 2004. We recorded an additional $6,837,000 during the quarter ended June 30, 2005 in connection with (1) our new management’s decision to limit our activities in the BPO segment to only fulfilling service obligations on our existing contracts and (2) reducing our expectation of future revenue with respect to a service contract that we have with the state of Virginia, as we believe that it is more likely than not that such contract will not be renewed.

We engaged an outside valuation specialist to evaluate the DMR goodwill at June 30, 2005. The results of the evaluation indicated that the fair value of the DMR reporting unit, using a discounted cash flow model, was approximately $6,000,000 less than its carrying value. In determining the impairment charge, we considered a variety of factors including the effects of increasing competition, the non-renewal of several major government services contracts, the closing of certain offices and changes in our business strategy, which involved curtailing our activities in the BPO segment.

The following table sets forth operating expenses for the periods presented from information derived from our consolidated statements of operations (in thousands):

	For the Twelve Months ended June 30,
	Dollars		Percentage of Revenues
	2006	2005	2006	2005
OPERATING EXPENSES
DynTek, excluding Redrock and ITI
Selling(1)	$8,197	$8,080	10%	10%
General & Administrative(1)	5,085	6,793	6%	9%
Depreciation & Amortization(1)	2,266	2,807	3%	4%
Goodwill impairment	—	12,897%		17%
Total	$15,548	$30,577	19%	40%
Redrock and ITI(2)
Selling(2)	4,229	3,613	5%	5%
General & Administrative(2)	58	252	—	—
Depreciation & Amortization(2)	385	364	—	—
Total	$4,672	$4,229	6%	5%
Totals	$20,220	$34,806	25%	45%

(1) Expenses from Redrock and ITI are excluded for comparative purposes.

(2) Represents expenses generated by Redrock following our acquisition of it on August 1, 2004 and ITI following our acquisition of it on October 1, 2004. Redrock and ITI operations were combined on February 11, 2005. Therefore, these expenses are now combined.

Other Income (expense).   During the year ended June 30, 2006, we recorded a net non-cash loss on the extinguishment of debt obligations in the aggregate of $13,720,000. We recorded a loss of $14,620,000 based on the difference between the fair value of the equity instruments received in connection with the execution of certain conversion and settlement agreements dated as of March 8, 2006, and the conversion price per share for the ITI notes (see Note 11), the 9% notes (see Note 10), and the bridge notes (see Note 10) wherein the note holders irrevocably cancelled their notes in exchange for shares of our common stock at a conversion rate of $0.20 per share.

 During the year ended June 30, 2006, we recorded a net gain of approximately $900,000 in connection with settling trade debts of approximately $1,947,000. Settlement of these debts in one time cash payments amounted to approximately $725,000, effectuating a one-time gain of $1,222,000. Such gain was offset by a $322,000 loss on the extinguishment of the debt as we also entered into conversion and settlement agreements with certain trade payable creditors to convert outstanding debt balances in the aggregate of approximately $161,000 into 804,165 shares of common stock at the conversion price of $0.20 per share based on the difference between the (a) fair value of 804,165 shares of common stock issuable to such holders for the settlement of the debt and (b) the aggregate debt of $161,000 at the conversion price of $0.20 per share.

We maintain a minority interest in Tekinsight, a full-service network infrastructure and web application services company. We assessed the value for the investment in Tekinsight and took a one-time expense of $505,000 in March 2006.

We also completed the sale of our investment in Private Label Cosmetics for a one time gain of $75,000 during the fourth quarter of fiscal year 2006.

We realized a gain on the sale of these securities in the amount of $54,000 and approximately $58,000 in interest income during the year ended June 30, 2006.

We completed the transition and sale of our BPO business on June 30, 2006 and $275,000 in proceeds were included as other income.

Net loss.   Our net loss for the year ended June 30, 2006 was $28,262,000, as compared to a net loss of $22,591,000 for the year ended June 30, 2005. The increase in net loss in fiscal year 2006 was primarily attributable to the fact that we included a loss on extinguishment of debt of approximately $13,720,000 in fiscal year 2006, which was offset by a gain from discontinued operations of $513,000. The net loss for fiscal year 2005 included a goodwill impairment charge of $12,897,000, offset by a gain in fiscal year 2005 of $1,846,000 primarily attributable to claims that we settled with transportation vendors under the Virginia non-emergency transportation service contracts.

The fiscal year 2006 net loss includes depreciation and amortization expense of $2,651,000, non-cash option expense of $275,000, interest expense of $7,296,000 (including a non-cash portion of $5,276,000), a valuation adjustment on the investment in Tekinsight of $505,000, and a $14,620,000 loss on the extinguishment of debt obligations under the ITI notes, the 9% notes, and the bridge notes, offset by a gain on extinguishment of trade payable debt of $900,000. The fiscal 2005 net loss includes depreciation and amortization expense of $3,171,000, interest expense of $2,138,000 (including a non-cash portion of approximately $899,000) and other non-operating expenses (net) of $1,141,000, which included a write down of an investment in preferred stock of $1,104,000.

Liquidity and Capital Resources

As of June 30, 2007, we had cash, cash equivalents and marketable securities of $2,441,000. We have not yet achieved profitability, and anticipate that we will continue to incur losses in the foreseeable future.

We measure liquidity in a number of ways, as summarized in the following table:

	As of June 30, 2007	As of June 30, 2006
	(Dollars in thousands)
Cash and cash equivalents	$2,441	$1,190
Working capital	$4,134	$43
Current ratio	1.65:1	1.01:1

Cash and cash equivalents generally consist of cash and money market funds. We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows. At June 30, 2007, we had positive working capital of approximately $4,134,000, compared to positive working capital of approximately $43,000 at June 30, 2006.

We incurred a net loss for the year ended June 30, 2007 of $11,116,000, as compared to a net loss of $28,262,000 for the year ended June 30, 2006. The net loss in fiscal 2007 did not include a loss on extinguishment of debt compared to a loss of $13,720,000 for the prior fiscal year. The net loss for fiscal 2007 also did not include a gain from discontinued operations compared to a gain in fiscal year 2006 of $513,000 primarily attributable to claims that we settled with transportation vendors under the Virginia non-emergency transportation service contracts. The fiscal year 2007 net loss includes depreciation and amortization expense of $3,262,000, non-cash option expense of $799,000, deferred income tax expense of $275,000, and interest expense of $8,118,000

(including a non-cash portion of $6,397,000).

In October 2005, we raised gross proceeds of $2,500,000, upon issuance of bridge notes to certain investors. The proceeds were used to pay acquisition debt and for working capital. Interest on unpaid principal under the bridge notes was 12% per annum through March 1, 2006, 14% from March 1, 2006 to April 1, 2006. In March of 2006, we entered into a conversion and settlement agreement with the holders of the bridge notes to convert the $2,609,315 in aggregate principal and accrued interest thereunder into shares of our common stock at a conversion price of $0.20 per share. The conversion was effective and the debt obligation cancelled in June 2006 following the effective date of our 1 for 10 reverse stock split.

In July 2005, we began making principal payments of approximately $146,000 per month on our 9% notes due to certain investors. In October 2005, we amended a majority of 9% notes to defer all payments of principal due under such 9% notes until January 2007. In connection with such amendment, we reduced the conversion price of such notes from $6.50 to $2.20, and issued the 9% noteholders warrants to purchase shares of our common stock at $2.20 per share. In March 2006, we entered into conversion and settlement agreements with the holders of the 9% notes to convert $2,665,112 in aggregate principle and accrued interest into shares of our common stock at a conversion price of $0.20 per share. These agreements effected a complete settlement of the debt outstanding under the 9% notes and the shares were issued in June 2006 following the effective date of our 1 for 10 reverse stock split.

In October 2005, we amended the Laurus note, and deferred principal payments under the Laurus note from December 2005 until March 2006 in return for a reduction in the exercise price of warrants issued in connection with issuance of the Laurus note from $6.50 per share to $2.50 per share. This transaction deferred aggregate payments of $831,249 in cash otherwise due and payable prior to March 2006. We incurred a non-cash interest expense of $49,851 in connection with the reduction in the exercise price of the warrants. In March 2006, the remaining principal balance of $6,649,999 along with accrued interest of $102,198 was paid in full and the Laurus note was cancelled.

In August 2005, we terminated our credit facility agreement with an agency of Textron Financial Corporation, or Textron. The Textron facility provided a full notification factoring facility for up to $7,000,000 of working capital. Eligible accounts receivable expected to be collected within 90 days were purchased with recourse, with a holdback amount of 15%. Interest was charged on the outstanding balance at the prime rate plus 2.0% (8.25% at June 30, 2005). Additionally, a 0.15% discount fee was charged at the time of purchase. In August 2005, we terminated this agreement, and paid the entire balance then outstanding of approximately $4,800,000.

On August 8, 2005, we entered into a series of related agreements with NETF, an affiliate of Global Technology Finance, which is a provider of structured financing solutions to technology companies that operates in partnership with Credit Suisse First Boston, CIT Group, Inc. and others, that together provided a new working capital credit facility.

The facility is comprised of two primary components: (1) an asset purchase and liability assumption agreement, or APLA, under which NETF agreed to finance certain of our qualified product purchases under an arrangement that provides for us to sell accounts receivable (resulting from the sale of such products to our customers) and for NETF to assume the liability for payment to product vendors; and (2) an asset purchase agreement, or APA, under which NETF purchased $7,500,000 of our qualified accounts receivables (services and products). The proceeds we received under the APA were used to repay in full the $4,800,000 balance on our credit line with Textron, for acquisition debt, and general corporate purposes. In addition to the accounts receivable purchased on August 8, 2005, NETF may purchase up to 80% of our additional qualified accounts receivable in the future on the same terms.

We believe that the NETF APLA facility has enabled us to more effectively manage our liquidity. The facility is structured to provide us with the flexibility of matching the timing of cash outflows for product purchases to cash amounts that we collect from our customers. The financing fee under the facility is calculated on a monthly basis depending on our gross margin on such products, and days sales outstanding, which fee we anticipate will be less than prior fees charged under our prior financing arrangement with Textron. We may also use the APA facility as a general financing arrangement for certain product and services receivables.

During fiscal year 2006, we took certain steps to conserve our capital resources, including the transition and sale of our BPO segment, and announcing during the first quarter of fiscal year 2006 a projected annualized reduction of our general and administrative expenses by approximately $1,600,000 from the year ended June 30, 2005. In March 2006, the company announced another $800,000 in projected annualized savings from cost reduction measures in selling and general and administrative expenses. Total general and administrative expenses for the year ended June 30, 2005 were approximately $7,045,000, inclusive of one-time restructuring costs of $850,000. For the twelve-month period ended June 30, 2006, general and administrative expenses were $5,143,000 inclusive of one time restructuring and re-organization costs of $964,000. Thus, we believe that we met our projected reduction target.

On March 8, 2006, we entered into a securities purchase agreement with certain accredited investors, pursuant to which we raised approximately $683,226 in net proceeds through the initial closing of a private placement of an aggregate of 3,795,700 shares of common stock at a purchase price of $0.20 per share and warrants to purchase 759,140 shares of common stock. On May 15, 2006, we effected a second and final closing of this private placement and raised $1,145,904 in gross proceeds from the sale of 5,729,520 shares of common stock at $0.20 per share and issued warrants to purchase 1,145,904 shares of common stock at an exercise price of $0.20 per share. At the second closing, Network 1 was paid a fee of $114,590 and issued a warrant to purchase 1,145,904 shares of common stock at an exercise price of $0.20 per share.

On March 8, 2006, we entered into a note purchase agreement with SACC Partners, L.P. and Lloyd I. Miller, III, or the Senior Lenders, pursuant to which we issued them senior secured notes in the aggregate principal amount of $6.7 million. The interest rate for the senior secured notes is 8% per annum if paid in cash, or 11% per annum if paid in kind, which is at our election for the first three years. Principal will be amortized over three years and payable in monthly installments beginning March 31, 2009, with the balance payable on the maturity date of March 1, 2010, and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose payment in kind option, in which case interest will be added to the principal amount of the senior secured notes during the period that we continue such election. As a condition to the purchase of senior secured notes, we issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the senior secured notes, to purchase 19.9% of our outstanding common stock on a fully diluted basis at the time of exercise, exercisable at $0.001 per share of common stock, until December 31, 2016. Proceeds from the sale of the senior secured notes were used to pay indebtedness outstanding under the Laurus notes.

On March 8, 2006, under the note purchase agreement described immediately above, we also issued a junior secured convertible note to Trust A 4—Lloyd I. Miller, or the Junior Lender, in the aggregate principal amount of $3.0 million. On June 15, 2006, we amended the note purchase agreement to provide that upon the request of Mr. Miller or an affiliate of Mr. Miller, and upon our consent, we shall issue up to an additional aggregate initial principal amount of $3.0 million, on the same terms and conditions as provided for in the first junior secured convertible note. On June 15, 2006, we issued an additional junior secured convertible promissory note to the Junior Lender in the initial principal amount of $1.0 million, on the same terms and conditions as the first junior secured convertible note. On September 26, 2006, we issued a third junior secured convertible note to the Junior Lender in the aggregate principal amount of $3.0 million with substantially identical terms to the first and second junior secured convertible notes. The interest rate for each of the junior secured convertible notes is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election for the first three years. Each of the first three junior secured convertible notes were convertible into shares of or common stock at any time at the election of the holder at an initial conversion price of $0.20 per share of common stock, or 35,000,000 shares of common stock assuming no principal added for interest paid in kind.

On September 15, 2006, we entered into an asset purchase agreement with TekConnect, Inc pursuant to Section 363 of the United States Bankruptcy Code, for substantially all of its assets. In consideration for the purchased assets, we agreed to pay the seller at closing a cash payment of $400,000.

On October 27, 2006, our wholly-owned subsidiary DynTek Canada, Inc., entered into an asset purchase agreement with Sensible Security Solutions and Paul Saucier whereby it agreed to purchase substantially all of the assets of Sensible Security Solutions. In consideration for the purchased assets, we agreed to pay Sensible Security Solutions at closing a cash payment of $1.1 million and 1,485,148 shares of our common stock, based upon a per share value of $0.202.

On April 13, 2007, we entered into a junior secured convertible note purchase agreement with the Junior Lender pursuant to which we issued a fourth junior secured convertible promissory note in the initial aggregate principal amount of $5.0 million. The interest rate for the note is 9% per annum if paid in cash, or 13% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of April 13, 2012, and interest will be payable quarterly in arrears beginning June 30, 2007, unless we choose the payment in kind option, in which case interest will be added to the principal amount of the $5.0 million note during the period that we continue such election. The fourth junior secured convertible note may be converted into shares of our common stock any time at the election of the holder at an initial conversion price of $0.175 per share of common stock, subject to certain adjustments set forth therein. Proceeds from the issuance of the fourth junior secured convertible note are being used to finance current operations, fund potential acquisitions and for general corporate purposes.

As a result of the issuance of the fourth junior secured convertible note, the conversion price of each of the other junior secured convertible promissory notes issued to the Junior Lender on March 8, June 15 and September 26, 2006, respectively, has been reduced from $0.20 to $0.175 in accordance with the antidilution provisions contained therein. As of June 30, 2007, the aggregate number of shares into which the four junior secured convertible notes could be converted was 75,522,616, which includes shares issuable upon the conversion of interest paid in kind through June 30, 2007. The conversion price adjustment in the junior secured convertible notes also had the effect of increasing the number of shares issuable to the holders of those certain 19.9% warrants by 1,385,072 shares upon exercise.

At any time until the fourth junior secured convertible note has been repaid in full, we may, at our sole option, redeem a portion or the entire amount of the outstanding principal amount of such note, from time to time, plus any and all accrued but unpaid interest on such principal amount, through the date of repayment, which amount we refer to as the redemption amount, by paying to the holder thereof: (i) 113% of the redemption amount if the date of repayment occurs any time prior to or on April 13, 2008; (ii) 109.75% of the redemption amount if the date of repayment occurs any time after April 13, 2008 but prior to or on April 13, 2009; (iii) 106.50% of the redemption amount if the date of repayment occurs any time after April 13, 2009 but prior to or on April 13, 2010; (iv) 103.25% of the redemption amount if the date of repayment occurs any time after April 13, 2010 but prior to or on April 13, 2011; and (v) 100.00% of the redemption amount if the date of repayment occurs any time after April 13, 2011 but prior to or on April 13, 2012.

Slow collections have caused us to incur higher fees under our accounts receivable and product financing arrangements with NETF. As a result of our acquisition of TekConnect, we assumed approximately $540,000 of pre-existing service obligations which have resulted in additional increased costs. Although we use our facility with NETF to better manage the timing differences in our operating cash flows, some accounts receivable due from customers under our recently acquired Canadian business are ineligible for transfer. These circumstances have caused us to experience additional constraints on liquidity, which are likely to continue until such time as TekConnect and Sensible Security Solutions are fully integrated.

Although we have made substantial efforts to accelerate collections under our company-wide operations, slow collection cycles, ongoing timing differences and efforts to integrate acquired businesses could cause us to seek additional outside financing. Although we believe that we have sufficient capital resources to sustain our business through July 1, 2008, there can be no assurance that unforeseen circumstances will not have a material affect on our operations. These circumstances could require us to take a variety of measures to conserve and/or improve liquidity, including curtailing operations, cutting costs, and seeking additional outside financing. We have not secured any commitments for new financing at this time nor can we provide assurance that any new financing will become available to us on acceptable terms, if at all.

We believe that our strategy of streamlining the business around our core competency of providing IT solutions is enabling us to operate under a more efficient cost structure than we had in the past. We are also not required to make principal payments under any of our note obligations until June 2009 and our accounts receivable and product financing arrangement with NETF is providing us with timely working capital resources.

In the future, we may continue to expand the scope of our product and services offerings by pursuing acquisition candidates with complementary technologies, services or products. Should we commence such acquisitions, we believe that we would finance the transactions with a combination of our working capital, the issuance of additional equity securities, or the issuance of additional debt instruments. There can be no assurance, however, that we will be successful in identifying appropriate acquisition candidates or that, if appropriate candidates are identified, that we will be successful in obtaining the necessary financing to complete the acquisitions.

In the event of any additional financing, any equity financing would likely result in dilution to our existing stockholders and any debt financing may include restrictive covenants.

Contractual Obligations

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Contractual Obligations
Non-Convertible Debt Obligations	$7,725	—	$7,725	—
Convertible Debt Obligations	13,216	—	—	$13,216	—
Acquisition Debt	—	—	—	—	—
Operating Lease Obligations	1,960	$845	926	189	—
Total	$22,901	$845	$8,651	$13,405	—

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition, impairment of goodwill, and accounting for discontinued operations.

Revenue Recognition.   We apply the revenue recognition principles set forth under AICPA Statement of Position (“SOP”) 97 2 and the SEC’s Staff Accounting Bulletin (“SAB”) 104 with respect to all of our revenue. We adhere strictly to the criteria set forth in paragraph .08 of SOP 97 2 and outlined in SAB 104 which provides for revenue to be recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor’s fee is fixed or determinable, and (iv) collectability is probable. A summary of our revenue recognition policies, as they relate to our specific revenue streams, is as follows:

Computer Hardware Product Revenues

We require our hardware product sales to be supported by a written contract or other evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any.

Since our hardware sales are supported by a contract or other document that clearly indicates the terms of the transaction, and our selling price is fixed at the time the sale is consummated, we record revenue on these sales at the time in which we receive a confirmation that the goods were tendered at their destination when shipped “FOB destination,” or upon confirmation that shipment has occurred when shipped “FOB shipping point.”

Software Product Revenues

We make substantially all of our software product sales as a reseller of licenses, which may include a post contract customer support arrangement and access to product and upgrades, and enhancements that are provided exclusively by the manufacturer following delivery and the customer’s acceptance of the software product. We do not presently sell any software that we develop internally. Any responsibility for technical support and access to upgrades and enhancements to these software products are solely the responsibility of the software manufacturer, which arrangement is known to the customer at the time the sale is consummated. With respect to delivery, we require that the customer has received transfer of the software or, at a minimum, an authorization code, or key, to permit access to the product. If a software license is delivered to the customer, but the license term has not begun, we do not record the revenue prior to inception of the license term.

We require our software product sales to be supported by a written contract or other evidence of a sale transaction, which generally consists of a customer purchase order or on-line authorization. These forms of evidence clearly indicate the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any. The selling prices of these products are fixed at the time the sale is consummated.

For product sales, we apply the factors discussed in Emerging Issues Task Force (“EITF”) 99 19 “Reporting Revenue Gross as a Principal versus Net as an Agent” in determining whether to recognize product revenues on a gross or net basis. In a substantial majority of our transactions, we (i) act as principal; (ii) take title to the products; and (iii) have the risks and rewards of ownership, including the risk of loss for collection, delivery or returns. For these transactions, we recognize revenues based on the gross amounts billed to our customers. In certain circumstances, based on an analysis of the factors set forth in EITF 99 19, we have determined that we were acting as an agent, and therefore recognize revenues on a net basis.

IT Services Revenue

We generally bill our customers for professional IT services based on hours of time that we spend on any given assignment at our hourly billing rates. As it relates to delivery of these services, we recognize revenue under these arrangements as the work is completed and the customer has indicated their acceptance of our services by approving a work order milestone or completion order. For certain engagements, we enter fixed bid contracts, and we recognize revenue as phases of the project are completed and accepted by our client. For our seat management services, we enter unit-price contracts (e.g., price per user for seat management), and we recognize revenue based on number of units multiplied by the agreed-upon contract unit price per month.

BPO Services Revenue

For our BPO services, which primarily included our child support service contracts in the states of Kansas and Nebraska, we provided services under a fixed price (flat monthly fee) contract, and recognized revenue as the services are provided and billed. In the state of North Carolina, we had one contract subject to revenue-sharing related to child support services. Under that contract, a fee from amounts collected was shared with the county on a percentage basis, and revenue was recognized monthly in arrears as a percentage of the total amount of collections received.

Collectability of Receivables.   A considerable amount of judgment is required to assess the ultimate realization of receivables, including assessing the probability of collection and the current credit worthiness of our clients. Probability of collection is based upon the assessment of the client’s financial condition through the review of its current financial statements or credit reports.

Goodwill.   SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. We have recorded goodwill in connection with the company’s acquisitions, most recently for the acquisition of Sensible Security Solutions in October 2006, in the amount of $434,000. In these instances, goodwill was determined by comparing the purchase price and related transaction costs with the fair value of the net tangible assets and liabilities acquired.

Convertible Notes.   We account for conversion options embedded in convertible notes in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00 19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a company’s Own Stock” (“EITF 00 19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00 19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF 05 2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00 19. The company accounts for convertible notes (deemed conventional) in accordance with the provisions of EITF 98 5 “Accounting for Convertible Securities with Beneficial Conversion Features,” (“EITF 98 5”), EITF 00 27 “Application of EITF 98 5 to Certain Convertible Instruments.” Accordingly, the company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption.

Foreign Currency.   The consolidated financial statements are presented in United States dollars in accordance with SFAS No. 52, “Foreign Currency Translation”. The functional currency of DynTek Canada, Inc., our wholly-owned Canadian Subsidiary is the Canadian dollar. Foreign denominated monetary assets are translated to United States dollars using foreign exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to accumulated other comprehensive income.

Recent Accounting Standards

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accountings Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 150.” SFAS No. 155 (a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies that certain instruments are not subject to the requirements of SFAS 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that may contain an embedded derivative requiring bifurcation, (d) clarifies what may be an embedded derivative for certain concentrations of credit risk and (e) amends SFAS 140 to eliminate certain prohibitions related to derivatives on a qualifying special-purpose entity. SFAS 155 is applicable to new or modified financial instruments in fiscal years beginning after September 15, 2006, though the provisions related to fair value accounting for hybrid financial instruments can also be applied to existing instruments. Early adoption, as of the beginning of an entity’s fiscal year, is also permitted, provided interim financial statements have not yet been issued. We will apply the provisions of this statement prospectively to new instruments.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (SFAS No. 156). SFAS No. 156 amends SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. SFAS No. 156 is effective for the first fiscal year beginning after September 15, 2006. We are evaluating the potential impact, if any, that the adoption of SFAS 156 will have on our consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. We have not yet completed our analysis of the impact this Interpretation will have on our financial condition, results of operations, cash flows or disclosures.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, or SFAS No. 159. SFAS No. 159 expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We have not decided if we will early adopt SFAS No. 159 or if we will choose to measure any eligible financial assets and liabilities at fair value.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Quantitative and Qualitative Disclosures about Market Risk

Market risk associated with adverse changes in financial and commodity market prices and rates could impact our financial position, operating results or cash flows. This exposure is related to our normal operating and funding activities. We do not typically invest more than a nominal amount in securities that are subject to interest rate risk, foreign currency exchange risk, commodity price risk or similar types of market risk. Accordingly, a hypothetical 100 basis point adverse move in interest rates would not materially affect the fair market value of our financial investments or our overall financial condition. As of June 30, 2007, we have not used derivative instruments or engaged in hedging activities and are not subject to the types of market risks generally associated with such investments.

In August 2005, we entered into a working capital credit facility with NETF. Pursuant to the credit facility, NETF finances certain qualified product purchases by us and we assign our accounts receivable resulting from the sale of such products to our customers and NETF assumes liability for payment to product vendors. As consideration for the product financing, we pay NETF a financing and servicing fee calculated on a monthly basis depending on several factors including our gross profit margin, the number of days sales are outstanding and the LIBOR rate. In particular, the financing component of the fee is an amount equal to the then existing LIBOR rate plus 4% annum on advances made at the time of the transfer. Other than the credit facility with NETF, we do not have any variable rate debt instruments outstanding and we are not exposed to market risk due to changes in interest rates such as the prime rate and LIBOR.

Historically, the vast majority of our operations were conducted solely in the United States. Accordingly, our financial position was not materially affected by foreign exchange rate transactions. Our acquisition of Sensible Security Solutions in October of 2006 significantly increased our presence in the Canadian market and exposes us to greater risk from foreign currency rate fluctuations. However, we do not expect that the exposure to foreign exchange transactions will have a material impact on our consolidated financial statements.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive officers and directors

Our executive officers and directors and their respective ages as of September 30, 2007 are as set forth below:

Name	Age	Position(s) with DynTek, Inc.
Casper Zublin, Jr.	45	Chief Executive Officer and Director
David W. Berry	50	Chief Financial Officer
J. Michael Gullard (1)(2)	62	Director
Alan B. Howe (1)(2)	46	Director
Wade Stevenson	44	Regional Vice President of MidWest region and corporate Vice President of Business Development

(1) Member of audit committee.

(2) Member of compensation committee.

Casper Zublin, Jr. Mr. Zublin was appointed Chief Executive Officer in May 2005 and was appointed to the Board of Directors in October 2005. He joined DynTek in October 2004 as Chief Operating Officer. Previously, he served as President and CEO of Integration Technologies, Inc., which was acquired by DynTek in October 2004. From 1998 to 2000, he was President and CEO of AnySite Technologies, a business intelligence software development company, which was acquired first by Thompson Associates in April 2000, and later acquired by MapInfo Corporation in 2002. From April 2000 to March 2002, he served as President of AnySite and Executive Vice President of Thompson Associates, Inc. Mr. Zublin previously served as President of Staffing, Inc., a national staffing services firm. In senior leadership roles for several high-growth technology companies, Mr. Zublin has been a four-time winner of the Inc. 500 award, which recognizes America’s fastest-growing private companies. He is the Chairman of Talk About Curing Autism. He earned a B.A from Principia College, and an M.B.A. from the University of Chicago.

David W. Berry. Mr. Berry was appointed Chief Financial Officer and Secretary in June of 2007. Prior to joining the Company, Mr. Berry served from April 2003 to 2007 as President and from November 2001 as VP, Financial Controller of Irvin Aerospace Inc., a business unit of Airborne Systems Group Ltd., the leading parachute company in the world. From 1999 to 2001, he served as Director of Planning and Budgeting for J.F. Shea Co., Inc., a $2 billion family of real estate development companies. From 1996 to 1999, Mr. Berry served as Controller and Director of Finance of Tolo Incorporated, an aerospace manufacturing division of the BF Goodrich Company. From 1988 to 1996, he served as Director of Business Planning and Analysis and held several financial management positions for AST Research, Inc., a $2.5 billion manufacturer of personal computer products, which was acquired by Samsung in 1995. From 1982 to 1987, he held staff and supervisory positions with Arthur Young & Co., a leading international certified public accounting firm. Mr. Berry holds a B.S. in Business Administration with an emphasis in accounting from the California State Polytechnic University.

J. Michael Gullard. Mr. Gullard has been a director since June 2005 and was appointed Chairman of the Board of Directors in October 2005. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies since 1984. He currently serves as a director of JDA Software, Inc., Celeritek, Inc., and Alliance Semiconductor Corporation, each publicly-held companies, and as the Chairman of Mainsoft, Inc., a privately-held company. From 1992 to 2004, he served as Chairman of NetSolve, Incorporated, a publicly-held corporation that provides IT infrastructure management services on an outsourced basis. From 1996 to 2004, Mr. Gullard also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a publicly-held corporation that specializes in change management software tools. Previously, Mr. Gullard held a variety of senior financial and operational management positions at Intel Corporation. Mr. Gullard holds a B.A. degree in Economics from Stanford University, and an M.B.A. from Stanford’s Graduate School of Business.

Alan B. Howe. Mr. Howe was elected to the Board of Directors in March 2006. Mr. Howe has extensive operational expertise combined with corporate finance and business development experience. Since May 2005, he has served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc. From 2001 to 2005, Mr. Howe was a principal at Broadband Initiatives, LLC, a boutique consulting and advisory firm. Previously, Mr. Howe was Chief Financial Officer and Vice President of Corporate Development of Teletrac, Inc. for six years from 1995 to 2001, raising approximately $200 million in public high yield debt, private equity and bank financing. Mr. Howe joined Teletrac from Sprint, where he was Director of Corporate Development from 1994 to 1995 and one of the initial team members that helped start Sprint PCS. Mr. Howe is a member of the Board of Directors of Alliance Semiconductor Corporation, and Crossroads Systems, Inc. Mr. Howe holds a B.A. in business administration from the University of Illinois and an M.B.A. from the Indiana University Kelley Graduate School of Business with a specialty in finance. Mr. Howe is the designated representative of Mr. Lloyd I. Miller, III.

Wade Stevenson. Mr. Stevenson was appointed Vice President of Finance in July 2007, and previously served as Regional Vice President of our MidWest region and corporate Vice President of Business Development from November 2004 until July 2007. He has served as an officer of DynTek since February 2001, and served as Director of Finance for Data Systems Network Corporation, which merged with DynTek in 2000, since 1998. From 1989 to 1998, Mr. Stevenson served as Regional Vice President of Finance and held several financial management positions for Waste Management, Inc., a Fortune 500 company. Mr. Stevenson is a Certified Public Accountant in the state of Michigan. He earned a B.S. degree in accounting from the University of North Carolina.

Director Independence

Our Board of Directors is comprised of a majority of independent directors.  The Board of Directors has determined that each of Messrs. Gullard and Howe are independent directors, as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.  Although we are not currently subject to the Nasdaq listing standards, the Board applies such standards with respect to the structure of the Board and its committees, provided that our Audit Committee is comprised of only two members, both of whom are independent, and provided further that we do not have a standing nominating committee.

Family Relationships

There are no family relationships among any of our directors or executive officers. We currently have two vacancies on our Board of Directors resulting from the resignations of Robert I. Webber and Marshall Toplansky in March 2006.

Code of Ethics

Our Board of Directors adopted our Code of Business Ethics on March 3, 2004. The Code of Business Ethics applies to all of our employees, including our principal executive officer and principal financial and accounting officer. A copy of the Code of Business Ethics is available on our website free of charge at www.dyntek.com.

Compensation of Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the demands that have been placed and will continue to be placed on the directors, the relatively small number of current directors and the skill-level required by our directors. In addition, as with our executive officers, compensation decisions for directors are made in the context of our focus on controlling costs and returning DynTek to profitability.

Based on these compensation principles, on June 13, 2006, our Board of Directors approved significant revisions to the amount and elements of compensation that we pay to our non-employee directors. Accordingly, effective as of July 1, 2007, each of our non-employee directors receive an annual retainer of $20,000 paid in cash plus an annual common stock grant for the number of shares equal to $20,000 divided by the then-current market price of our common stock. On the date of grant, the price of our common stock was $0.17, which resulted in an issuance of 117,647 shares to each of our non-employee directors. Our Chairman, Mr. Gullard, is entitled to receive an additional annual cash retainer of $65,000 due to the requirement to devote a significant amount of time to fulfilling his obligations to DynTek. Other than reimbursement for reasonable expenses and as otherwise set forth above, no additional fees are paid to our non-employee directors.

In addition to the cash and stock retainers, effective as of July 1, 2007, each of our non-employee directors received an option grant to purchase 1,000,000 shares of our common stock. Mr. Gullard received an additional option to purchase 100,000 shares of our common stock to compensate him for his role as our Chairman. The exercise price of each of the options granted to our non-employee directors was equal to the fair market value of our common stock on the date of grant.

Our Board of Directors has determined that it is appropriate to reevaluate director compensation decisions every six (6) months to ensure that it is commensurate with the required level of director activity, the number of non-employee directors sitting on our Board of Directors, and such other factors as the Board of Director’s deems relevant at the time.

Director Compensation Paid for the 2007 Fiscal Year

Our directors received the following compensation in fiscal 2007 for the service on the Board of Directors and its Committees:

Name (a)	Fees Earned or Paid in Cash ($ ) (b)	Stock Awards ($ ) (c)	Option Awards ($ )(2) (d)	Non-Equity Incentive Plan Compensation ($ )(3) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($ )(4) (f)	All Other Compensation ($ ) (g)	Total ($ )(h)

Casper W. Zublin, Jr.(1) Director and Chief Executive Officer	—	—	—	—	—	—	—
J. Michael Gullard Chairman of the Board	$85,000	$20,000	$150,700	—	—	—	$255,700
Alan B. Howe Director	$20,000	$20,000	$137,000	—	—	—	$177,000

(1)  Casper W. Zublin, Jr., our Chief Executive Officer, is our only employee director and does not receive any additional compensation for his services as a director. The compensation received by Mr. Zublin as our Chief Executive Officer is shown in the Summary Compensation Table of this Proxy Statement.

(2)  The values in this column reflect the dollar amounts recognized for financial statement reporting purposes for each of our non-employee directors for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), and thus include amounts from awards granted in 2007 and prior years. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the fiscal year ended June 30, 2007 included in our Annual Report on Form 10-K filed with the SEC on October 12, 2007. Other than the options represented in this column, our non-employee directors do not own any options to purchase shares of our common stock.

(3)  We do not currently sponsor any formal non-equity incentive based compensation plans on behalf of our directors or management personnel.

(4)  We do not currently sponsor any pension plans on behalf of our directors or management personnel.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Compensation Overview

Compensation for our executive officers and key employees is designed to attract and retain people who share our vision and values and who can execute to achieve our strategic goals. We have a very knowledgeable employee base and the executive talent that we have sought over the past several years is capable of leveraging the skills of our employees and our unique assets to increase stockholder value. However, our current focus on controlling costs and effecting a turnaround of our financial condition is also an important factor which affects our compensation decisions. In short, our goal is to balance our current overall financial goals and circumstances against the need to attract and retain the most capable and qualified people available in the markets where we compete.

Compensation Philosophy and Objectives

DynTek’s overall executive compensation philosophy is based on a series of guiding principles derived from our values, business strategy, and management requirements. These principles are summarized as follows:

•           Provide competitive levels of total compensation which will enable us to attract and retain the best possible executive talent within our industry while also considering our current goals of controlling costs and effecting a turnaround of our financial condition;

•           Motivate executive officers to achieve optimum individual performance;

•           Align the financial interest of our executive officers and stockholders through equity-based plans;

•           Build and maintain a leadership team that is capable of successfully operating and growing an increasingly complex business in a rapidly changing industry;

•           Provide a compensation program that recognizes individual contributions as well as our overall business results; and

•           Ensure that executive compensation-related disclosures are made to the public on a timely basis.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors, comprised of two (2) independent directors, oversees our executive compensation programs. The key elements of these programs are base salary, quarterly and annual incentive, and equity participation. Our Chief Executive Officer’s total compensation is approved by the Compensation Committee of the Board of Directors. The compensation of all other executive officers is recommended by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee met five (5) times during fiscal 2007.

The specific responsibilities of the Compensation Committee are set forth in our Amended and Restated Compensation Committee Charter, which was reviewed and approved by our Board of Directors on October 19, 2007. The charter can be found on our website at www.dyntek.com.

The key responsibilities of the Compensation Committee include:

•           Reviewing and establishing compensation and benefits practices and policies to ensure that they provide appropriate motivation for corporate performance and increased stockholder value;

•           Overseeing the administration of our 2005 Omnibus Incentive Compensation Plan and 2006 Nonqualified Stock Option Plan;

•           Reviewing and approving compensation for our Chief Executive Officer and other executive officers, including base salary, annual incentives, equity-based awards, severance arrangements and change in control arrangements;

•           Reviewing and approving the financial targets for our performance-based incentive programs, and, with input from our Chief Executive Officer, approving payouts under these plans; and

•           Preparing a report on compensation as required by the SEC for inclusion in our annual proxy statement, and reviewing the disclosure set forth herein.

Role of Management in the Compensation Determination Process

While we do not have any specific policies that would prevent members of our management team from participating in the executive compensation decision-making process, with the exception of our Chief Executive Officer, management has historically played a limited role in the compensation determination process. Our Chief Executive Officer prepares annual reviews for the other executive officers and makes compensation recommendations to the Compensation Committee. At the request of the Compensation Committee, our Chief Executive Officer may occasionally make proposals to the Compensation Committee regarding incentive targets, incentive plan structure and other compensation related matters. However, our Chief Executive Officer and other management personnel typically do not attend Compensation Committee meetings.

Role of Compensation Consultant

The Compensation Committee has considered the use of a compensation consultant in the development of our executive compensation programs. However, the Compensation Committee has decided not to utilize the services of such a consultant after determining that a compensation consultant would provide insufficient value given our current financial condition and desire to significantly reduce costs while we pursue our financial turnaround. The Compensation Committee plans to revisit this topic at appropriate intervals in the future as our circumstances change.

Total Compensation for Executive Officers

The compensation packages offered to our executive officers are comprised of one or more of the following elements:

•           Base salary;

•           Quarterly and annual bonus incentives; and

•           Long-term equity incentive compensation.

We do not have any formal policies which dictate the amount to be paid with respect to each element, nor do we have any policies which dictate the proportion of the various elements. We also do not have any formal policies for allocating between cash and non-cash compensation or short-term and long-term compensation. Instead, we rely on the judgment of the Compensation Committee and input and feedback from management team, including, in particular, input from our Chief Executive Officer. All of our compensation policy decisions are made in the context our current financial position and goals with respect to our plan of restructuring.

Each of our compensation components is described in more detail below.

Base Salary

We provide executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reflect job responsibilities, value to DynTek and competitiveness of the market. Base salaries for the executive officers are determined based on the nature and responsibility of the position, salary norms for comparable positions, the expertise of the individual executive, and the competitiveness of the market for the executive officer’s services.

DynTek has intentionally held base salaries at the low end of the competitive range in order to emphasize the need to reduce our overall cost structure and pursue a turnaround in the financial performance of the business. In order to ensure that we are able to continue to provide an attractive and competitive total compensation package to our executive officers, we have placed comparatively more emphasis on the payment of incentive based compensation elements for each executive officer and less emphasis on base salary.

Merit increases for our executive officers are subject to the same budgetary guidelines as apply to all other employees and are given in the context of our current focus on controlling expenses. Executive officer salaries are considered for adjustment annually as part of our annual review process. The base salary of our Chief Executive Officer is defined and approved by the Compensation Committee. The base salary of all other executive officers is recommended by our Chief Executive Officer and approved by the Compensation Committee.

Quarterly and Annual Bonus Incentives

Our objective is to have a substantial portion of each executive officer’s compensation contingent upon our performance as well as upon his or her own level of performance and contribution towards our performance. The achievement of specific strategic and individual goals is intended to correlate with the creation of long-term stockholder value. Discretionary quarterly and annual bonus incentives also allow us to maintain a competitive aggregate compensation package despite below-market base salaries, while also directly aligning our financial performance with the compensation earned by our executive officers. The allocation as between quarterly and annual bonus incentives is determined by our Chief Executive Officer with oversight from the Compensation Committee.

Aggregate annual bonus incentives as a percent of base salary range from 20% for junior executive officers up to over 65% for our Chief Executive Officer. Typically, approximately fifty percent (50%) of the bonus incentive for each executive is tied to individual objectives and earned on a quarterly basis, and the other fifty percent (50%) is tied to DynTek’s financial targets and paid annually. The individual objectives are intended to be closely aligned with our overall strategic objectives, and the financial targets are primarily focused on annual measures of profitability (e.g., EBITDA) as well as revenue growth and generation of cash flow from operations. The 50% portion correlated to individual objectives would typically be divided into three (3) equal amounts and tied to each of the first three (3) quarters of our fiscal year.

For fiscal 2007, the individual objectives were specifically tied to building platforms for profitable business growth in each of our key market segments, the specific details of which are confidential Company information, and the disclosure of which could cause the Company financial and competitive harm. When set, these individual objectives were determined to be challenging to achieve and set to focus executive attention on key accomplishments that will enhance the long-term value of the Company.  The individual objectives were met by each of our executive officers.  Our annual corporate financial targets were tied to achieving positive EBITDA for the fiscal year of approximately $800,000.  While we did achieve substantial improvement in EBITDA as compared to fiscal 2006, we did not reach the target threshold and the incentive compensation tied to this annual financial target was not paid.  Accordingly, because individual objectives were met but the corporate financial targets were not, approximately fifty percent (50%) of the potential bonus incentives were paid out to our executive officers. The aggregate bonus incentives paid to our named executive officers are set forth in the “Bonus” column of the Summary Compensation Table below.

Long-Term Equity Compensation

The Compensation Committee believes that long-term stock compensation is a valuable employee retention tool, encourages participants to focus on our long-term performance and provides an opportunity for executive officers and key employees to increase their stake in DynTek through option grants. Accordingly, we have the ability to issue options and grant restricted stock according to two (2) separate equity incentive plans: our 2005 Omnibus Incentive Compensation Plan and our 2006 Nonqualified Stock Option Plan. Through our stock compensation programs, we aim to align our executive officer’s interests with those of our stockholders by enhancing the link between creation of stockholder value and long-term executive incentive compensation.

 Historically, employees at all levels have been awarded non-qualified stock options. All awards of stock options are made at or above the market price of the underlying stock at the time of the award. Restricted stock based on performance goals may be awarded, although have not been awarded to executive officers recently. The authority to make grants of equity incentive awards rests with the Compensation Committee, subject to ratification by the full Board of Directors.

In fiscal 2007, we awarded 4,000,000 stock options to our named executive officers, as further described in the Grants of Plan-Based Awards table. We also awarded a total of 7,925,000 stock options to other employees in fiscal 2007. The number of stock options granted to an executive officer is based upon the executive officer’s position and level of responsibility. We do not issue discounted stock options or permit the repricing of previously issued options. Stock options have a ten (10) year term and generally vest ratably over either a three-year or four-year period. We utilize the Black-Scholes option pricing model for valuing stock option awards.

In fiscal 2007, we did not award any shares of restricted common stock to the named executive officers. However, we did award 1,176,471 shares of restricted stock to employees other than our named executive officers in fiscal 2007. As with stock options, the number of shares of restricted stock that may be awarded to a named executive officer in the future, if any, will be based upon the executive’s position and level of responsibility.

Non-Qualified Deferred Compensation

We do not currently sponsor any Non-Qualified Deferred Compensation plans on behalf of our named executive officers or other management personnel. We do not have any current plans to implement such a program.

Pension Benefits

We do not currently sponsor any pension plans for the benefit of our named executive officers or other members of management. We do not have any current plans to implement such a program.

Perquisites and Other Benefits

We provide our executive officers with various health and welfare programs and other employee benefits which are generally available on the same cost-sharing basis to all of our employees. However, in keeping with our policy of controlling costs in connection with our restructuring plan, we do not provide any significant perquisites or other benefits to our executive officers

Employment Agreements

We do not have employment agreements with any of our named executive officers with the exception of our Chief Executive Officer.

On July 13, 2005, our Board of Directors approved an Employment Agreement with Casper Zublin, Jr. in connection with his appointment as our Chief Executive Officer (the “Initial Employment Agreement”). The Initial Employment Agreement had an initial term of one (1) year and was automatically renewable for successive additional 1-year periods. Pursuant to the Initial Employment Agreement, Mr. Zublin was entitled to receive a base salary of $250,000, an annual bonus based upon the achievement of criteria established by the Compensation Committee, an option to purchase 1,000,000 shares of our common stock at $0.30 per share, which was subsequently voluntarily cancelled by Mr. Zublin, and participation in all of our employee benefit plans.

On June 16, 2006, our Board of Directors approved a First Amendment to the Initial Employment Agreement (the “Amendment” and together with the Initial Employment Agreement, the “Employment Agreement”). The Employment Agreement has an initial term of two (2) years, which is automatically renewable for successive additional one (1) year periods. Under the Employment Agreement, Mr. Zublin is entitled to receive a base salary of $225,000 and an option to purchase 3,500,000 shares of our common stock, which was equal to approximately three percent (3.0%) of our outstanding shares of common stock on a fully diluted basis as of the date of grant. The option vests in monthly installments over a period of twelve (12) months following the grant date. In addition, Mr. Zublin shall continue to be entitled to participate in all of our employee benefit plans.

The severance and change of control provisions set forth in the Employment Agreement are summarized below under “Potential Payments upon Termination of Employment or Change-in-Control.”

Tax and Accounting Implications

The Compensation Committee is also responsible for considering the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to its executive officers. We believe that  the compensation paid under the management incentive programs is fully deductible for federal income tax purposes. In certain situations, the Committee may approve compensation that will not meet the requirements for deductibility in order to ensure competitive levels of compensation for its executives and to meet our obligations under the terms of various incentive programs. However, this issue has not come before the Committee recently, and it is not expected to for the foreseeable future, for the reasons noted under Base Salary above.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Howe and Gullard. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table summarizes aggregate amounts of compensation paid or accrued by DynTek for the fiscal year ended June 30, 2007 for services rendered by our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($ ) (c)		Bonus ($ )(1) (d)	Stock Awards ($ )(2) (e)	Option Awards ($ )(3) (f)	Non- Equity Incentive Plan Compensation ($ )(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($ )(5) (h)	All Other Compensation ($ ) (i)	Total ($ ) (j)

Casper W. Zublin, Jr. Chief Executive Officer and Director (Principal Executive Officer)	2007	$225,000		$72,500	$0	$383,283	—	—	$0	$680,783
David W. Berry(6) Chief Financial Officer (Principal Financial Officer)	2007	$3,462	(7)	$0	$0	$0	—	—	$0	$3,462
Wade Stevenson Vice President of Mid-West Region and Vice President of Business Development	2007	$160,000		$29,750	$0	$32,852	—	—	$0	$222,602
Mark Ashdown(8) Chief Financial Officer	2007	$150,000		$15,000	$0	$21,900	—	—	$0	$186,900

(1)  These amounts represent discretionary bonuses that were earned and paid in fiscal 2007.

(2)  We did not issue any restricted stock awards to any of the named executive officers in fiscal 2007.

(3)  The values in this column reflect the dollar amounts recognized for financial statement reporting purposes for each of our named executive officers for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), and thus include amounts from awards granted in 2007 and prior years. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the fiscal year ended June 30, 2007 included in our Annual Report on Form 10-K filed with the SEC on October 12, 2007.

(4)  We do not currently  sponsor any formal non-equity incentive based compensation plans on behalf of our named executive officers or other management personnel. All non-equity incentive based bonuses are paid as discretionary bonuses under column (d).

(5)  We do not currently sponsor any pension plans on behalf of our named executive officers or other management personnel. In addition, none of our named executive officers have any above-market earnings on non-qualified deferred compensation to report for fiscal 2007.

(6)  Mr. Berry was appointed our Chief Financial Officer effective as of June 25, 2007. Mr. Berry’s  salary is $180,000 per year and he will be entitled to receive a cash bonus of up to $60,000 for the first year of his employment based upon the achievement of certain quarterly and annual performance criteria as established by our Chief Executive Officer and Compensation Committee. Mr. Berry will also be entitled to receive options to purchase shares of the our common stock pursuant to our stock incentive plan.

(7)  This amount represents the salary earned by Mr. Berry from June 25, 2007 until June 30, 2007, the last day of our fiscal year, and is based on an annual salary of $180,000 per year.

(8)  Mr. Ashdown resigned as our Chief Financial Officer effective as of June 25, 2007.

Grants of Plan-Based Awards in 2007 Fiscal Year

The following table summarizes grants of awards pursuant to plans made to named executive officers during the fiscal year ended June 30, 2007.

		Estimated Future Payouts Under			All Other Stock Awards: Number of	AllOther Option Awards: Number of		Exercise or Base Price of	Full Fair
		Non-Equity/Equity Incentive Plan			Shares	Securities		Option	Value of
		Awards(1)			of Stock	Underlying		Awards	Equity
Name (a)	Grant Date (b)	Threshold ($ )(c)(f)	Target ($ )(d)(g)	Maximum ($ )(e)(h)	or Units (#)(2) (i)	Options (#)(3)(j)		($ /Sh)(4) (k)	Award ($ )(5)

Casper W. Zublin, Jr.	12/14/2006	—	—	—	—	3,500,000	(6)	$0.155	$383,283

David W. Berry	—	—	—	—	—	—		—	—

Wade Stevenson	12/14/2006	—	—	—	—	300,000	(6)	$0.155	$32,852

Mark E. Ashdown	12/14/2006	—	—	—	—	200,000	(6)(7)	$0.155	$21,900

(1)  We do not sponsor any formal non-equity incentive based compensation plans on behalf of our named executive officers or other management personnel. All non-equity incentive based bonuses are paid as discretionary bonuses. In addition, we do not sponsor any equity incentive based compensation plans on behalf of our named executive officers or other management personnel.

(2)  We did not issue any restricted stock awards to any of the named executive officers in fiscal 2007.

(3)  This column shows the number of stock options granted to each of our named executive officers in fiscal 2007.

(4)  This column shows the exercise price for the stock options granted in column (j), which is equal to the closing price of our common stock on the Grant Date.

(5)  This column shows the Grant Date fair value we would expense in its financial statements over the vesting period per FAS 123(R) removing the service-based vesting forfeiture assumption. The fair value of the stock options disclosed herein is calculated using a Black-Scholes valuation methodology according to FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for the fiscal year ended June 30, 2007 included in our Annual Report on Form 10-K filed with the SEC on October 12, 2007.

(6)  These options vest in three (3) equal annual installments on each anniversary of the Grant Date.

(7)  Each of these options terminated without vesting effective as of the date that Mr. Ashdown resigned as our Chief Executive Officer, which was June 25, 2007.

Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes the outstanding equity awards held by our named executive officers as of June 30, 2007.

	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable		Unexercisable		(#)	($)		Date(2)	(#)	($)	(#)	($)

Casper W. Zublin, Jr.	—		3,500,000	(3)	—	$0.155	(1)	12/14/2016	—	—	—	—

David W. Berry	—		—		—	—		—	—	—	—	—
Wade Stevenson	—		300,000	(3)	—	$0.155	(1)	12/14/2016	—	—	—	—
	15,000	(4)			—	$5.80		11/09/2014
	1,837		—		—	$9.04		11/9/2008	—	—	—	—
	4,225		—		—	$3.84		7/24/2010	—	—	—	—
Mark E. Ashdown(5)	—		—		—	—		—	—	—	—	—

(1)  The exercise price for these options is equal to the closing price of our common stock on the date of grant, which was December 14, 2006.

(2)  The expiration of all option awards is ten (10) years from the date of grant.

(3)  Each of these options vest in three (3) equal annual installments on each anniversary of the date of grant.

(4)  These options became fully vested on July 1, 2005.

(5)  Each of the options that were granted to Mr. Ashdown in fiscal 2007 were terminated without vesting effective as of the date that Mr. Ashdown resigned as our Chief Executive Officer, which was June 25, 2007.

Option Exercised and Stock Vested Table

The following table sets forth the options exercised by, and stock awards vested on behalf of, our named executive officers during the fiscal year ended June 30, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)

Casper W. Zublin, Jr.	—	—	—	—
David W. Berry	—	—	—	—
Wade Stevenson	—	—	—	—
Mark E. Ashdown	—	—	—	—

(1)  None of our named executive officers acquired any of our shares upon the exercise of outstanding option awards.

(2)  None of our named executive officers acquired any of our shares upon the vesting of outstanding stock awards.

Potential Payments upon Termination of Employment or Change-in-Control

Casper W. Zublin, Jr.

In the event that Mr. Zublin’s Employment Agreement is terminated without cause, he will be entitled to receive his base salary and medical and insurance benefits for 12 months, and all options granted to him would vest and become immediately exercisable. Mr. Zublin’s current annual base salary is $225,000 and he owns 3,500,000 unvested options to purchase our common stock.

If Mr. Zublin’s employment is terminated by DynTek within three (3) months before or after a change in control transaction, or if he resigns as the result of a material reduction in his duties or constructive termination following a change in control, Mr. Zublin will be entitled to receive his base salary, plus annual bonus, and medical and other insurance benefits for a period of twenty-four (24) months and all options granted to Mr. Zublin shall vest and become immediately exercisable. Furthermore, pursuant to the terms of the Amendment, upon the occurrence of a change in control transaction, Mr. Zublin shall be entitled to receive a cash payment equal to the value of the aggregate exercise price of all unexercised options that were granted pursuant to the Amendment.

David W. Berry

Pursuant to the terms of his offer letter, dated June 25, 2007, Mr. Berry is entitled to six (6) months’ salary in the event that he is terminated for any reason other than cause. Mr. Berry’s current annual base salary is $180,000.

Mark E. Ashdown

Mr. Ashdown resigned from his position as Chief Financial Officer effective as of June 25, 2007. Pursuant to the terms of his termination arrangement, Mr. Ashdown received continuing salary payments through September 30, 2007, and we agreed to reimburse him for COBRA payments through the same date. All of Mr. Ashdown’s outstanding stock options terminated immediately upon his resignation without vesting.

Limitation of liability and indemnification matters

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we also provide director and officer liability insurance to our directors and officers at our expense.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

In October 2004, we acquired Integration Technologies, Inc., a California corporation (“ITI”). The consideration payable to the shareholders of ITI included a cash payment due July 30, 2005. As of September 19, 2005, we had not paid certain shareholders of ITI their respective portions of this payment owed, which payments are referred to as the “Acquisition Payments.”  One of these shareholders is the C.W. Zublin, Jr. Trust, the trustee of which is Casper Zublin, Jr., our current Chief Executive Officer and a director. As of such date, the balance outstanding of the Acquisition Payments was $2,574,736. To satisfy the Acquisition Payments, we issued to such ITI shareholders secured promissory notes, which are referred to as the “ITI Notes,” each bearing simple interest at a rate of 8.9% per annum in the aggregate principal amount of the Acquisition Payments.

On March 8, 2006, we entered into a Conversion and Settlement Agreement with the C.W. Zublin, Jr. Trust, pursuant to which the C.W. Zublin, Jr. Trust agreed to convert the outstanding indebtedness owed to it into shares of our common stock at a conversion rate of $0.20 per share, after giving effect to the reverse stock split. As a result of such conversion, the C.W. Zublin, Jr. Trust was issued 4,469,694 shares of common stock on June 6, 2006. The entry into the Conversion and Settlement Agreement effectuated a complete settlement on the outstanding indebtedness owed to the C.W. Zublin, Jr. Trust and provided a release of DynTek from any present or future liability with respect to such outstanding indebtedness.

On March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”). The interest rate for the Senior Notes is 8% per annum if paid in cash, or 11% per annum if paid in kind, which is at our election for the first three years. Principal will be amortized over three years and payable in monthly installments beginning March 31, 2009, with the balance payable on the maturity date of March 1, 2010, and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose the payment in kind option, in which case interest will be added to the principal amount of the Senior Notes during the period that we continue such election. As a condition to the purchase of Senior Notes, we issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the Senior Notes, to purchase 19.9% of our outstanding common stock at the time of exercise, exercisable at $0.001 per share of common stock, until December 31, 2016 (each a “Debt Financing Warrant” and collectively, the “Debt Financing Warrants”).

Under the Note Purchase Agreement, we also issued a junior secured convertible bote to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “First Junior Note”). The interest rate for the First Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest has been payable quarterly in arrears since June 30, 2006, subject to our discretion to choose the payment in kind option, in which case interest has or will be, as applicable, added to the principal amount of the First Junior Note during the period that we continue such election.

On June 15, 2006, we entered into a First Amendment to the Note Purchase Agreement with the Senior Lenders and Junior Lender pursuant to which we issued an additional junior secured convertible note (the “Second Junior Note”) to the Junior Lender in the aggregate principal amount of $1.0 million on substantially the same terms set forth in the first junior note.

On September 26, 2006, we entered into a Second Amendment to the Note Purchase Agreement with the Senior Lenders and the Junior Lender pursuant to which we issued an additional junior secured convertible note (the “Third Junior Note”) to the Junior Lender in the aggregate principal amount of $3.0 million on substantially the same terms set forth in the first and second junior notes. Thus, the interest rate for the additional junior note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election until June 30, 2009. Principal will be payable at the maturity date of March 1, 2011 and interest is payable quarterly in arrears beginning September 30, 2006, unless we choose the payment in kind option, in which case interest has or will be, as applicable, added to the principal amount of the note during the period that we continue such election.

Each of the First Junior Note, Second Junior Note and Third Junior Note may be converted into common stock at any time at the election of the holder and was initially convertible at a conversion price of $0.20 per share. As a result of certain anti-dilution adjustments, each of the notes is currently convertible at a conversion price of $0.175 per share of common stock, subject to certain adjustments set forth therein. We granted to the Junior Lender piggyback registration rights with respect to the shares into which the notes may be converted. Such piggyback registration rights expired on June 30, 2006. At any time after June 30, 2006, the Junior Lender shall have the right, subject to certain exceptions as provided in the note purchase agreement, to request that we effect a registration covering the resale of any registrable securities that have not been previously registered pursuant to a piggyback registration.

The proceeds from the issuance of the First, Second and Third Junior Notes have been or will be used to finance current operations, fund potential acquisitions and for general corporate purposes.

On April 13, 2007, we entered into a Junior Secured Convertible Note Purchase Agreement with the Junior Lender, pursuant to which we issued the Junior Lender a junior secured convertible promissory note (the “Fourth Junior Note”) in the aggregate principal amount of $5.0 million.

The interest rate for the Fourth Junior Note is 9% per annum if paid in cash, or 13% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of April 13, 2012, and interest is payable quarterly in arrears beginning June, 30, 2007, unless we choose our payment in kind option, in which case interest will be added to the principal amount of the note during the period that we continue such election. The Fourth Junior Note may be converted into our common stock at any time at the election of the holder at an initial conversion price of $0.175 per share of common stock, subject to certain adjustments set forth therein. Proceeds from the issuance of the Fourth Junior Note have been or will be used to finance current operations, fund potential acquisitions and for general corporate purposes.

At any time until the Fourth Junior Note has been repaid in full, we may, at our sole option, redeem a portion of the outstanding principal amount of the note, from time to time, or the entire outstanding principal amount of the note, plus any and all accrued but unpaid interest on such principal amount, through the date of repayment, the redemption amount, by paying to the holder of the note: (i) 113% of the redemption amount if the date of repayment occurs at any time prior to or on April 13, 2008; (ii) 109.75% of the redemption amount if the date of repayment  occurs any time after April 13, 2008 but prior to or on April 13, 2009; (iii) 106.50% of the redemption amount if the date of repayment occurs any time after April 13, 2009 but prior to or on April 13, 2010; (iv) 103.25% of the redemption amount if the date of repayment occurs any time after April 13, 2010 but prior to or on April 13, 2011; and (iv) 100.00% of the redemption amount if the date of repayment occurs any time after April 13, 2011 but prior to or on April 13, 2012.

With respect to all or any part of the shares of common stock issuable by us upon the conversion of the Fourth Junior Note, we granted to the Junior Lender piggyback registration rights in the event that we decide to register any of our securities for our own account or for the account of others, subject to certain exceptions as provided in the Junior Secured Convertible Note Purchase Agreement. Such piggyback registration rights expire on April 13, 2012. If, on or after April 13, 2008, the underlying note shares have not be registered by us pursuant to a piggyback registration, the Junior Lender shall have the right, subject to certain exceptions as provided in the note purchase agreement, to request that we effect a registration covering the resale of any registrable securities that have not been previously registered pursuant to a piggyback registration.

Payment of all principal and interest under each of the First, Second, Third and Fourth Junior Notes, as well as performance thereunder of our obligations and those of DynTek Services, Inc., our wholly-owned subsidiary, are secured by a perfected security interest under a security and pledge agreement which grants to the Junior Lender a lien against substantially all of our assets, which lien is subordinated to the perfected security interest held by certain other lenders as described therein.

As of September 30, 2007, we had not repaid any of the principal amount of the First, Second, Third or Fourth Junior Notes, and we had paid all quarterly interest then accrued in kind. Therefore, as of September 30, 2007, the aggregate principal amount outstanding under each of the four notes, including interest paid in kind at our election, was approximately $13,669,883, and thus convertible into an aggregate of 78,113,617 shares of our common stock.

As of September 30, 2007, Lloyd I. Miller, III beneficially owned approximately 69.4% of the shares of our common stock.

In connection with the new debt financing and private placement of equity described above, on March 8, 2006, we also entered into binding agreements with Mr. Miller and SACC Partners to convert, at a conversion rate of $0.20 per share after giving effect to the reverse stock split, approximately $2,609,314 in outstanding debt into an aggregate of 13,046,575 shares of our common stock. Accordingly, on June 6, 2006, Mr. Miller and SACC Partners were issued 6,523,287 shares of our common stock, respectively.

Except as described above, there were no transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest since the beginning of our fiscal year ending June 30, 2007, other than any compensation arrangements that are described under “Compensation of Directors” and “Executive Officer Compensation.”

Review, Approval or Ratification of Transactions with Related Persons

All related party transactions are to be reviewed and pre-approved by our audit committee. A “related party transaction” is defined to include any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest. Related persons would include our directors, executive officers (and immediate family members of our directors and executive officers), and persons deemed to beneficially own over five percent of our common stock. In determining whether to approve a related party transaction, the audit committee generally evaluates the transaction in terms of: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee documents its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the deliberations.

Each of the debt financing transactions described above were reviewed and pre-approved by our audit committee in accordance with the foregoing described policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of September 30, 2007, by:

•each of our directors;

•each of the named executive officers named in the Summary Compensation Table;

•all of our current directors and named executive officers as a group; and

•each person or entity (or group of affiliated persons or entities) who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Approximate Percent Owned(2)

DIRECTORS AND NAMED EXECUTIVE OFFICERS
J. Michael Gullard(3)	1,297,647	2.2%
Wade Stevenson(4)	118,062	*
Alan B. Howe(5)	1,117,647	1.9%
Casper Zublin, Jr.(6)	4,739,112	8.1%
David W. Berry	—	—
Mark E. Ashdown(7)	—	—
All Executive Officers and Directors as a group (6 persons)(8)	7,272,468	12.0%
5% STOCKHOLDERS
Lloyd I. Miller III(9)	115,863,265	69.4%
4650 Gordon Drive Naples, FL 33940
Bryant R. Riley(10)
11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	14,633,927	22.1%
Glen Ackerman
17 Cervantes Newport Beach, CA 92660	4,469,694	7.7%

*           Less than 1%

(1)      Except as set forth in the footnotes to this table, the business address of each director and executive officer listed is c/o DynTek, Inc., 19700 Fairchild Road, Suite 230, Irvine, California 92612.

(2)      This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13D and 13G, as well as Forms 4, filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 58,234,989 shares of common stock outstanding as of September 30, 2007. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of September 30, 2007 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, we believe that each of the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

(3)      Includes 10,000 shares of common stock issuable upon the exercise of an option at $2.50 per share and 1,100,000 shares of common stock issuable upon the exercise of options at $0.17 per share.

(4)      Comprised of 118,062 shares of common stock issuable upon the exercise of options at exercise prices between $0.16 and $9.04 per share.

(5)      Includes 1,000,000 shares of common stock issuable upon the exercise of an option at $0.17 per share. Mr. Howe is designated to our Board of Directors by Mr. Miller pursuant to his contractual right.

(6)      Consists of (i) 169,418 shares acquired in connection with the sale of ITI to DynTek; (ii) 100,000 shares of common stock issuable upon exercises of options at $3.00 per share; and (iii) 4,469,694 shares acquired by The C.W. Zublin, Jr. Trust pursuant to that certain Conversion and Settlement Agreement dated March 8, 2006. Mr. Zublin, Jr. may be deemed to have shared voting and dispositive power for all such shares held of record by The C.W. Zublin, Jr. Trust.

(7)      Mr. Ashdown is no longer employed by us.

(8)      Includes 2,328,062 shares subject to options exercisable within 60 days after September 30, 2007.

(9)      Based on a Schedule 13D/A filed with the SEC on October 2, 2007. Comprised of (i) 78,576,665 shares beneficially owned of record by Lloyd I. Miller Trust A-4 (which total includes a warrant to purchase 48,077 shares, and 78,113,617 shares that could have been acquired upon the conversion of the Junior Secured Convertible Promissory Notes at a current conversion rate of $0.175 if the conversion had occurred on September 30, 2007); (ii) 298,104 shares beneficially owned of record by Milfam II L.P. (which total includes a warrant to purchase 48,077 shares); and (iii) 36,988,496 shares beneficially owned of record by Mr. Miller directly (which total includes (A) a warrant to purchase 50,000 shares, (B) a warrant to purchase 15.81% of the total number of shares outstanding on the date of exercise calculated on a fully-diluted basis, which would have equaled 30,415,209 shares if such warrant were exercised as of September 30, 2007, and (C) 6,523,287 shares of common stock issued pursuant to the terms of that certain Conversion and Settlement Agreement dated March 8, 2006 converting a promissory note at a conversion rate of $0.20). Mr. Miller may be deemed to have shared voting and dispositive power for all such shares held of record by Lloyd I. Miller Trust A-4. Mr. Miller may be deemed to have sole voting power for all such shares held of record by Milfam II L.P.

(10)    Comprised of (i) 144,240 shares owned by Riley Investment Partners Master Fund, L.P. (formerly SACC Partners LP); (ii) 48,076 shares owned by B. Riley & Co., Inc.; (iii) a warrant to purchase 50,000 shares issuable upon the exercise of a warrant held by Riley Investment Partners Master Fund, L.P.; (iv) a warrant held by Riley Investment Partners Master Fund, L.P. to purchase 4.09% of the total number of shares outstanding on the date of exercise (calculated on a fully-diluted basis), which would equal 7,868,324 shares if such warrant were exercised as of September 30, 2007; and (v) 6,523,287 shares of common stock issued pursuant to the terms of that certain Conversion and Settlement Agreement dated March 8, 2006 converting a promissory note at a conversion rate of $0.20. Mr. Riley has sole power to vote and dispose or direct the disposition of all shares held of record by Riley Investment Partners Master Fund, L.P. and B. Riley & Co., Inc.

SELLING STOCKHOLDERS

This prospectus covers offers and sales of up to 115,965,615 shares of our common stock which may be offered from time to time by the selling stockholders identified in this prospectus for their own account. Of the 115,965,615 shares covered hereby:

(i) 46,337,520 are outstanding upon the effective date of the registration statement to which this prospectus relates, of which (A) 36,812,299 shares were acquired pursuant to certain privately-negotiated binding settlement agreements dated as of March 8, 2006, entered into with certain of our various secured and unsecured creditors holding an aggregate of approximately $7.47 million of indebtedness at a conversion price of $0.20 per share, and (B) 9,525,221 shares were acquired by certain accredited investors in private placements of equity securities on March 8, 2006 and May 15, 2006, respectively;

(ii) up to 33,204,159 shares are issuable upon the exercise of warrants held by certain of the selling stockholders, of which (A) 1,082,311 shares are issuable upon the exercise of certain warrants originally issued on October 15, 2004 in connection with the Company’s private placement of 9% senior subordinated convertible notes to certain accredited investors, which warrants were subsequently amended on October 26, 2005, (B) 100,000 shares are issuable upon the exercise of certain warrants issued on October 26, 2005 in connection with the Company’s private placement of secured promissory notes to two accredited investors, (C) 28,211,761 shares are issuable upon the exercise of certain warrants issued on March 8, 2006 in connection with the Company’s private placement of senior secured notes to two accredited investors, which warrants are exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis; and (D) 3,810,087 shares are issuable upon the exercise of certain warrants issued on March 8, 2006 and May 15, 2006, respectively, in connection with the private placement of equity securities to certain accredited investors;

(iii) up to 6,210,986 shares are issuable as a result of anti-dilution protection in certain of the warrants held by the selling stockholders, including those certain warrants exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis, and

(iv) up to 30,212,950 shares are issuable upon the conversion of two convertible notes held by a certain selling stockholder (assuming we elect to pay interest thereon in kind rather than in cash for the first three years), which notes were acquired in private placements on March 8 and June 15, 2006, respectively.

For purposes of this prospectus, the number of shares of common stock covered by this prospectus and issuable upon exercise of the warrants is calculated as if such warrants were exercised on January 29, 2007.

The table below identifies the selling stockholders and shows the number of shares of common stock beneficially owned by each of the selling stockholders before and after this offering, and the numbers of shares offered for resale by each of the selling stockholders. Our registration of these shares does not necessarily mean that any selling stockholder will sell all or any of their shares of common stock. However, the “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholders and than no additional shares of common stock will be bought or sold by any selling stockholders. No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares.

The following table sets forth the name of each selling stockholder, an if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such stockholder prior to the offering, the amount being offered for the stockholder’s account, the amount being offered for the stockholder’s account and the amount to be owned by such stockholders after completion of the offering.

	Shares Beneficially Owned Prior to Offering			Shares Being		Shares Beneficially Owned After Offering(1)
Beneficial Owner	Shares		%	Offered		Shares	%
Glen Ackerman	4,469,694		7.7	4,469,694		0	*
Lisa Ackerman	1,276,976		2.2	1,276,976		0	*
Casper Zublin, Jr.	4,739,112		8.1	4,469,694	(2)	269,418	*
CAMOFI Master LDC	3,082,961		5.3	2,794,501	(3)	288,460	*
Centrecourt Asset Management LLC	235,486		*	235,486	(4)	0	*
RHP Master Fund, Ltd.	509,736		*	509,736	(5)	0	*
Alpha Capital AG (LH Financial)	623,831		1.1	623,831	(6)	0	*
Alki Fund, Ltd.	521,131		*	521,131	(7)	0	*
Alki Partners, L.P.	611,763		1.1	611,763	(8)	0	*
Bridges & PIPES, LLC	1,132,894		1.9	1,132,894	(9)	0	*
Sunrise Equity Partners, L.P.	582,679		1.0	582,679	(10)	0	*
TCMP3 Partners	679,736		1.2	679,736	(11)	0	*
Bushido Capital Master Fund L.P.	1,132,894		1.9	1,132,894	(12)	0	*
Gamma Opportunity Capital Partners	1,132,894		1.9	1,132,894	(13)	0	*
DKR Soundshore Oasis Holdings	1,132,894		1.9	1,132,894	(14)	0	*
Sands Brothers Venture Capital LLC	160,418		*	160,418	(15)	0	*
Sands Brothers Venture Capital III LLC	1,122,925		1.9	1,122,925	(16)	0	*
Sands Brothers Venture Capital IV LLC	320,835		*	320,835	(17)	0	*
Cranshire Capital, L.P.	1,132,894		1.9	1,132,894	(18)	0	*
Lloyd I. Miller, III	33,921,208	(19a)	39.6	33,921,208	(19b)	0	*
Lloyd I. Miller Trust A-4	30,261,027	(20a)	34.2	30,212,950	(20b)	48,077	*
SACC Partners LP	13,828,410	(21a)	21.2	13,648,113	(21b)	180,297	*
Steve Ross	366,665		*	366,665		0	*
Robert I. Webber	316,000		*	250,000		66,000	*
J. Michael Gullard	1,297,647		2.2	70,000		1,227,640	2.1
Marshall Toplansky	117,500		*	117,500		0	*
Dr. Donald E. Adams	1,620,000		2.8	1,620,000	(22)	0	*
Ardinger Family Partnership	246,000		*	246,000	(23)	0	*
Mary Ardinger	77,700		*	77,700	(24)	0	*
Michael Assante	160,200		*	160,200	(25)	0	*
Dr. Ari Ben Yishay	197,400		*	197,400	(26)	0	*
Bordier et Cie Banquiers Prives	90,000		*	90,000	(27)	0	*
Stanely and Suzanne Dorf	51,000		*	51,000	(28)	0	*
H.T. Ardinger & Sons	600,000		1.0	600,000	(29)	0	*
Robert Montalbine	60,000		*	60,000	(30)	0	*
Dr. Dave and Victoria Ruggieri	2,223,000		3.8	2,223,000	(31)	0	*
Dr. Jonathan Schaffer	84,600		*	84,600	(32)	0	*
Hans-Ulrich Schenk	179,940		*	179,940	(33)	0	*
A. Starke Taylor	171,000		*	171,000	(34)	0	*
Dr. Roy Vingan	180,000		*	180,000	(35)	0	*
Herbert Welch	27,000		*	27,000	(36)		*
Markus Winzenreid	135,600		*	135,600	(37)	0	*
Barclay Armitage	450,000		*	450,000	(38)	0	*
Daniel Balestra	310,500		*	310,500	(39)	0	*
Martin Becker	150,000		*	150,000	(40)	0	*
Joseph Betti	150,000		*	150,000	(41)	0	*
David B. Brode	300,000		*	300,000	(42)	0	*
Frederick Carney	120,000		*	120,000	(43)	0	*
Gregory and Susan Cocke	40,200		*	40,200	(44)	0	*
Richard Cohen	600,000		1.0	600,000	(45)	0	*
Jerry and Harriet Dorf	36,000		*	36,000	(46)	0	*
William Filon	60,000		*	60,000	(47)	0	*
Randolph Getchis	180,000		*	180,000	(48)	0	*
Mark and Tatyna Grinbaum	150,000		*	150,000	(49)	0	*
William Heim	150,000		*	150,000	(50)	0	*
William Heming	468,013		*	468,013	(51)	0	*
Roland Humbel	60,000		*	60,000	(52)	0	*
Harold Inskip	78,000		*	78,000	(53)	0	*
Stanley Katz	300,000		*	300,000	(54)	0	*
Chris King	81,624		*	81,624	(55)	0	*

Alex Lisyansky	120,000	*	120,000	(56)	0	*
Joel and Susan Mair	60,000	*	60,000	(57)	0	*
Tim McNamee	181,800	*	181,800	(58)	0	*
Garland Miller	72,000	*	72,000	(59)	0	*
Network 1 Financial Services	190,504	*	190,504	(60)	0	*
Arthur and Meryl G. Roschwalb	108,600	*	108,600	(61)	0	*
Michael Rosenbaum	540,000	*	540,000	(62)	0	*
Joseph and Pilar Serrano	36,600	*	36,600	(63)	0	*
Leon Somerall	120,000	*	120,000	(64)	0	*
Dr. William Sperling	60,000	*	60,000	(65)	0	*
Corky Steiner	450,000	*	450,000	(66)	0	*
Richard Steiner	450,000	*	450,000	(67)	0	*
Damon D. Testaverde	936,026	1.6	936,026	(68)	0	*
Steven Valko	150,000	*	150,000	(69)	0	*
Ricardo Vega	72,000	*	72,000	(70)	0	*

*Less than 1%

(1)             Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 58,234,989 shares of common stock outstanding as of September 30, 2007. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants and convertible promissory notes exercisable within 60 days of September 30, 2007 are deemed to be outstanding. Except as otherwise noted, we believe that each of the stockholders named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. The information with respect to beneficial ownership is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders or based upon our actual knowledge.

(2)             These shares are held by The C.W. Zublin, Jr. Trust, the trustee of which is Casper Zublin, Jr., our current Chief Executive Officer and a director.

(3)             Includes 305,570 shares of common stock issuable upon exercise of warrants.

(4)             Includes 235,486 shares of common stock issuable upon exercise of warrants.

(5)             Includes 39,239 shares of common stock issuable upon exercise of warrants.

(6)             Includes 50,345 shares of common stock issuable upon exercise of warrants.

(7)             Includes 23,345 shares of common stock issuable upon exercise of warrants.

(8)             Includes 27,405 shares of common stock issuable upon exercise of warrants.

(9)             Includes 50,751 shares of common stock issuable upon exercise of warrants.

(10)           Includes 44,854 shares of common stock issuable upon exercise of warrants.

(11)           Includes 30,450 shares of common stock issuable upon exercise of warrants.

(12)           Includes 50,751 shares of common stock issuable upon exercise of warrants.

(13)           Includes 50,751 shares of common stock issuable upon exercise of warrants.

(14)           Includes 50,751 shares of common stock issuable upon exercise of warrants.

(15)           Includes 7,186 shares of common stock issuable upon exercise of warrants.

(16)           Includes 50,304 shares of common stock issuable upon exercise of warrants.

(17)           Includes 14,372 shares of common stock issuable upon exercise of warrants.

(18)           Includes 50,751 shares of common stock issuable upon exercise of warrants.

(19a)          For the shares beneficially owned prior to the offering, we have included without limitation, an aggregate of 4,934,457 shares which are reasonably estimated to be issuable as a result of anti-dilution protection in that certain warrant to purchase 15.81% of the total number of shares outstanding on the date of exercise, calculated on a fully-diluted basis. However, excluding such payment in kind shares and anti-dilution shares, Mr. Miller’s beneficial ownership would otherwise be 28,986,751 shares as of January 29, 2007. See Footnote 8 to the “Security Ownership of Certain Beneficial Owners and Management” beginning on pg. 39 of this prospectus.

(19b)          Includes 27,397,921 shares of common stock issuable upon exercise of warrants, 4,934,457 shares of which are issuable as a result of anti-dilution protection in that certain warrant to purchase 15.81% of the total number of shares outstanding on the date of exercise calculated on a fully-diluted basis.

(20a)          For the shares beneficially owned prior to the offering, we have included without limitation, an aggregate of 30,212,950 shares issuable upon conversion of two junior secured convertible promissory notes (the “Junior Notes”), which number includes 10,212,950 additional shares to be issued if we elect to pay interest on the Junior Notes in kind rather than in cash for the first three years. See Footnote 8 to the “Security Ownership of Certain Beneficial Owners and Management.”

(20b)          Includes 30,212,950 shares of common stock issuable upon conversion of the Junior Notes, which assumes that we will elect to pay interest on the Junior Notes in kind rather than in cash for the first three years.

(21a)          For the shares beneficially owned prior to the offering, we have included 1,276,529 shares which are reasonably estimated to be issuable as a result of anti-dilution protection in that certain warrant to purchase 4.09% of the total number of shares outstanding on the date of exercise, calculated on a fully-diluted basis. However, for beneficial ownership excluding such anti-dilution shares, as of January 29, 2007, see Footnote 10 to “Security Ownership of Certain Beneficial Owners and Management.”

(21b)          The shares being offered pursuant to this prospectus include 7,124,826 shares of common stock issuable upon exercise of warrants, 1,276,529 shares of which are issuable as a result of anti-dilution protection in that certain warrant to purchase 4.09% of the total number of shares outstanding on the date of exercise calculated on a fully-diluted basis.

(22)           Includes 270,000 shares of common stock issuable upon exercise of warrants.

(23)           Includes 41,000 shares of common stock issuable upon exercise of warrants.

(24)           Includes 12,950 shares of common stock issuable upon exercise of warrants.

(25)           Includes 26,700 shares of common stock issuable upon exercise of warrants.

(26)           Includes 32,900 shares of common stock issuable upon exercise of warrants.

(27)           Includes 15,000 shares of common stock issuable upon exercise of warrants.

(28)           Includes 8,500 shares of common stock issuable upon exercise of warrants.

(29)           Includes 100,000 shares of common stock issuable upon exercise of warrants.

(30)           Includes 10,000 shares of common stock issuable upon exercise of warrants.

(31)           Includes 370,500 shares of common stock issuable upon exercise of warrants.

(32)           Includes 14,100 shares of common stock issuable upon exercise of warrants.

(33)           Includes 29,990 shares of common stock issuable upon exercise of warrants.

(34)           Includes 28,500 shares of common stock issuable upon exercise of warrants.

(35)           Includes 30,000 shares of common stock issuable upon exercise of warrants.

(36)           Includes 4,500 shares of common stock issuable upon exercise of warrants.

(37)           Includes 22,600 shares of common stock issuable upon exercise of warrants.

(38)           Includes 75,000 shares of common stock issuable upon exercise of warrants.

(39)           Includes 310,500 shares of common stock issuable upon exercise of warrants.

(40)           Includes 25,000 shares of common stock issuable upon exercise of warrants.

(41)           Includes 25,000 shares of common stock issuable upon exercise of warrants.

(42)           Includes 50,000 shares of common stock issuable upon exercise of warrants.

(43)           Includes 20,000 shares of common stock issuable upon exercise of warrants.

(44)           Includes 6,700 shares of common stock issuable upon exercise of warrants.

(45)           Includes 100,000 shares of common stock issuable upon exercise of warrants.

(46)           Includes 6,000 shares of common stock issuable upon exercise of warrants.

(47)           Includes 10,000 shares of common stock issuable upon exercise of warrants.

(48)           Includes 30,000 shares of common stock issuable upon exercise of warrants.

(49)           Includes 25,000 shares of common stock issuable upon exercise of warrants.

(50)           Includes 25,000 shares of common stock issuable upon exercise of warrants.

(51)           Includes 468,013 shares of common stock issuable upon exercise of warrants.

(52)           Includes 10,000 shares of common stock issuable upon exercise of warrants.

(53)           Includes 13,000 shares of common stock issuable upon exercise of warrants.

(54)           Includes 50,000 shares of common stock issuable upon exercise of warrants.

(55)           Includes 13,604 shares of common stock issuable upon exercise of warrants.

(56)           Includes 20,000 shares of common stock issuable upon exercise of warrants.

(57)           Includes 10,000 shares of common stock issuable upon exercise of warrants.

(58)           Includes 30,300 shares of common stock issuable upon exercise of warrants.

(59)           Includes 12,000 shares of common stock issuable upon exercise of warrants.

(60)           Includes 190,504 shares of common stock issuable upon exercise of warrants.

(61)           Includes 18,100 shares of common stock issuable upon exercise of warrants.

(62)           Includes 90,000 shares of common stock issuable upon exercise of warrants.

(63)           Includes 6,100 shares of common stock issuable upon exercise of warrants.

(64)           Includes 20,000 shares of common stock issuable upon exercise of warrants.

(65)           Includes 10,000 shares of common stock issuable upon exercise of warrants.

(66)           Includes 75,000 shares of common stock issuable upon exercise of warrants.

(67)           Includes 75,000 shares of common stock issuable upon exercise of warrants.

(68)           Includes 936,026 shares of common stock issuable upon exercise of warrants.

(69)           Includes 25,000 shares of common stock issuable upon exercise of warrants.

(70)           Includes 12,000 shares of common stock issuable upon exercise of warrants.

DESCRIPTION OF CAPITAL STOCK

This section summarizes our authorized and outstanding securities and certain of the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Description of capital stock

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws, respectively. A copy of our amended and restated certificate of incorporation, as amended, was filed as exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-135056) filed with the SEC on June 16, 2006. A copy of our amended and restated bylaws has been filed with the SEC as an exhibit to our Current Report on Form 8-K, filed January 7, 2002.

General background

Our authorized capital stock currently consists of 450 million shares of common stock, $0.0001 par value, and 10 million shares of preferred stock, $0.0001 par value. Of our authorized preferred stock, 7.5 million shares have been designated as Series A Convertible Preferred Stock.

As of September 30, 2007, we had issued and outstanding 58,234,989 shares of common stock, held by approximately 198 stockholders of record. As of such date, we had outstanding options to purchase 11,286,811 shares of our common stock, warrants to purchase approximately 43,936,495 shares of common stock, and approximately $13,669,883 of convertible debt, convertible into 78,113,617 shares of common stock. The principal amount of the convertible debt will continue to increase to the extent we elect not to pay interest as it accrues during the first three years, in which case the principal would increase to approximately $17,590,500, and the number of shares issuable upon conversion would be 100,517,143. The numbers set forth above have been adjusted to account for any anti-dilution adjustments that would result from the offering. We have no shares of Series A Convertible Preferred Stock outstanding.

Amendments to Certificate of Incorporation and Reverse Stock Split

On December 14, 2006, at our Annual Meeting of Stockholders, the Company’s stockholders voted to approve an amendment to the Company’s certificate of incorporation giving the Board of Directors the authority to effect a reverse stock split of the Company’s outstanding common stock by a ratio of 1-for-20 at any time prior to the date of the Company’s 2007 Annual Meeting of Stockholders.

The Board has not yet implemented the 1-for-20 reverse stock split. If and when it does, each issued share of common stock outstanding immediately prior to the effective time of the reverse split, including any treasury shares, will be automatically converted into one-twentieth of a share of common stock.

Proportional adjustments would also be made to the maximum number of shares issuable under, and other terms of, our stock plans, as well as to the number of shares issuable under, and the exercise price of, our outstanding options and warrants. Because the 1-for-20 reverse split would apply to all issued shares of common stock, the reverse split would not alter the relative rights and preferences of existing stockholders, and it would not affect the number of authorized but unissued shares of our common stock.

Common stock

Except as required by law, holders of our common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of common stock do not have cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon any liquidation, dissolution, or winding up of DynTek, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Our common stock is not currently traded on any securities exchange and instead is quoted on the OTC Bulletin Board under the symbol “DYNK.”

Preferred stock

Our board of directors is authorized without further stockholder approval to issue from time to time up to an aggregate of 10 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. Of our authorized preferred stock, 7.5 million shares have been designated as Series A Convertible Preferred Stock, none of which is issued and outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of DynTek without further action by the stockholders and may adversely affect the market price of and voting, economic and other rights of, holders of our common stock.

Warrants

On October 26, 2005, we issued Amended and Restated Warrants to holders of 9% Subordinated Convertible Notes (the “Amended and Restated 9% Warrants”), which Amended and Restated 9% Warrants amended the original warrants dated October 15, 2004, issued to such holders. As a result of anti-dilution protection, the Amended and Restated 9% Warrants are exercisable into an aggregate of 1,082,311 shares of our common stock at an exercise price of $0.01 per share, subject to further adjustment  to the exercise price in the event of certain occurrences, including without limitation, a stock split, merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of DynTek, or other change in our capital structure, or in the event we sell or issue shares of our common stock for a consideration per share less than then current exercise price.

On October 26, 2005, we issued warrants to purchase shares of our common stock to Lloyd I. Miller, III and SACC Partners, L.P. (the “Bridge Warrants”). The Bridge Warrants are exercisable for an aggregate 100,000 shares of our common stock at an exercise price equal to $0.01 per share, subject to further adjustment  to the exercise price in the event of certain occurrences, including without limitation, a stock split, merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of DynTek, or other change in our capital structure, or in the event we sell or issue shares of our common stock for a consideration per share less than then current exercise price. The Bridge Warrants expire on October 26, 2015.

On March 8, 2006, we entered into a Securities Purchase Agreement with certain accredited investors (the “Securities Purchase Agreement”), pursuant to which we raised approximately $683,226 in net proceeds through the initial closing of a private placement of an aggregate of 3,795,700 shares of common stock at a purchase price of $0.20 per share and five-year warrants to purchase 759,140 shares of common stock, at an exercise price of $0.20 per share, subject to further adjustment  to the exercise price in the event of certain occurrences, including without limitation, a stock split, merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of DynTek, or other change in our capital structure, or in the event we sell or issue shares of our common stock for a consideration per share less than then current exercise price (each an “Investor Warrant” and collectively, the “Investor Warrants”). On May 15, 2006, we effected a second and final closing of this private placement and raised $1,145,904 in gross proceeds from the sale of 5,729,520 shares of common stock at $0.20 per share and issued five-year Investor Warrants to purchase 1,145,904 shares of common stock at an exercise price of $0.20 per share. Network 1 Financial Securities, Inc. (“Network 1”) acted as the placement agent for such financing and was paid an aggregate fee for both closings of $190,504 and issued a warrant to purchase 1,905,044 shares of common stock at an exercise price of $0.20 per share (the “Placement Agent Warrant” and together with the Investor Warrants, the “PIPE Warrants”). The PIPE Warrants are exercisable until March 8, 2011 and May 15, 2011, as the case may be.

On March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”), as described elsewhere in this prospectus. As a condition to the purchase of Senior Notes, we issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the Senior Notes, to purchase 19.9% of its outstanding common stock at the time of exercise, calculated on a fully-diluted basis, exercisable at $0.001 per share of common stock after giving effect to the reverse stock split, until December 31, 2016 (each a “Debt Financing Warrant” and collectively, the “Debt Financing Warrants”).

The share of common stock issuable upon the exercise of the Amended and Restated 9% Warrants, Bridge Warrants, PIPE Warrants and Debt Financing Warrants are all being registered as part of this registration statement.

Anti-takeover effects of provisions of Delaware law and our Charter and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our stock. These provisions are intended to:

•                  enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

•                  discourage certain types of transactions which may involve an actual or threatened change in control of DynTek;

•                  discourage certain tactics that may be used in proxy fights;

•                  encourage persons seeking to acquire control of DynTek to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and

•                  reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of DynTek or that is otherwise unfair to our stockholders.

Our certificate of incorporation provides that special meetings of our stockholders may be called only by the chairman or vice chairman of the board of directors, the president or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of DynTek by means of a proxy contest, tender offer, merger or otherwise.

The Delaware General Corporation Law, or DGCL, provides generally that the affirmative vote of a majority of the shares outstanding and entitled to vote is required to amend a corporation’s certificate of incorporation. Our bylaws may be amended generally by the affirmative vote of a majority of the shares entitled to vote thereon or by the act of a majority of our directors, except that certain specified transactions such as a merger, sale or liquidation, any amendment to our certificate of incorporation or bylaws, or the incurrence of indebtedness or certain investments in excess of $5 million require the approval of 80% of the members of our board of directors.

We are subject to the provisions of Section 203 of the DGCL, as amended from time to time. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with his or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to DynTek and, accordingly, may discourage attempts to acquire DynTek.

Applicability of California corporate law

Although we are incorporated in Delaware, we may be subject to Section 2115 of the California General Corporation Law, which imposes various requirements of California corporate law on non-California corporations if they have characteristics of ownership and operations indicating significant contacts with California. Public companies listed on a recognized national securities exchange or the Nasdaq National Market are generally exempt from Section 2115. Since we are traded on the OTC Bulletin Board, we are subject to the provisions of Section 2115. The key provision of California corporate law that may apply to us is the right of our stockholders to cumulate votes in the election of directors.

In May 2005, the Delaware Supreme Court in Vantage Point Venture Partners 1996 v. Examen, Inc. held that Section 2115 violates the internal affairs doctrine and thus does not apply to Delaware corporations. If followed by California courts, this ruling would mean that the cumulative voting requirements and other sections of the California Corporations Code do not apply to us. We are currently evaluating the impact of the Delaware Supreme Court’s decision on us.

Indemnification of Directors and Officers

The DGCL permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merits or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.

The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.

Our certificate of incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. Our certificate of incorporation also provides that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.

Furthermore, our bylaws provide that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our certificate of incorporation or the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker dealer solicits investors;

•                  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker dealer as principal and resale by the broker dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  to cover short sales make after the date this Registration Statement is declared effective by the SEC;

•                  broker dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

Our financial statements as of and for the years ended June 30, 2005, 2006 and 2007, included in this prospectus have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules for further information relating to DynTek and our common stock.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the SEC’s website on the World Wide Web at the following address: http://www.sec.gov.

DYNTEK, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

See notes to consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
of Dyntek, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Dyntek, Inc. and Subsidiaries (the “Company”) as of June 30, 2007 and 2006, and the related consolidated statements of operations and comprehensive gain, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dyntek, Inc. and Subsidiaries, at June 30, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2007 in conformity with generally accepted accounting principles.

Marcum & Kliegman LLP
New York, New York
October 5, 2007

See notes to consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2007	June 30, 2006
ASSETS
CURRENT ASSETS:
Cash	$1,922	$546
Cash—Restricted	519	644
Accounts receivable, net	3,554	1,881
Due from NETF	4,034	2,817
Inventory	289	193
Prepaid expenses and other current assets	197	101
Other receivables	20	118
TOTAL CURRENT ASSETS	10,535	6,300
RESTRICTED CASH—non current portion	72	559
PROPERTY AND EQUIPMENT, net	662	763
GOODWILL	19,201	18,767
ACQUIRED CUSTOMER LISTS, net	2,487	2,722
DEFERRED FINANCING COSTS, net	307	304
DEPOSITS AND OTHER ASSETS	704	273
TOTAL ASSETS	$33,968	$29,688
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash overdraft	$433	$168
Accounts payable	2,038	2,090
Accrued expenses	2,383	2,705
Deferred revenue	1,289	1,036
Liabilities of discontinued operations	258	258
TOTAL CURRENT LIABILITIES	6,401	6,257
DEFERRED REVENUE—non current portion	46	529
DEFERRED INCOME TAXES	275	—
NOTES PAYABLE—(net of discounts of $7,315 and 9,046 as of June 30, 2007 and June 30, 2006, respectively.)	13,626	2,021
TOTAL LIABILITIES	20,348	8,807
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.0001 par value, 10,000,000 shares authorized; 0 and 0 shares issued and outstanding as of June 30, 2007 and June 30, 2006, respectively	—	—
Class A Common stock, $.0001 par value, 450,000,000 shares authorized; 58,234,989 and 55,180,586 shares issued and outstanding as of June 30, 2007 and June 30, 2006, respectively	6	6
Additional paid-in capital	150,571	146,783
Accumulated Other Comprehensive Income	67	—
Accumulated deficit	(137,024)	(125,908)
TOTAL STOCKHOLDERS’ EQUITY	13,620	20,881
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,968	$29,688

See notes to consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

	Years Ended June 30,
	2007	2006	2005
REVENUES
Product Revenues	$70,348	$56,459	$45,490
Service Revenues	24,443	24,372	31,069
TOTAL REVENUES	94,791	80,831	76,559
COST OF REVENUES
Cost of Products	59,998	49,972	38,499
Cost of Services	17,512	18,271	24,167
TOTAL COST OF REVENUES	77,510	68,243	62,666
GROSS PROFIT	17,281	12,588	13,893
OPERATING EXPENSES:
Selling	12,215	12,426	11,693
General and administrative	4,473	5,143	7,045
Depreciation and amortization	3,262	2,651	3,171
Impairment of goodwill	—	—	12,897
TOTAL OPERATING EXPENSES	19,950	20,220	34,806
LOSS FROM OPERATIONS	(2,669)	(7,632)	(20,913)
OTHER INCOME (EXPENSE)
Gain (Loss) on marketable securities	—	54	(250)
Loss on extinguishment of debt	—	(13,720)	—
Interest expense	(8,118)	(7,296)	(2,138)
Interest income	77	58	30
Other expense, net	(75)	(239)	(1,141)
TOTAL OTHER EXPENSE	(8,116)	(21,143)	(3,499)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(10,785)	(28,775)	(24,412)
INCOME TAXES	331	—	25
LOSS FROM CONTINUING OPERATIONS	(11,116)	(28,775)	(24,437)
DISCONTINUED OPERATIONS
Gain on discontinued operations	—	513	1,846
TOTAL GAIN FROM DISCONTINUED OPERATIONS	—	513	1,846
NET LOSS	$(11,116)	$(28,262)	$(22,591)
NET LOSS PER SHARE:
Continuing operations	$(.19)	$(1.33)	$(3.78)
Discontinued operations		0.02	0.29
NET LOSS PER SHARE—basic and diluted	$(.19)	$(1.31)	$(3.49)
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE	57,675,369	21,572,858	6,466,277
NET LOSS	$(11,116)	$(28,262)	$(22,591)
OTHER COMPREHENSIVE GAIN, NET OF TAX Unrealized gain on foreign currency translation	67	—	—
COMPREHENSIVE LOSS	$(11,049)	$(28,262)	$(22,591)

See notes to consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Preferred Stock		Class A Common Stock			Additional	Accumulated Other		Stock-
		Par		Par	Acquisition	Paid-in	Comprehensive	Accumulated	holders’
	Shares	Value	Shares	Value	Shares	Capital	Income	Deficit	Equity
Balance—July 1, 2004	683	$1	5,843	$1	—	$100,826	$(170)	$(75,055)	$25,603
Conversion of Preferred Stock to Common Stock	(100)		25
Shares issued upon conversion of 9% notes			78			509			509
Warrants issued for services						190			190
Shares issued in connection with Laurus Funds debt financing			6			40			40
Debt discount on 9% convertible notes						569			569
Warrants issued to placement agent						44			44
Shares issued in connection with private offering			1,481			6,877			6,877
Common stock held in escrow under AMR asset purchase			30
Shares issued in connection with acquisition of Redrock			79			500			500
Changes in unrealized gain (loss) on securities available for sale							170		170
Shares to be issued in connection with acquisition of ITI (428,000 shares)					1,544				1,544
Net loss								(22,591)	(22,591)
Balance—June 30, 2005	583	$1	7,543	$1	1,544	109,555	—	(97,646)	13,455
Conversion of Preferred Stock to Common Stock	(583)	(1)	145						(1)
Shares to be issued in connection with acquisition of ITI (428,000 shares)			428		(1,544)	1,544
Stock based compensation						275			275
Capital financing fees						(549)			(549)
Change in conversion price of 9% Notes						1,743			1,743
Change in exercise priced of warrants issued to 9% note-holders						169			169
Change in exercise priced of warrants issued to Laurus Master Funds						50			50
Discounts recorded upon issuance of Bridge Notes						150			150
Shares issued in private placement			3,796			683			683
Change in exercise price of warrants						95			95
Shares issued upon settlement of 9% Notes			13,283	2		7,969			7,971
Shares issued in private placement			5,730	1		1,031			1,032
Shares issued upon exercise of warrants			189			—
Shares issued upon settlement of acquisition debt			10,216	1		6,130			6,131
Shares issued upon of Bridge Notes			13,047	1		7,828			7,829
Shares issued upon trade payables			804			482			482
Discounts recorded upon issuance of Senior Notes						6,228			6,228
Discounts recorded upon issuance of Junior Notes						3,400			3,400
Net loss								(28,262)	(28,262)
Balance—June 30, 2006	—	—	55,181	6	—	146,783	—	(125,908)	20,881
Shared based compensation						559			559
Restricted stock based compensation			1,412			240			240
Discounts recorded upon issuance of Senior Notes						2,497			2,497
Additional discounts recorded to June 15, 2006 Junior Note						200			200
Shares issued upon exercise of warrants			47			0			0
Shares issued upon settlement of AMR earnout agreement, net of retirement of 30,000 shares held in escrow			648			100			100
Shares issued in connection with acquisition of SSS			1,485			300			300
Retirement of shares held in Treasury			(538)			(108)			(108)
Changes in unrealized gain due to Foreign Currency translation							67		67
Net loss								(11,116)	(11,116)
Balance—June 30, 2007	—	—	58,235	$6	—	$150,571	$67	$(137,024)	$13,620

	Years Ended June 30,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss-Continuing operations	$(11,116)	$(28,775)	$(24,437)
Adjustments to reconcile net loss to net cash provided by (used in) continuing operations
Depreciation and amortization	3,262	2,651	3,171
Non-cash interest	6,397	5,276	899
Stock based compensation	799	275	190
Deferred income taxes	275	—	—
Loss / (Gain) on marketable securities	—	(54)	248
Goodwill impairment	—	—	12,897
Loss on extinguishment of debt	—	13,720	—
Investment losses	—	—	1,104
Loss on note due from equity investee	—	—	448
Settlement of note due from former officer	—	—	100
Gain on sale of equipment	—	—	(14)

Changes in operating assets and liabilities:
Accounts receivable	(1,641)	15,965	(2,847)
Due from NETF	(1,217)	(2,817)	—
Inventory	(96)	1,473	(215)
Accrued interest on notes payable	—	(176)	106
Prepaid expenses and other current assets	2	(19)	30
Deposits and other assets	(431)	598	(561)
Accounts payable	(52)	(5,625)	1,039
Accrued expenses	(322)	302	229
Deferred revenue	(903)	(19)	786
Restricted cash	612	(638)	5
Total adjustments	6,685	30,912	17,615
NET CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	(4,431)	2,137	(6,822)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash from disposition of marketable securities	—	54	—
Other notes receivable	—	—	(22)
Cash received from Redrock acquisition	—	—	405
Cash received from ITI acquisition	—	—	106
Cash paid for acquisitions	(1,920)	(457)	(6,618)
Cash proceeds from sale of equipment	—	—	50
Capital expenditures	(265)	(224)	(370)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(2,252)	(627)	(6,449)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	265	(1,106)	994
Proceeds from debt financing, net of expenses	8,000	13,200	5,439
Deferred financing costs	(98)	(575)	(662)
Net proceeds (repayments) under line of credit	—	(4,697)	968
Principal payments	—	(10,360)	(196)
Issuance of common stock, net of expenses	—	1,169	6,886
Shares repurchased and held in Treasury, then retired	(108)	—	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	8,059	(2,369)	13,429
CASH FLOWS OF DISCONTINUED OPERATIONS:
Operating cash flows	—	442	(2,006)
NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	—	442	(2,006)
Exchange rate effect on cash	(67)	—	—
NET INCREASE (DECREASE) IN CASH	1,376	(417)	(1,847)
CASH AT BEGINNING OF YEAR	546	963	2,810
CASH AT END OF YEAR	$1,922	$546	$963

	Years Ended June 30,
	2007	2006	2005
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,716	$1,916	$1,164
Cash paid for income taxes	$127	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Conversion of notes into common stock	$—	$7,468	$509
Issuance of common stock and warrants to agents in convertible debt transactions	$—	$—	$84
Common stock issued/to be issued to sellers of acquired businesses	$400	$—	$2,044
Debt discounts recorded in connection with long-term debt	$671	$—	$569
Acquisitions of businesses:
Current tangible assets	$32	$—	$3,631
Non current tangible assets	70	—	508
Current liabilities assumed	(674)	—	(4,566)
Intangible assets acquired	2,358	—	1,802
Goodwill recognized	434	—	11,607
Less
Accrued purchase consideration	—	—	(4,320)
Stock based purchase consideration	(300)	—	(2,044)
Cash paid for acquisitions of businesses	$1,920	$—	$6,618

DYNTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                 ORGANIZATION

DynTek, Inc. (the “Company”) was initially incorporated in Delaware on May 27, 1989 as Universal Self Care, Inc. In January 1998 the Company changed its name to Tadeo Holdings, Inc. In November 1999, the Company changed its name to TekInsight, Inc., and in December 2001 the Company changed its name to DynTek, Inc.

The Company provides professional information technology (“IT”) services and sales of related products to mid-market commercial businesses, state and local government agencies, and educational institutions.

2.                 LIQUIDITY AND FINANCIAL CONDITION

The Company incurred a net loss of $11,116,000 for the year ended June 30, 2007, which includes $10,733,000 of non-cash charges resulting from $3,262,000 of depreciation and amortization, $799,000 of stock-based compensation $275,000 of deferred income taxes, and $6,397,000 of non-cash interest (Note 11). The Company has $4,134,000 of working capital at June 30, 2007.

The Company, beginning in the first quarter of its fiscal year ended June 30, 2006, undertook a financial and operating restructuring plan designed to reduce the amount of cash flows used in its operating activities. The Company’s operational restructuring initiatives included, among other things, streamlining operations by reducing employee headcount, cutting overhead expenses and focusing revenue generating activities on selling products that are intended to generate higher profit margins.

The Company’s financial restructuring initiatives have enabled it to alleviate constraints on its liquidity from having to immediately service previously existing debt obligations. The Company entered into a credit facility with New England Technology Finance, LLC (“NETF”) on August 8, 2005 (Note 7), converted two major note obligations and certain trade payables into equity during the quarter ended March 31, 2006 (Note 11), restructured notes payable to sellers of acquired businesses that were ultimately converted into equity on March 8, 2006 (Note 12), and issued $6,700,000 of senior secured notes to a major investor/stockholder on March 8, 2006. The Company used the proceeds of its $6,700,000 note offering to repay notes due to the Laurus Master Fund, Ltd. (Note 11). In May and June of 2006, the Company issued an aggregate of $4,000,000 of additional junior secured convertible notes to the same major investor (Note 11). The proceeds of these notes were used to repay certain indebtedness and for general corporate purposes. The Company also raised net proceeds of approximately $1,714,000 during the year ended June 30, 2006 in a private placement of common stock (Note 14).

The Company entered into a Second Amendment to Note Purchase Agreement (the “Second Amendment”) on September 26, 2006 pursuant to which the Company issued to Trust A-4—Lloyd I. Miller a Junior Secured Convertible Note in the aggregate principal amount of $3,000,000 (the “Third Junior Note”) on substantially the same terms set forth in the Junior Note and the Second Junior Note (both of which are defined herein) with the additional collateralization of 66% of the Company’s assets and stock of its wholly-owned Canadian subsidiary (Note 14). The proceeds of this note were used to finance the acquisitions described below and for general corporate purposes.

On October 6, 2006, the Company utilized a portion of the proceeds from the Third Junior Note to enter into an Asset Purchase Agreement for substantially all of the assets of TekConnect, Inc. (“TekConnect”). In consideration for the purchased assets, the Company paid to the sellers $400,000 at closing, incurred $63,000 of direct acquisition costs and assumed $540,000 of pre-existing contract obligations. The Company made a final $100,000 earn-out payment in September 2006 related to the initial June 2006 purchase of TekConnect’s customer list.

The Company also utilized a portion of the Third Junior Note on October 27, 2006, when the Company, DynTek Canada, an Ontario corporation and a wholly-owned subsidiary of the Company (“DynTek Canada”), Sensible Security Solutions, Inc., an Ontario corporation (“SSS”), and Paul Saucier, an individual and 100% owner of SSS, entered into an Asset Purchase Agreement for substantially all of the assets of SSS. In consideration for the purchased assets, the Company agreed to pay SSS at closing a cash payment of $1,063,000 and 1,485,148 shares of the Company’s common stock with an aggregate fair value of $300,000 measured in accordance with Emerging Issues Task Force Issue (“EITF” 99-12—”Determination of the Measurement Date for the Market Price of Securities Issues in a Purchase Business Combination,” (“EITF 99-12”). Additional fees in connection with the acquisition of approximately $50,000 were also paid.

In addition, the Company agreed to make additional payments over a three-year period based upon the achievement of certain Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) performance targets. Such payments will be paid using a combination of cash and the Company’s common stock, at the Company’s election, provided that at least half of the payments will be in cash (see Note 14). The earn-out provisions are based upon achieving EBITDA performance targets and the earn-out provision was approximately $250,000 for the year ended June 30, 2007. The Company intends to distribute any payments related to the earn-out provisions, half to be paid in cash and half to be issuable in shares of the Company’s common stock at a price of $0.20 per share.

On April 13, 2007, the Company entered into a Junior Secured Convertible Note Purchase Agreement pursuant towhich the Company issued to Trust A-4—Lloyd I. Miller a Junior Secured Convertible Note in the aggregate principal amount of $5,000,000 (the “Fourth Junior Note”). The interest rate for the Fourth Junior Note is 9% per annum if paid in cash, or 13% per annum if paid in kind, which is at the Company’s election for the first three years. All other terms in this note are substantially identical to the terms set forth in the previously issued prior notes. Principal will be payable on the maturity date of April 13, 2012, and interest will be payable quarterly in arrears beginning June 30, 2007, unless the Company chooses the payment in kind option, in which case interest will be added to the principal amount of the Fourth Junior Note during the period that the Company continues such election. The Company elected the payment in kind option and interest of $138,904 was added to the principal amount of the Fourth Junior Note for the period ended June 30, 2007. The Fourth Junior Note may be converted into common stock of the Company at any time at the election of the holder at an initial conversion price of

$0.175 per share of common stock, subject to certain adjustments. Proceeds from the issuance of the Fourth Junior Note will be used to finance current operations, fund potential acquisitions and for general corporate purposes.

The Company believes that its strategy of streamlining the business around its core competency of providing IT solutions is enabling it to operate under a more efficient cost structure than it had in the past. The Company is also not required to make principal payments under any of its note obligations until June 2009 and its accounts receivable and product financing arrangement with NETF is providing it with timely working capital resources. Accordingly, the Company believes (based on these initiatives) that it will have sufficient liquidity to sustain the business through July 1, 2008.

The Company is continuing its financial and operational restructuring initiatives and will continue to implement its strategic business plan. Although the Company believes that it has sufficient liquidity to sustain the business through July 1, 2008, there is no assurance that unforeseen circumstances will not have a material affect on the business that could require it to raise addition capital or take other measures to sustain operations in the event outside sources of capital are not available. The Company has not secured any commitments for new financing at this time nor can it provide any assurance that new capital (if needed) will be available to it on acceptable terms, if at all.

3.                 SIGNIFICANT ACCOUNTING POLICIES

A.             Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions have been eliminated.

B.               Foreign Currency Translation—The consolidated financial statements are presented in United States Dollars in accordance with Statement of Financial Accounting Standard No. 52, “Foreign Currency Translation” (“SFAS 52”). As described in Note 4, the Company acquired substantially all of the assets of SSS on October 27, 2006. The Company operates SSS as a wholly-owned subsidiary in Canada and uses the local currency (Canadian Dollars) as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and revenue and expense accounts are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to accumulated other comprehensive income.

C.               Revenue Recognition—The Company applies the revenue recognition principles set forth under AICPA Statement of Position (“SOP”) 97-2 and Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) 104 with respect to all of its revenue. Accordingly, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor’s fee is fixed or determinable, and (iv) collectability is probable.

Computer Hardware Product Revenues

The Company requires its hardware product sales to be supported by a written contract or other evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any. Since the Company’s hardware sales are supported by a contract or other document that clearly indicates the terms of the transaction, and the selling price is fixed at the time the sale is consummated, the Company records revenue on these sales at the time at which it receives a confirmation that the goods were tendered at their destination when shipped “FOB destination,” or upon confirmation that shipment has occurred when shipped “FOB shipping point.”

Software Product Revenues

The Company makes substantially all of its software product sales as a reseller of licenses, which may include a post contract customer support arrangement and access to product upgrades and enhancements that are provided exclusively by the manufacturer following delivery, and the customer’s acceptance of the software product. The Company does not presently sell any software that it develops internally. Any responsibility for technical support and access to upgrades and enhancements to these software products are solely the responsibility of the software manufacturer, which arrangement is known to the customer at the time the sale is consummated. With respect to delivery, the Company requires that the customer has received transfer of the software or, at a minimum, an authorization code (“key”) to permit access to the product. If a software license is delivered to the customer, but the license term has not begun, the Company does not record the revenue prior to inception of the license term.

The Company requires its software product sales to be supported by a written contract or other evidence of a sale transaction, which generally consists of a customer purchase order or on-line authorization. These forms of evidence clearly indicate the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any. The selling prices of these products are fixed at the time the sale is consummated.

For product sales, the Company applies the factors discussed in “EITF” 99-19 in determining whether to recognize product revenues on a gross or net basis. In a substantial majority of transactions, the Company (i) acts as principal; (ii) takes title to the products; and (iii) has the risks and rewards of ownership, including the risk of loss for collection, delivery or returns. For these transactions, the Company recognizes revenues based on the gross amounts billed to customers. In certain circumstances, based on an analysis of the factors set forth in EITF 99-19, the Company has determined that it was acting as an agent, and therefore recognizes revenues on a net basis. For the years ended June 30, 2007, 2006 and 2005, revenues recognized on a net basis totaled approximately $920,000, $1,455,000 and $0, respectively.

IT Services Revenue

The Company generally bills its customers for professional IT services based on hours of time spent on any given assignment at its hourly billing rates. As it relates to delivery of these services, the Company recognizes revenue under these arrangements as the work is completed and the customer has indicated their acceptance of services by approving a work order milestone or completion order. For certain engagements, the Company enters fixed bid contracts, and recognizes revenue as phases of the project are completed and accepted by the client. For its seat management services, the Company enters unit-price contracts (e.g., price per user for seat management), and recognizes revenue based on number of units multiplied by the agreed-upon contract unit price per month.

BPO Services Revenue

For business process outsourcing (“BPO”) services, which primarily included the Company’s child support service contracts in the state of Nebraska, the Company provided services under a fixed price (flat monthly fee) contract, and recognized revenue as the services were provided and billed. The Company completed its transition out of this former segment during the quarter ended June 30, 2006. Accordingly, the Company recognized revenues in a single segment, IT Services Revenue, during the year ended June 30, 2007.

D.              Cash and Cash Equivalents—The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

E.                Accounts Receivable—The Company generates accounts receivable from sales of services and products to its customers. The Company establishes reserves for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Information with respect to the Company’s allowance for doubtful accounts is presented in Note 6.

The Company sells its eligible accounts receivable to NETF under each of an Asset Purchase and Liability Assumption Agreement and an Asset Purchase Agreement that it entered into with NETF during the year ended June 30, 2006. The Company retains certain servicing rights under a related Master Servicing Agreement that provides for the Company to manage collections and other ongoing interactions with customers for certain contractual fees. These agreements are more fully described in Note 7.

The Company accounts for its transfers of accounts receivable to NETF under each of these agreements in accordance with the provision of SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” as sales of such accounts receivable balances. The gain or loss on sales of receivables to NETF is determined at the date of transfer based upon the amount at which they are transferred to NETF less any fees, discounts and other charges provided under the agreements.

F.                Property and Equipment—Property and equipment is stated at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of their respective leases or service lives of the improvements, whichever is shorter.

G.               Net Loss Per Share—The Company computes net loss per share in accordance with SFAS No. 128. “Earnings per Share.” Accordingly, the Company computed its net loss per share by dividing its net loss for each of the periods presented by the weighted average number of common shares outstanding for the period. The computation of net loss per share excluded the effect of potentially dilutive securities that would be issuable upon the exercise of convertible debt, stock, options and common stock purchase warrants, because their effect would be anti-dilutive. The aggregate number of potential common stock equivalents excluded from the computation of basic and diluted loss per share is as follows:

	As of June 30,
	2007	2006	2005
Preferred Shares (convertible at 2.5 common shares)	—	—	145,781
Warrants	43,936,495	26,946,897	2,312,924
Options	11,286,811	231,166	355,300
Convertible debt	75,522,616	20,684,658	1,615,318
	130,745,922	47,862,721	4,429,323

H.              Estimates—The Company’s financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for the Company include revenue recognition, impairment of goodwill, and accounting for discontinued operations. Actual results with respect to estimates could differ from the outcome of one or more confirming events in future periods. The difference between actual results and management’s estimates could be material.

I.                   Stock Based Compensation—Prior to July 1, 2005, the Company accounted for employee stock transactions in accordance with Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees.” The Company applied the pro forma disclosure requirements of SFAS No. 123 “Accounting for Stock-Based Compensation.”

Effective July 1, 2005, the Company adopted SFAS No. 123R “Share Based Payment.” This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest that will result in a charge to operations. The Company adopted the modified prospective method with respect to accounting for its transition to SFAS 123(R). Accordingly, the Company recognized approximately $275,000 and $559,000 for the fair value of stock options vested and for options expected to vest during years ended June 30, 2006 and June 30, 2007, respectively.

For the year ended June 30, 2005, the Company applied APB Opinion No. 25, “Accounting for Stock Issued to Employees.” As required under SFAS No. 148, “Accounting for Stock-based Compensation—Transition and Disclosure,” the following table presents pro-forma net loss and basic and diluted loss per share as if the fair value-based method had been applied to all awards during that period.

Year Ended June 30,
2005
(in thousands except per share data)
Net Loss	$(22,591)
Stock-based employee compensation cost, net of tax effect, under fair value accounting	(332)
Pro-forma net loss under Fair Value Method	$(22,923)
Loss per share
Basic	$(3.55)
Diluted	$(3.55)
Per share stock-based employee compensation cost, net of tax effect, under fair value accounting:
Pro-forma loss share basic	$(3.55)
Pro-forma loss share diluted	$(3.55)

The fair value of all awards granted prior to the adoption of SFAS 123(R) was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk fee interest rate: 3.44% to 4.05%; expected dividend yield: 0%; expected option life: 3 to 4 years; volatility: 35% to 136%.

J.                  Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amounts of notes receivable approximate fair value as such instruments feature contractual interest rates that are consistent with current market rates of interest. The carrying amounts of notes payable approximate fair value because the effective yields of such instruments, which includes the effect of contractual interest rates taken together with discounts resulting from the concurrent issuances of common stock purchase warrants, are consistent with current market rates of interest.

K.              Goodwill and Amortizable Intangible Assets—Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations (Note 4). SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (June 30th for the Company) and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit (Note 9).

The Company’s amortizable intangible assets include customer relationships that are being amortized using the straight-line method over estimated useful lives of three to seven years. In accordance with SFAS 144 “Long-Lived Assets”, the Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of amortizable intangible assets under SFAS 144 is measured by comparing the carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment charge to be recognized is measured based on the carrying amount of the property that exceeds its fair market value.

L.                Common Stock Purchase Warrants and other Derivative Financial Instruments—The Company accounts for the issuance of Common Stock purchase warrants and other freestanding derivative financial instruments in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement, or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company performed a classification assessment of all of its free standing derivatives as of June 30, 2007 and 2006 and determined that the classification of these derivatives in stockholders equity is appropriate.

M.           Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has recognized $275,000 of income tax expense in the accompanying financial statements for the fiscal years ended June 30, 2007. Deferred tax assets, which principally arise from net operating losses, are fully reserved due to management’s assessment that it is more likely than not that the benefit of these assets will not be realized in future periods.

N.              Comprehensive Income (Loss)—Comprehensive income (loss) is comprised of net income (loss) and all changes to the statements of stockholders’ equity, except for changes that relate to investments made by stockholders, changes in paid-in capital and distributions.

O.              Inventory—Inventory consists primarily of finished goods in transit to the Company’s customers, which are recorded at the lower of cost or market.

P.                Advertising Costs—Costs related to advertising and promotions of services are charged to sales operating expense as incurred. Advertising expense amounted to $163,000, $162,000, and $59,000 for the years ended June 30, 2007, 2006, and 2005, respectively. These expenses are included in selling expenses in the accompanying consolidated statements of operations and comprehensive loss.

Q.              Shipping and Handling Costs—The Company accounts for shipping and handling costs as a component of Cost of Product Revenues. These costs are primarily the direct freight costs related to the “drop shipment” of products to the Company’s customers. Shipping and handling costs amounted to $142,000 in fiscal 2007, $218,000 in fiscal 2006, and $134,000 in fiscal 2005.

R.               Convertible Notes—The Company accounts for conversion options embedded in convertible notes in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires Companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF 05-2 “The Meaning of Conventional Convertible Debt Instrument” in Issue No. 00-19.

The Company accounts for convertible notes (deemed conventional) in accordance with the provisions of EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features,” (“EITF 98-5”), EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments,” Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption.

S.                New Accounting Standards

In September 2005, the FASB ratified the EITF Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). This issue is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements.

In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is recorded in the stockholders’ equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” This Issue should be applied by retrospective application pursuant to Statement 154 to all instruments with a beneficial conversion feature accounted for under Issue 00-27 included in financial statements for reporting periods beginning after December 15, 2005. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 150.” SFAS No. 155 (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies that certain instruments are not subject to the requirements of SFAS 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that may contain an embedded derivative requiring bifurcation, (d) clarifies what may be an embedded derivative for certain concentrations of credit risk and (e) amends SFAS 140 to eliminate certain prohibitions related to derivatives on a qualifying special-purpose entity. SFAS 155 is applicable to new or modified financial instruments in fiscal years beginning after September 15, 2006, though the provisions related to fair value accounting for hybrid financial instruments can also be applied to existing instruments. Early adoption, as of the beginning of an entity’s fiscal year, is also permitted, provided interim financial statements have not yet been issued. The Company will apply the provisions of this statement prospectively to new instruments.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (SFAS No. 156). SFAS No. 156 amends SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. SFAS No. 156 is effective for the first fiscal year beginning after September 15, 2006. The Company is evaluating the potential impact, if any, that the adoption of SFAS 156 will have on its consolidated financial statements.

In June 2006, the EITF reached a consensus on Issue No. 06-3 (“EITF 06-3”), “Disclosure Requirements for Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions.” The consensus allows companies to choose between two acceptable alternatives based on their accounting policies for transactions in which the company collects taxes on behalf of a governmental authority, such as sales taxes. Under the gross method, taxes collected are accounted for as a component of sales revenue with an offsetting expense. Conversely, the net method allows a reduction to sales revenue. If such taxes are reported gross and are significant, companies should disclose the amount of those taxes. The guidance should be applied to financial reports through retrospective application for all periods presented, if amounts are significant, for interim and annual reporting beginning after December 15, 2006. The Company adopted the provisions of this EITF and accounts for the collection of sales taxes using the net method. The implementation of EITF 06-3 did not have a material effect on the Company’s consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet completed its analysis of the potential impact that this Interpretation may have on its consolidated financial position, results of operations, cash flows or disclosures.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 108, Considering the Effects on Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, (“SAB 108”). SAB 108 requires registrants to quantify errors using both the income statement method (i.e. iron curtain method) and the rollover method and requires adjustments if either method indicates a material error. If a correction in the current year relating to prior year errors is material to the current year, then the prior year financial information needs to be corrected. A correction to the prior year results that are not material to those years, would not require a restatement process where prior financials would be amended. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company does not anticipate that SAB 108 will have a material effect on its consolidated financial position, results of operations or cash flows.

In November 2006, the EITF reached a final consensus in EITF Issue 06-6 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments” (“EITF 06-6”). EITF 06-6 addresses the modification of a convertible debt instrument that changes the fair value of an embedded conversion option and the subsequent recognition of interest expense for the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.” The consensus should be applied to modifications or exchanges of debt instruments occurring in interim or annual periods beginning after November 29, 2006. The adoption of EITF 06-6 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In November 2006, the FASB ratified EITF Issue No. 06-7, “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities” (“EITF 06-7”). At the time of issuance, an embedded conversion option in a convertible debt instrument may be required to be bifurcated from the debt instrument and accounted for separately by the issuer as a derivative under FAS 133, based on the application of EITF 00-19. Subsequent to the issuance of the convertible debt, facts may change and cause the embedded conversion option to no longer meet the conditions for separate accounting as a derivative instrument, such as when the bifurcated instrument meets the conditions of Issue 00-19 to be classified in stockholders’ equity. Under EITF 06-7, when an embedded conversion option previously accounted for as a derivative under FAS 133 no longer meets the bifurcation criteria under that standard, an issuer shall disclose a description of the principal changes causing the embedded conversion option to no longer require bifurcation under FAS 133 and the amount of the liability for the conversion option reclassified to stockholders’ equity. EITF 06-7 should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in FAS 133 in interim or annual periods beginning after December 15, 2006, regardless of whether the debt instrument was entered into prior or subsequent to the effective date of EITF 06-7. Earlier application of EITF 06-7 is permitted in periods for which financial statements have not yet been issued. The adoption of this guidance did not have an effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2006, the FASB issued FSP EITF 00-19-2 “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 addresses an issuer’s accounting for registration payment arrangements. This pronouncement specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument, should be separately recognized and accounted for as a contingency in accordance with SFAS 5 “Accounting for Contingencies.” FSP EITF 00-19-2 amending previous standards relating to rights agreements became effective on December 21, 2006 with respect to arrangements entered into or modified beginning on such date and for the first fiscal year beginning after December 15, 2006 with respect to those arrangements entered into prior to December 21, 2006. The adoption of this pronouncement did not have an effect on the accompanying consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of this statement on the Company’s consolidated results of operations and financial condition.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

4.                 BUSINESS COMBINATIONS

Redrock Communications Solutions, Inc.

On September 29, 2004, the Company entered into a Stock Purchase Agreement (the “Agreement”) effective August 1, 2004 to acquire all of the outstanding Common Stock of Redrock Communication Solutions, Inc. (“Redrock”) for purchase consideration (after giving effect to earn-outs) of $5,226,000. The purchase price included $4,726,000 in cash and $500,000 for the fair value of 793,000 shares of common stock.

The Company accounted for its acquisition of Redrock Communications Solutions, Inc. (“Redrock”) as a purchase business combination after which it began consolidating Redrock’s results of operations immediately following the completion of the acquisition on September 29, 2004. The Company assumed net liabilities of approximately $383,000 with respect to this transaction and allocated the excess of the purchase price over the fair value of net liabilities assumed as follows: customer list for $755,000 and goodwill for $4,817,000. This business was fully integrated into the Company as of March 31, 2006.

Integration Technologies Inc.

On October 14, 2004, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, ITI Acquisition Corp., a California corporation and wholly owned subsidiary of the Company (“Merger Sub”), Integration Technologies, Inc., a California corporation (“ITI”), the shareholders of ITI (the “ITI Shareholders”) and Casper Zublin, Jr., in his capacity as the shareholder representative (the “Representative”). Pursuant to the terms of the Merger Agreement, the Company acquired all of the outstanding common stock of ITI for aggregate purchase consideration (after giving effect to earn-outs and certain changes and amendments to the purchase price) amounting to $6,890,000. The purchase price, as adjusted, included $5,346,000 in cash and $1,544,000 for the fair value of 428,000 shares of common stock.

The Company accounted for its acquisition of ITI as a purchase business combination in which it began consolidating ITI’s results of operations immediately following the completion of the acquisition on October 14, 2004. The Company assumed net liabilities of approximately $78,000 with respect to this transaction and allocated the excess of the purchase price over the fair value of net liabilities assumed as follows: customer list for $400,000 and goodwill for $6,568,000.

In September 2005, the Company and certain sellers of ITI (including the Company’s current chief executive officer, Casper Zublin, Jr.) agreed to convert $2,574,735 of remaining payments into promissory notes bearing interest at 8.9% per annum. The Company paid $643,684 in principal due under the ITI Notes in September 2005, with a remaining aggregate principal balance of $1,931,051.

On March 8, 2006, the Company entered into Conversion and Settlement Agreements with the holders of ITI Notes providing for the surrender of the notes to the Company for their immediate and irrevocable cancellation in exchange for such number of shares of common stock derived by dividing the aggregate principal and interest of $2,043,273 by a conversion price of $.20 per share. As described in Note 11, the Company accounted for the extinguishment of these and other notes that were also settled on March 8, 2006 as a troubled debt restructuring in accordance with SFAS 15. The conversion was effective and the shares of common stock were issued in June 2006 following the effective date of the Company’s 1 for 10 reverse stock split described in Note 14. This business was fully integrated into the Company as of March 31, 2006.

TekConnect

On October 6, 2006, the Company utilized a portion of the proceeds from the Third Junior Note to enter into an Asset Purchase Agreement for substantially all of the assets of TekConnect, a privately-held educational technology integration and consulting firm. In consideration for the purchased assets, the Company paid to sellers $400,000 at closing, $100,000 in contingent consideration, incurred $62,000 of direct acquisition costs and assumed $540,000 pre-existing contract obligations.

As of October 6, 2006, TekConnect’s results of operations were consolidated with the Company’s results of operations. The increase in the value of intangible assets (customer list) of approximately $1,102,000 is being amortized over a three year period.

A summary of the business assets acquired (in thousands) is as follows:

Consideration paid:
Cash	$500
Transaction expenses	62
Total consideration	$562
Allocation of Purchase Price:
Fair value of liabilities assumed:
Liabilities assumed
Deferred Revenue	$(540)
Total liabilities assumed	(540)
Net liabilities assumed	(540)
Value of excess of purchase price plus net liabilities assumed allocated to:
Customer list	1,102
Fair value of assets acquired	$562

Pro Forma for TekConnect, Inc.

The following unaudited pro forma information reflects the results of continuing operations of the Company as if the TekConnect acquisition had been consummated as of July 1, 2006 (in thousands).

	For the Year Ended June 30,
	2007	2006
Revenues	$97,404	$92,265
Net Loss	(10,515)	(28,431)
Net Loss per share	$(0.18)	$(1.32)

Sensible Security Solutions, Inc.

As described in Note 2 above, on October 27, 2006, the Company, DynTek Canada, SSS, and Paul Saucier entered into an Asset Purchase Agreement for the acquisition by DynTek Canada of substantially all of the assets of SSS. SSS provides major Canadian organizations, both in the private and public sector, with the design and implementation of comprehensive, enterprise-level anti-virus solutions. The Company acquired SSS because it was aligned with the Company’s existing core security practice, provides a greater density within its Canadian region, and provides for a more comprehensive delivery of its service support across various geographical regions.

In consideration for the purchased assets, the Company paid SSS at closing a cash payment of $1,058,000 and 1,485,148 shares of the Company’s common stock with an aggregate fair value of $300,000 based upon the per share fair value measured in accordance with EITF 99-12. Additional fees in connection with the acquisition of approximately $50,000 were also paid.

The Company is obligated to make additional payments of up to $4.7 million over a three-year period based upon the achievement of certain EBITDA performance targets. Such payments are payable quarterly for the first year of the earn-out period and annually for each of the next two years using a combination of cash and the Company’s common stock, at the Company’s election, provided that at least half of the payments will be in cash. Earn-out awards are calculated, subject to adjustment, based upon the cumulative effect of achieved EBITDA performance targets during the applicable earn-out period. Determination and notification of the EBITDA earn-out shall be provided to SSS within 45 days after the end of each earn-out period. Progressive cash payments and/or stock issuances are due within 15 days of the notification of the EBITDA earn-out. Earn-out shares issued are to be held in escrow by the Company until the final annual EBITDA earn-out provision is determined. SSS is obligated to repay over payments made by the Company with respect to the cumulative effect of achieved annual EBITDA performance; however, the repayment obligation may be satisfied in either cash or the return of earn-out shares at the sole discretion of SSS and in no event shall the repayment obligation exceed the number of earn-out shares issued by the Company. In the event that Paul Saucier, the former owner of SSS, is terminated by the Company without cause, the Company will be required to pay to SSS pursuant to the earn-out, an amount equal to $3.6 million, less the aggregate purchase price previously paid to SSS as of the date of termination. In addition, if the total of the earn-out payments exceed $3.6 million, then the Company will be required to continue payments under the earn-out in accordance with the Asset Purchase Agreement.

For the period ended June 30, 2007, the earn-out provision was $250,000 based upon achieved EBITDA performance targets.

A summary of the business assets acquired (in thousands) is as follows:

Consideration paid:
Cash	$1,058
Common stock	300
Earn-Out Cash	250
Transaction expenses	50
Total consideration	$1,658
Allocation of Purchase Price:
Fair value of tangible assets:
Accounts receivable	$32
Property and equipment	70
Total tangible assets	102
Deferred Revenue	(134)
Net liabilities Assumed	(32)
Value of excess of purchase price plus net liabilities assumed allocated to:
Customer list	1,256
Goodwill	434
Fair value of assets acquired	$1,658

The increase in the value of intangible assets (customer list) of approximately $1,256,000 is being amortized over a three year period. The valuation of the customer list was based upon the best information available at the time.

As of October 27, 2006, SSS’s results of operations are being consolidated with the Company’s results of operations.

The Company, following its acquisition of SSS, performed a preliminary analysis of the excess of the purchase price plus transaction expenses over the net liabilities assumed, as of October 27, 2006. The Company, based on its preliminary analysis, allocated $1,256,000, based on exchange rates in effect at the date of the acquisition, of the excess to customer relationships and $434,000 to goodwill. The Company subsequently engaged an outside specialist to perform a formal valuation study of its purchase price allocation and determined that no changes were required to the preliminary allocation based upon the results of the independent valuation study.

Pro Forma for SSS Acquisition

The following unaudited pro-forma information reflects the results of continuing operations of the Company as if the SSS acquisitions had been consummated as of July 1, 2006 (in thousands).

	For the Year Ended June 30,
	2007	2006
Revenues	$95,925	$88,747
Net Loss	(10,910)	(27,714)
Net Loss per share	$(.19)	$(1.28)

5.                 RESTRICTED CASH

Restricted cash includes cash received in connection with maintenance agreements that will become available to the Company as revenue is earned and recognized under the terms of the respective agreements, which are three years. The non-current portion, which amounts to approximately $72,000, is classified as a non-current asset.

6.                 ACCOUNTS RECEIVABLE

At June 30, 2007, accounts receivable consists of the following (in thousands):

	June 30,
	2007	2006
Accounts receivable	$4,046	$2,581
Less: allowance for doubtful accounts	(492)	(700)
Accounts receivable, net	$3,554	$1,881

The Company, as of June 30, 2007, perfomed an analysis of the allowance for doubtful accounts based on periodic reviews of its receivables, taking into consideration historical writeoffs. The Company wrote off $102,000 for accounts deemed uncollectible during the year ended June 30, 2007, and reduced the reserve by an additional $106,000, based on the periodic review noted above, to $492,000 as of June 30, 2007. During the year ended June 30, 2006, the Company wrote off $164,000 for accounts deemed uncollectible, and increased the reserve by $246,000 based on a review of uncollectible accounts receivable at June 30, 2006.

7.                 DUE FROM NETF

On August 8, 2005, the Company entered into a series of related agreements with NETF providing for NETF to purchase eligible accounts receivable balances and to finance qualified purchases (as defined). This facility is comprised of three components: (1) an Asset Purchase and Liability Assumption Agreement (the “APLA”), under which NETF finances certain of the Company’s qualified product purchases in connection with consummating sales to customers and (2) an Asset Purchase Agreement (the “APA”), and (3) a Master Servicing Agreement (“MSA”).

Qualified product purchases financed by NETF under the APLA are repaid from collections of accounts receivable balances that the Company generates from its sales of such products to customers. The Company transfers title to the invoices to NETF at the time these sales are financed and delivery is made to the customer. The Company pays contractual financing and servicing fees to NETF for its financing of these purchases in an amount that is equal to a percentage of the gross profit margin on such sales. The percentages fees vary based on the (a) amount of gross profit on such sales, and (b) number of days in which the receivables from such sales remain uncollected.

NETF remits periodically to the Company an amount equal to the monthly gross profit margin on the sales less the contractual fees. The APLA also provides for the Company to repurchase, after 150 days, any amounts that remain unpaid by the customer for reasons other than the customer’s inability to pay as a result of its financial condition or possible insolvency. NETF pre-approves all product purchases and the credit worthiness of the Company’s customers under this arrangement as a precondition to financing the sale.

Under the APA, the Company transfers eligible accounts receivable to NETF in exchange for advances of up to 80% of their gross amount. NETF charges the Company fees (the “Discount Factor”) in an amount equal to the LIBOR rate plus 4% per annum on advances made at the time of the transfer. The Company also retains servicing rights under the MSA. Under the terms of the MSA, the Company manages collections and other ongoing interactions with its customers in exchange for fees amounting to approximately 20% of the gross invoice amount. NETF settles fees payable to the Company under this arrangement net of the Discount Factor.

At the inception of the agreement, NETF funded $7,500,000 of qualified accounts receivable under the APA agreement. The proceeds received by the Company from NETF at the inception of the agreement were used (i) to repay $4,800,000 of the remaining balance due under a previously existing secured borrowing arrangement (Note 11), (ii) to repay acquisition debt, and (iii) for general corporate purposes. The APA also provides for the Company to repurchase, after 150 days, any amounts that remain unpaid by the customer for reasons other than the customers’ inability to pay as a result of its financial condition or possible insolvency; however such repurchases are limited to 15% of all receivables transferred to NETF under this arrangement. In addition, NETF pre-approves the credit worthiness of the Company’s customers under this arrangement as a precondition to purchasing any invoice.

This facility contains customary affirmative and negative covenants as well as specific provisions related to the quality of the accounts receivables sold. The Company has also indemnified NETF for the risk of loss under any transferred balances except for loss incurred as a result of customer credit risk. The aggregate amount of fees incurred under this arrangement (under the APA and APLA) is included as a component of interest expense in the accompanying consolidated statement of operations and comprehensive loss and amounted to approximately $1,701,000 and $1,165,000 for the years ended June 30, 2007 and 2006, respectively.

8.                 PROPERTY AND EQUIPMENT

Property and equipment is as follows (in thousands):

	June 30,
	2007	2006
Furniture and Fixtures	$1,086	$1,044
Vehicles	49	49
Computer equipment	3,555	3,283
Leasehold improvements	62	41
	4,752	4,417
Less: accumulated depreciation	(4,090)	(3,654)
Property and Equipment, Net	$662	$763

Depreciation expense for the years ended June 30, 2007, 2006 and 2005 amounted to approximately $436,000, $420,000 and $359,000 respectively.

9.                 GOODWILL

Goodwill represents the excess of the aggregate of purchase consideration provided to sellers and transaction costs incurred in connection with completing business combinations over the fair value of net assets acquired. The Company’s remaining goodwill includes Redrock and ITI which together constitute a single reporting unit, and SSS, which the Company acquired on October 27, 2006. Under the SSS Asset Purchase Agreement (Note 4), the Company is obligated to make additional earnout payments of up to $4,700,000 over a three-year period. These earnout payments, to the extent incurred, are being classified as goodwill.

The Company performed its annual goodwill impairment tests of the applicable reporting units as of June 30, 2007 and June 30, 2006, in accordance with SFAS 142. Based on the results of these tests, the Company determined that impairment charges are not required for the years ended June 30, 2007 and 2006. The goodwill impairment charge of $12,897,000 that the Company recorded during the year ended June 30, 2005 principally relates to the Company’s former BPO segment which the Company no longer operates as of the end of fiscal year June 30, 2006.

At June 30, 2007, the Company engaged an outside valuation specialist to evaluate the goodwill for each of its reporting units as required under SFAS 142. In preparing its evaluation, the specialist considered a variety of factors which include the economic environment for each of the units, comparable market value comparisons for similar companies, as well as estimated future cash flows for each of the units as provided by the Company, and used several different approaches to determine enterprise value for each unit. Based on these factors, in each case the specialist determined valuations for each unit were relatively consistent using each approach, and that no impairment was indicated for any of the units.

Estimating the fair values of reporting units requires Company management to exercise significant judgment and make subjective estimates regarding future revenues, expenses, cash flows and the risks associated with attaining those estimates in future periods. While management believes that these estimates are reasonable, the outcome of these estimates could differ significantly upon the occurrence of actual events.

10.          INTANGIBLE ASSETS

At June 30, 2007, 2006, and 2005, the Company had the following intangible assets (in thousands):

	2007	2006	2005
Acquired customer lists	$17,153	$14,562	$14,246
Less: accumulated amortization	14,666	11,840	9,609
Acquired customer lists, net	$2,487	$2,722	$4,637
Goodwill	$19,201	$18,767	$18,579

In June 2006, the Company increased its acquired customer list by $316,000 as a result of the acquisition of the Long Island Division of TekConnect Corporation.

In October 2006, the Company increased its acquired customer list by $2,358,000 as a result of the acquisition of SSS and the acquisition of substantially all of the remaining assets of TekConnect.

Amortization of acquired customer lists is computed on a straight-line basis over periods of 3 to 7 years. Amortization expense for each of the years ended June 30, 2007, 2006 and 2005, amounted to approximately $2,826,000, $2,231,000, and $2,712,000, respectively.

Future amortization expense over the estimated remaining lives of acquired customer lists is as follows (in thousands):

Year Ending June 30,
2008	$1,284
2009	935
2010	268
Total	$2,487

11.          NOTES PAYABLE

9% Subordinated Convertible Note

On October 15, 2004, the Company entered into a 9% Senior Subordinated Convertible Note Purchase Agreement with certain investors in which it issued an aggregate of $4,438,775 in principal amount of the Company’s Senior Subordinated Convertible Notes (the “9% Notes”), bearing interest at 9% per annum with a maturity of three years. Interest payments were due quarterly on the first day of each calendar quarter. Principal payments were due in monthly installments of $145,844 beginning July 1, 2005 with any remaining principal due on October 15, 2007. The 9% Notes were convertible into shares of the Company’s common stock at a conversion price of $6.50 per share, subject to certain adjustments.

On October 26, 2005, the Company amended the 9% Notes with a majority of the holders thereof, and deferred all payments of principal due under the 9% Notes until January 2007. In exchange for the deferral, the Company (i) reduced the conversion price under the 9% Notes from $6.50 to $2.20 per share, (ii) reduced the exercise price of warrants held by the holders of the 9% Notes from $5.00 to $2.20 per share, and (iii) increased the number of shares exercisable under the 9% Notes warrants by an aggregate of 491,400 shares. This transaction deferred approximately $1,893,629 in aggregate principal payments otherwise due and payable through January 2007.

The Company accounted for the modification of the 9% Notes in accordance with SFAS 15 “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (“SFAS 15”). Accordingly, the Company recorded a non-cash interest charge of $1,742,853, which represented the incremental number of shares issuable upon conversion of the 9% Notes by having reduced the conversion price from $6.50 to $2.20, multiplied by $2.00, the closing price of the Company’s common stock on October 26, 2005. The Company also recorded a non-cash interest charge in the amount of $168,768, which represents the increase in the fair value of the common stock purchase warrants held by the holders of the 9% Notes that resulted from reducing their exercise price from $5.00 to $2.20 as of the date of the modification. These non-cash interest charges are included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2006.

On March 8, 2006, the Company entered into Conversion and Settlement Agreements with the holders of the 9% Notes providing for the surrender of the notes to the Company for their immediate and irrevocable cancellation in exchange for such number of shares of common stock derived by dividing the aggregate principal and interest of $2,655,112 by a conversion price of $.20 per share. As described below (Debt Extinguishment Related Accounting), the Company accounted for the extinguishment of these and certain other notes also settled in March 2006 as a troubled debt restructuring in accordance with SFAS 15. All the holders of the 9% Notes were issued shares of the Company’s common stock following the 1 for 10 reverse stock split effected on June 5, 2006.

Amortization of the debt discount in connection with the issuance of the 9% Notes amounted to $434,365 inclusive of a $308,005 adjustment upon conversion of the debt, which is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2006. Contractual interest expense on the 9% Notes through the date of conversion amounted to $238,895 and is also included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2006.

Laurus Master Fund Note

On November 15, 2004, the Company and Laurus Master Fund, LTD (“Laurus”) entered into an Amended and Restated Secured Convertible Term Note (the “Laurus Note”) with proceeds of $6,650,000. The Laurus Note was convertible at the option of Laurus into the Company’s common stock at a conversion price of $6.50 per share. The Laurus Note was subordinated to the Company’s working capital credit facility; however, substantially all other assets of the Company were pledged as security for this obligation.

The Laurus Note provided for interest payable at the greater of the prime rate plus 1% per annum or 4% per annum. Principal payments were due in twenty-four monthly installments of $277,083 beginning December 1, 2005. Any pre-payments of principal that the Company chose to make under the Laurus Note prior to its maturity were subject to a 2% prepayment premium.

In connection with this transaction, the Company also issued to Laurus Funds a five-year amended and restated warrant to purchase 1,046,150 shares of the Company’s common stock, exercisable at $6.50 per share (the “Laurus Warrant”).

In accordance with APB 14, the Company allocated $6,551,000 of the proceeds to the Laurus Notes and $98,982 of the proceeds to the Laurus Warrant (including the effect of note amendments). Accretion of the aforementioned discount (including the effect of note amendments) amounted to $163,733 inclusive of an $118,565 adjustment upon cancellation of the debt for the year ended June 30, 2006, and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2006. Contractual interest expense on the Laurus Notes amounted to $402,557 and is also included as a component of interest expense in the accompanying statements of operations and comprehensive loss for the year ended June 30, 2006.

On October 26, 2005, Laurus agreed to defer principal payments due on its note from December 2005 until March 2006 in exchange for a decrease in the exercise price of its warrants from $6.50 per share to $2.50 per share. Laurus entered into this transaction to assist the Company with alleviating its immediate liquidity constraints. This transaction resulted in the deferral of approximately $831,249 in principal payments otherwise due and payable through March 2006.

The Company accounted for the modification of the Laurus Note in accordance with SFAS 15. Accordingly, there was no change in the carrying value of the Laurus Note since the amendment affected only the timing of the payments and not the aggregate amount of the liability. The Company also recorded a non-cash interest charge in the amount of $49,851 during the year ended June 30, 2006, which represented the increase in the fair value of the common stock purchase warrants held by Laurus that resulted from reducing their exercise price from $6.50 to $2.50 as of the date of the modification.

In March 2006, the Company used proceeds received upon its issuance of senior notes described below (Senior Notes) to repay the remaining principal balance of $6,649,999 plus interest and fees of $102,198 due under the Laurus Note obligation.

Bridge Notes

On October 26, 2005, the Company entered into a Note Purchase Agreement, whereby it obtained an aggregate loan of $2,500,000 from two stockholders of the Company pursuant to two Secured Promissory Notes (the “Bridge Notes”), each in the original principal amount of $1,250,000. The Bridge Notes featured interest at 12% per annum until March 1, 2006, with the interest rate increasing by 2% each month until June 1, 2006. The Company was required to redeem the Bridge Notes on the earlier of (i) the closing of a rights offering to record holders of the Company’s common stock in an aggregate amount of $15,000,000 or more; (ii) the stated maturity date, December 31, 2007; or (iii) an event of default. Payment of principal and interest under the Bridge Notes was secured by a subordinated lien on substantially all the Company’s assets. The carrying value of the Bridge Notes was approximately equal to its fair value due to its short maturity and the fact that the contractual interest rate was approximately equal to the effective rate of interest that would prevail for instruments with similar credit risk.

In connection with the issuance of the Bridge Notes, the Company issued warrants to purchase shares of its common stock (the “Bridge Warrants”). The Bridge Warrants are exercisable for an aggregate of 100,000 shares of the Company’s common stock at an exercise price equal to $0.01 per share. The Bridge Warrants expire on October 26, 2015. In accordance with APB 14, the Company recorded a $150,000 discount on the Bridge Notes based on the relative fair values of the Bridge Notes and the Bridge Warrants.

Contractual interest expense on the Bridge Notes amounted to $109,315 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2006.

In connection with the debt financing and private placement of equity completed on March 8, 2006, described below, the Company entered into binding agreements with the two stockholders to convert, at a conversion rate of $0.20 per share, approximately $109,315 of outstanding interest and $2,500,000 in outstanding debt principal into an aggregate of 13,046,575 shares of the Company’s common stock. The conversion was effective and the debt obligation was cancelled immediately following the effective date of the Company’s 1 for 10 reverse stock split, which was completed on June 5, 2006 (Note 14).

Senior Secured Notes

On March 8, 2006, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which the Company issued Senior Secured Notes (the “Senior Notes”) in the aggregate principal amount of $6,700,000 with warrants to purchase up to 19.9% of the Company’s outstanding common stock on a fully diluted basis at the time of exercise. The warrants have an exercise price of $0.001 per share and expire on December 31, 2016. The Senior Notes bear interest at the rate 8% per annum if paid in cash, or 11% per annum if paid in kind, which forms of payment can be made at the Company’s discretion. The principal amount of the Senior Notes will be amortized over three years and is payable in equal monthly installments on the last day of each month beginning on March 31, 2009, with the balance to be paid in full on March 1, 2010. Interest is payable quarterly in arrears beginning June 30, 2006, unless the Company chooses to make its payments in kind, in which case such interest is added to the principal amount of the Senior Notes.

The Company may prepay the Senior Notes at 105% of the aggregate unpaid principal and interest at any time prior to their maturity. The Senior Notes are also subject to mandatory prepayment at 105% of the aggregate unpaid principal and interest in the event of a change in control, as defined. The Company is also required to prepay the Senior Notes upon the occurrence of a substantial asset sale in an amount equal to 50% of the gross proceeds received in such asset sale plus a penalty equal to 2% of the prepayment amount. Pursuant to the terms of the Note Purchase Agreement, substantial asset sales are defined as any single asset sale resulting in gross proceeds of $100,000 or any series of assets sales occurring during a twelve month period resulting in gross cumulative proceeds of $100,000 or more. Change in control events described in the Note Purchase Agreement require approval by the Board of Directors prior to being submitted to a vote of the Company’s stockholders. Accordingly, the redemption provision is not within the control of the Senior Note holders.

The Company elected to pay contractual interest on the Senior Notes in kind and recorded an aggregate interest charge of $230,186 and $794,346 for the periods ended June 30, 2006 and June 30, 2007, respectively, which increased the principal amount of the Senior Notes to $7,724,532.

Senior Warrants

On March 8, 2006, in connection with entering into the Note Purchase Agreement with the Senior Lenders, the Company also issued to the senior lenders warrants (the “Senior Warrants”) to purchase up to 19.9% of the Company’s outstanding common stock on a fully diluted basis at the time of exercise. The Senior Warrants have an exercise price of $0.001 per share and expire on December 31, 2016.

In accordance with APB 14, the Company allocated $2,982,071 of the proceeds to the Senior Notes and $3,717,929 of the proceeds to the Senior Warrants. The aggregate fair value of the Senior Warrants was calculated using the Black-Scholes option pricing model based on all outstanding shares of the Company’s common stock, outstanding options, Senior Warrants and shares of stock issuable under the conversion and debt settlement agreements of March 2006 (excluding the Bridge Notes). This amounted to 13,859,028 shares issuable upon exercise of the Senior Warrants to the holders of the Senior Notes at the commitment date of this financing transaction. The difference between the carrying amount of the Senior Notes and their contractual redemption amount is being accreted as interest expense to February 2010, their earliest date of redemption.

The number of shares issuable upon exercise of the Senior Warrants is subject to increase each time the Company issues additional shares of common stock or common stock equivalents. The incremental number of shares under any increase is equal to the amount needed to cause the Senior Warrants to be exercisable for 19.9% of all outstanding common stock on a fully diluted basis.

On May 15, 2006, the Company completed a second closing of the March 8, 2006 private placement (Note 14) in which 5,729,520 shares of common stock and warrants to purchase an aggregate of 1,145,904 shares of common stock at an exercise price of $0.20 per share were issued. The Company also issued to the placement agent in this transaction warrants to purchase 1,145,904 shares of common stock as compensation for services rendered. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 1,992,814 shares to 15,851,842 shares. The fair value of the additional warrants, which amounted to $850,483, is being amortized over the remaining term of the Senior Notes.

On June 6, 2006 the Company, immediately following the completion of its 1 for 10 reverse stock split, issued 13,046,574 shares to the Bridge Note holders. Accordingly, the number of shares issuable to the holder of the warrant upon its exercise was increased by 3,241,284 shares to 19,093,126 shares. The fair value of the additional warrant, which amounted to $1,286,480, is being amortized over the remaining term of the Senior Notes.

On June 15, 2006, the Company issued a second Junior Secured Convertible Note in the aggregate principal amount of $1,000,000 (the “Second Junior Note”) with substantially identical terms to the Junior Note issued on March 8, 2006 (see “Junior Notes” below). The Second Junior Note is convertible into 5,000,000 shares of the Company’s common stock. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 1,242,197 shares to 20,335,323 shares. The fair value of the additional warrants, which amounted to $344,990, is being amortized over the remaining term of the Senior Notes.

On June 30, 2006, the Company elected to pay interest on the Junior Notes in kind and recorded an aggregate interest charge of $136,932 for the period ended June 30, 2006 which was added to the principal amount of the Junior Notes, increasing the convertible shares of the notes by 684,658 shares at a conversion price of $0.20 per share. Accordingly, the number of shares issuable to the holder of the Senior Warrants upon their exercise was increased by 170,096 shares to 20,505,419 shares. The fair value of the additional warrants, which amounted to $28,587, is being amortized over the remaining term of the Senior Notes.

On July 1, 2006, each of the two non-employee directors of the Company received a stock grant for 117,647 shares of the Company’s common stock, which is equal to $20,000 divided by the fair value of the Company’s stock on June 30, 2006, which was $0.17 per share. Also on July 1, 2006, a Senior Vice President of the Company received a stock grant for 1,176,471 shares of the Company’s common stock, which is equal to $200,000 divided by $0.17 per share. On July 1, 2006 the Company (under its 2005 Plan) also granted to two non-employee directors, options to purchase an aggregate of 2,100,000 shares of its common stock at $0.17 per share that have a five year term. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 872,461 shares to an aggregate of up to 21,377,880 shares. The fair value of the additional Senior Warrants, which amounted to $155,283 and $6,383,751 in the cumulative, is being amortized over the remaining term of the Senior Notes.

On September 26, 2006, the Company issued the Third Junior  Note in the aggregate principal amount of $3,000,000 (the “Third Junior Note”) with substantially identical terms to the previously issued Junior Notes (as described below). The Third Junior Note is convertible into 15,000,000 shares of the Company’s common stock. Accordingly, the net number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 3,592,975 shares, net of shares repurchased, to an aggregate of up to 24,970,855 shares. The fair value of the additional Senior Warrants amounted to $481,528; however, the cumulative total of the debt discount to be recognized as a result of the issuance of the Senior Warrants that are associated with the Senior Notes, is limited to the carrying value of the Senior Notes. Accordingly, $316,249 or a cumulative of $6,700,000 is being amortized over the remaining term of the Senior Notes and $165,279 was recorded as a direct charge to non-cash interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

On September 30, 2006, the Company elected to pay contractual interest on the Junior Notes in kind and recorded an aggregate interest charge of $150,585 during the quarter ended September 30, 2006 which was added to the principal amount of the Junior Notes, increasing the shares issuable upon the conversion of the Junior Notes by 752,927 shares at a conversion price of $0.20 per share. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 179,460 shares to an aggregate of 25,150,315 shares, net of warrants expired and options forfeited. The fair value of the additional Senior Warrants amounted to $25,829 and is being charged directly to interest expense in the accompanying statements of operations and comprehensive loss for the year ended June 30, 2007.

On October 27, 2006, the Company entered into the Asset Purchase Agreement with SSS as described in Note 4. As part of the purchase consideration, the Company issued to SSS, and Paul Saucier, an individual, 1,485,148 shares of the Company’s common stock, based upon a per share value of $0.202. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 368,969 shares to an aggregate of 25,519,284 shares. The fair value of the additional Senior Warrants amounted to $88,373 which is included as a component of interest expense in the accompanying statements of operations and comprehensive loss for the year ended June 30, 2007.

On December 14, 2006, the Company’s stockholders voted to approve the Company’s 2006 Nonqualified Stock Option Plan which resulted in the grant of 8,105,000 stock options (Note 14). Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise increased by 2,012,743 shares, net of forfeited options, to an aggregate of 27,532,027 shares. The fair value of the additional Senior Warrants amounted to $310,951 which is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

On December 19, 2006, the Company entered into a Satisfaction and Release Agreement to terminate an earn-out payment obligation under an Asset Purchase Agreement entered into between the Company and AMR Networks, LLC in exchange for  shares of the Company’s common stock having an aggregate fair value of $100,000. The Company issued 677,966 shares of common stock based on the average trading price of $0.1475 per share for the preceding 15 day period. The Company also retired 30,000 shares that were originally issued and held in escrow pursuant to the earn-out provision in the original agreement. Accordingly, the number of shares issuable to the holder of the Senior Warrants upon their exercise was increased by 160,980 shares to an aggregate of 27,693,007 shares. The fair value of the additional Senior Warrants amounted to $22,460 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

On December 31, 2006, the Company elected to pay contractual interest on the Junior Notes in kind and recorded an aggregate interest charge of $257,160 for the quarter ended December 31, 2006 which was added to the principal amount of the Junior Notes, increasing the convertible shares of the notes by 1,285,798 shares, net of options cancelled, at a conversion price of $0.20 per share. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 242,427 shares to an aggregate of 27,935,434 shares. The fair value of the additional Senior Warrants amounted to $36,247 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

On January 12, 2007, the Company’s Board of Directors granted to certain new employees options to purchase an additional 1,160,000 stock options under the 2006 Plan at an exercise price of $0.14 per share. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise increased by 288,190 shares to an aggregate of 28,223,624 shares. The fair value of the additional Senior Warrants amounted to $40,126 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

On March 31, 2007, the Company elected to pay contractual interest on the Junior Notes in kind and recorded an aggregate interest charge of $260,446 for the period ended March 31, 2007 which was added to the principal amount of the Junior Notes, increasing the convertible shares of the notes by 1,302,230 shares at a conversion price of $0.20 per share. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 226,907 shares net of warrant terminations, forfeited options and a cashless exercise of warrants for the period to an aggregate of 28,450,531 shares. The fair value of the additional Senior Warrants amounted to $22,580 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

On April 13, 2007, the Company issued another Junior Secured Convertible Note to the Junior Lender in the aggregate principal amount of $5,000,000 (the “Fourth Junior Note”) with substantially similar terms to the other Junior Notes, as described below. The Fourth Junior Note is convertible into 28,571,428 shares of the Company’s common stock. Also, on April 13, 2007, the conversion price of the March 8, 2006, June 15, 2006 and September 26, 2006 Junior Notes was adjusted from $.20 to $.175. This adjustment to the conversion price resulted in an additional 5,575,088 shares of common stock issuable upon conversion of these notes. Accordingly, the net number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 8,478,373 shares, net of warrant expirations to an aggregate of 36,928,904 shares. The fair value of the additional Senior Warrants amounted to $1,225,480 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

On May 10, 2007, the Company’s Board of Directors granted to certain new employees options to purchase an additional 560,000 shares of common stock under the 2006 Plan at an exercise price of $0.13 per share. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise increased by 139,126 shares to an aggregate of 37,068,030 shares. The fair value of the additional Senior Warrants amounted to $18,033 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

On June 30, 2007, the Company elected to pay contractual interest on the Junior Notes in kind and recorded an aggregate interest charge of $411,335 for the quarter ended June 30, 2007 which was added to the principal amount of the Junior Notes, increasing the convertible shares of the notes by 2,350,486 shares at a conversion price of $0.175 per share. Accordingly, the number of shares issuable to the holders of the Senior Warrants upon their exercise was increased by 539,171 shares, net of cancelled options to an aggregate of 37,607,202. The fair value of the additional Senior Warrants amounted to $69,846 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2007.

The amortization of the combined $6,700,000 debt discount in connection with the Senior Warrants has accreted to approximately $2,092,000 as of June 30, 2007, for which approximately $1,717,000 is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss for the fiscal year ending June 30, 2007.

Junior Notes

Under the Note Purchase Agreement, the Company also issued a Junior Secured Convertible Note to Trust A-4—Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). The interest rate for the Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which forms of payment are at the Company’s election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest is payable quarterly in arrears beginning June 30, 2006, unless the Company chooses to pay the interest in kind option, in which case the interest will be added to the principal amount of the Junior Note during the period in which the Company makes such election.

The Junior Note is convertible into common stock of the Company at any time at the election of the holder and was initially convertible at a conversion price of $0.20 per share of common stock. Thus, as of the issuance date, the Junior Note issued to the Junior Lender was convertible into 15,000,000 shares of the Company’s common stock, assuming the interest thereon is paid in cash. The conversion price is subject to adjustment for stock splits, stock dividends and similar types of recapitalization transactions and also in the event that the Company effectuates subsequent financing transactions at prices more favorable than the conversion price featured in these notes. The Company is restricted from prepaying any or all of the Junior Notes prior to March 1, 2010 without the consent of the holder of the Junior Notes, which consent is at the sole discretion of the note holder.

The Company evaluated the conversion feature embedded in the Junior Note to determine whether under SFAS 133, such conversion feature should be bifurcated from its host instrument and accounted for as a free standing derivative in accordance with EITF 00-19. In performing this analysis, the Company determined that the Junior Notes meet the definition of a conventional debt instrument because the holders of the note can only realize the benefit of the conversion option by exercising and receiving the entire amount of the proceeds in shares of common stock. Accordingly, the notes and related conversion option were accounted for in accordance with the provisions of EITF 98-5 and EITF 00-27. Under this method, the Company recorded a $3,000,000 discount against the entire principal amount of the note, based on the intrinsic value of the embedded conversion option of $0.40 per share (commitment date fair value of $.60 per share less the contractual conversion price of $.20 per share) as of March 8, 2007 multiplied by 15,000,000 shares issuable upon conversion; however, such discount was limited to the carrying value of the note. The discount of $3,000,000 is being amortized over the five year term of the note. Amortization of the discount recorded at the time of issuance amounted to $600,000 and  $200,000 for the years ended June 30, 2007 and 2006, respectively, and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss.

On June 15, 2006, the Company entered into a First Amendment to Note Purchase Agreement (the “First Amendment”) with the Lenders pursuant to which the Company issued an additional Junior Secured Convertible Note to the Junior Lender in the aggregate principal amount of $1,000,000 (the “Second Junior Note”) on substantially similar terms set forth in the Junior Note. Thus, the interest rate for the Second Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at the Company’s election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless the Company chooses its payment in kind option, in which case interest will be added to the principal amount of the Second Junior Note during the period that the Company continues such election. The Second Junior Note may be converted into common stock at any time at the election of the holder and was initially convertible at a conversion price of $0.20 per share of common stock. Thus, as of the issuance date, the Second Junior Note issued to the Junior Lender was convertible into 5,000,000 shares of common stock of the Company, assuming the interest thereunder is paid in cash.

A portion of the proceeds from the issuance of the Second Junior Note were used to purchase certain assets primarily consisting of a customer list from the Long Island Division of TekConnect Corporation, (“TekConnect”), and the remaining proceeds will be used for general corporate purposes. The Company determined that the Second Junior Note is a convertible debt instrument and is therefore being accounted for in accordance with EITF 98-5 and EITF 00-27. Accordingly, the Company originally recorded a $400,000 discount against the principal amount of the note, based on the intrinsic value of the originally embedded conversion option of $0.08 per share as of June 15, 2006 (commitment date fair value of $0.28 per share less the contractual conversion price of $0.20 per share) multiplied by 5,000,000 shares issuable upon conversion. The discount of $400,000 was being amortized over the term of the note.

As described below, the Company issued an additional convertible note on April 13, 2007 with a conversion price of $0.175 per share. Accordingly, the Company recorded an additional $200,000 of discounts with respect to the Second Junior Note issued on June 15, 2006 based upon the difference between $600,000, which represents the adjusted intrinsic value of the beneficial conversion feature calculated as the excess of the commitment date fair value of the Company’s common stock ($.28 per share) over the adjusted conversion price of $.175 per shares times 5,714,285 shares (the revised number of shares issuable under this note after giving effect to the reduction in the conversion price), less $400,000, which is amount of the discount recorded upon the original issuance on September 26, 2006. Amortization of the discount, as adjusted, amounted to $85,714 for the year ended June 30, 2007 and is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss.

On June 30, 2006, the Company elected to pay interest on the Junior Note and additional Junior Note in kind and recorded an aggregate interest charge of $136,932 during the year ended June 30, 2006 which was added to the respective principal amounts of the notes. The interest added to the principal amounts was initially convertible at $0.20 per share into 684,658 shares of the Company’s common stock. The Company did not record an additional discount upon its recognition of this interest since the trading price of the Company’s common stock as of June 30, 2006 was less than the conversion price of interest payable in kind.

On September 26, 2006, the Company entered into a Second Amendment to Note Purchase Agreement (the “Second Amendment”) with the Lenders pursuant to which the Company issued an additional Junior Secured Convertible Note to the

Junior Lender in the aggregate principal amount of $3,000,000 (the “Third Junior Note”) on substantially similar terms set forth in the Junior Note and the Second Junior Note. Thus, the interest rate for the Third Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at the Company’s election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning September 30, 2006, unless the Company chooses its payment in kind option, in which case interest will be added to the principal amount of the Third Junior Note during the period that the Company continues such election.

The Third Junior Note may be converted into common stock at any time at the election of the holder and was initially convertible at a conversion price of $0.20 per share. Thus, as of the issuance date, the Third Junior Note issued to the Junior Lender was convertible into 15,000,000 shares of common stock of the Company, assuming the interest thereunder is paid in cash. The initial conversion price of $0.20 per share was not beneficial because the fair value of the stock was less than the conversion price. A portion of the proceeds from the Third Junior Note were used to purchase substantially all of the assets of SSS, pursuant to an Asset Purchase Agreement dated October 27 (Note 4).

On April 13, 2007, the Company entered into a Junior Secured Convertible Note Purchase Agreement (the “Junior Note Purchase Agreement”) with the Junior Lender pursuant to which the Company issued to the Lender a Junior Secured Convertible Promissory Note (the “Fourth Junior Note”) in the aggregate principal amount of $5,000,000. The Fourth Junior Note bears interest at the rate of 9% per annum if paid in cash, or 13% per annum if paid in kind, which is at the Company’s election for the first three years. All other terms in this note are substantially identical to the terms featured in the previously issued prior notes. Principal will be payable at the maturity date of April 13, 2012, and interest will be payable quarterly in arrears beginning June 30, 2007, unless the Company chooses its payment in kind option, in which case interest will be added to the principal amount of the Fourth Junior Note during the period that the Company continues such election. The Fourth Junior Note may be converted into common stock of the Company at any time at the election of the holder at an initial conversion price of $0.175 per share of common stock, subject to certain adjustments. Thus, as of June 30, 2007, the Fourth Junior Note was convertible into 29,365,166 shares of common stock, assuming the interest thereon is paid in cash. The conversion price was not beneficial because the fair value of the stock was less than the conversion price. Proceeds from the issuance of the Note will be used to finance current operations, fund potential acquisitions and for general corporate purposes.

At any time until the Junior Note has been repaid in full, the Company may, at its sole option, redeem a portion of the outstanding principal amount of the Junior Note, from time to time, or the entire outstanding principal amount of the Junior Note, plus any and all accrued but unpaid interest on such principal amount, through the date of repayment (such entire outstanding principal amount, plus all such accrued but unpaid interest, hereinafter referred to for purposes of this Junior Note Purchase Agreement as the “Redemption Amount”) by paying to the holder of the Note: (i) 113% of the Redemption Amount if the date of repayment occurs any time prior to or on the first anniversary of the Closing Date; (ii) 109.75% of the Redemption Amount if the date of repayment occurs any time after the first anniversary of the Closing Date but prior to or on the second anniversary of the Closing Date; (iii) 106.50% of the Redemption Amount if the date of repayment occurs any time after the second anniversary of the Closing Date but prior to or on the third anniversary of the Closing Date; (iv) 103.25% of the Redemption Amount if the date of repayment occurs any time after the third anniversary of the Closing Date but prior to or on the fourth anniversary of the Closing Date; and (v)  100.00% of the Redemption Amount if the date of repayment occurs any time after the fourth anniversary of the Closing Date but prior to or on April 13, 2012.

The note purchase agreements relating to the issuances of the Junior and Senior Notes provide the note holders with demand registration rights that requires the Company, within 30 days of such demand, to file a registration statement covering the resale of shares underlying the convertible notes and senior note warrant and to cause such registration to be declared effective within 90 or 120 days (depending on the circumstances) thereafter. Such registration rights provide for the Company to pay a share-based penalty in an amount equal to 2% of the shares registrable under the agreement until such time that the Company becomes compliant or the registrable shares may be sold without registration or restriction under Rule 144. The Company accounts for registration rights agreements in accordance with FSP EITF 00-19-2. The Company, based on its past experience in filing registration statements and causing them to be declared effective with the SEC, believes that the penalties it could incur under the registration rights agreement are insignificant to its consolidated financial statements. The amount of shares issuable under this penalty provision is also contractually limited to an amount that may not exceed the authorized but unissued shares of the Company’s common stock. No demand has been made for registration to date.

Payment of all principal and interest under the Fourth Junior Note, as well as performance thereunder of the obligations of the Company are secured by a perfected security interest under a Security and Pledge Agreement entered into on April 13, 2007, by and among the Company and the Junior Lender (the “Security Agreement”). The Security Agreement grants to the Junior Lender a lien to substantially all assets of the Company, which lien is subordinated to the perfected security interest held by certain other lenders as described therein.

During the year ended June 30, 2007, the Company elected to pay contractual interest in kind on all the junior secured convertible promissory notes, and recorded an aggregate interest charge of $1,079,526.

The Company evaluated, at each quarterly interest payment date in which it elected to pay the interest in kind, whether it was required to record additional debt discount in connection with the noteholder’s option to convert such interest into common stock. In accordance with EITF 00-27, the Company determined that the measurement date for recording interest paid in kind is the interest payment date since the option to pay the interest in kind is discretionary. Accordingly, the Company determined that it is not necessary to record any discounts because the fair value of the common stock at each interest payment date was less then the conversion price embedded in this obligation.

The combined debt discount pursuant to the Junior Note and Second Junior Note of March 8, 2006 and June 15, 2006, respectively, was $3,600,000. Amortization of the discount has accreted to approximately $892,857 as of June 30, 2007 for which approximately $685,714 is included as a component of interest expense in the accompanying consolidated statements of operations and comprehensive loss.

The issuance of the Fourth Junior Note required the Company to reassess the discounts it recorded upon its previous issuances of junior secured convertible notes due to anti-dilution provisions that trigger reductions in such conversion prices for subsequent dilutive issuances. Accordingly, the Company reevaluated the conversion features embedded in the Junior Notes issued on March 8, 2006, June 15, 2006 and September 26, 2006 using the re-measurement principles enumerated in EITF 98-5 and EITF 00-27. As a result, the Company determined that no additional discounts should be recorded with respect to the Junior Notes issued on (i) March 8, 2006 because such notes were fully discounted at the time of the issuance, and (ii) September 26, 2006 because the commitment date fair value of the Company common stock ($.14 per share) is still less than the adjusted conversion price of $.175 per share. As described above, the Company was required to record an additional $200,000 of discount on the Junior Note issued on June 15, 2006 because the commitment date fair value of the stock, which was $.28 per share, exceeded the adjusted conversion price of $.175 per share.

The Company also re-evaluated whether it would be required to record any discounts with respect to interest payable in kind, since such accrued interest is convertible into common stock at the same conversion price embedded in the underlying convertible notes. As a result, the Company determined that no additional discounts should be recorded with respect to interest payable in kind because the fair value of the Company’s common stock at each of the respective interest payment dates is below the adjusted conversion price of $.175 per share.

Debt Extinguishment Related Accounting

On March 6, 2006, as described above, the Company entered into Conversion and Settlement Agreements with the 9% Note holders, ITI Note Holders and Bridge Note Holders, which provided for their immediate and irrevocable cancellation in exchange for such number of shares of common stock derived by dividing the aggregate principal and interest on the notes by a conversion price of $0.20 per share. These agreements effectuated a complete settlement of these debts. The Company accounted for these extinguishments in accordance with SFAS 15 due to the fact that the holders of these notes granted the Company concessions intended to alleviate its immediate liquidity constraints. The concession that the creditors granted to the Company enabled it to (a) effectuate their settlement through an exchange of equity instead of a use of cash and (b) consummate a private placement of equity securities (Note 14) that resulted in an infusion of cash that was needed to sustain operations.

In accordance with the provisions of SFAS 15, the Company recorded, with respect to the 9% Notes, a $5,314,705 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 13,283,028 shares of common stock issuable to such holders for the settlement of the notes (of which 3,532,914 were delivered to certain note holders as of March 2006) and (b) the carrying value of the notes on March 8, 2006, the settlement date, which amounted to $2,655,112.

With respect to the ITI Notes, the Company recorded a $4,086,547 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 10,216,365 shares of common stock issuable to such holders for the settlement of the notes and (b) the carrying value of the notes on the settlement date, which amounted to $2,043,273.

With respect to the Bridge Notes, the Company recorded a $5,218,630 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 13,046,575 shares of common stock issuable to such holders for the settlement of the notes and (b) the carrying value of the notes on the settlement date, which amounted to $2,609,315.

The Company also entered into Conversion and Settlement Agreements with certain of its trade creditors to convert outstanding debt balances in the aggregate of $160,833 into 804,165 shares of common stock at the conversion price of $0.20 per share. Of such shares, 250,000 shares were issued to the Company’s former Chief Financial Officer, Robert Webber, in exchange for the cancellation of debt in the amount of $50,000. With respect to these certain trade payable debts, the Company recorded a $321,666 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 804,165 shares of common stock issuable to such holders for the settlement of the debt and (b) the aggregate debt of $160,833 at the conversion price of $0.20 per share.

The Company, in connection with the new debt financing and private placement of equity described in Note 14, also entered into binding agreements with certain of its trade creditors to discharge approximately $1,947,000 of indebtedness in exchange for cash payments of approximately $725,000 from funds received through its issuance of the junior secured convertible  notes. The completion of these transactions resulted in a $1,222,000 gain which is included in Other Income (expense) in the accompanying consolidated statements of operations and comprehensive loss for the year ended June 30, 2006.

12.          ACQUISITION INDEBTEDNESS

At June 30, 2005, the Company was obligated for $1,500,000 of contingent consideration payable to the sellers of Redrock, $2,250,000 of contingent consideration payable to the sellers of ITI, and an additional $595,748 payable to the sellers of ITI based on a formula that provided for an additional cash payment based on the difference between the value of actual common shares issued as purchase consideration and certain minimum values specified under a formula in the purchase agreement.

During the year ended June 30, 2006, the Company paid $850,000 to the sellers of Redrock and withheld $650,000 pending the settlement or resolution of certain litigation brought against the former shareholders of Redrock. In October 2005, the sellers and the former employee of Redrock entered into a settlement agreement, and the Company paid the remaining $650,000 of the earn-out payment to the sellers, plus $120,000 in a settlement amount to the former employee of Redrock payable over 24 months, less $26,000 in fees and expenses incurred by the Company in connection with such litigation, terminated the former employee of Redrock, and obtained a release in connection with the settlement of the litigation.

In addition, the Company paid $270,993 to two of the former  stockholders of ITI, who became employees of the Company, and restructured the terms of the remaining balance. In September 2005, the Company entered into promissory notes with the three remaining ITI stockholders (the “ITI Notes”), including the Company’s current chief executive officer, Casper Zublin, Jr., to pay an aggregate of $2,574,755. Principal payments were due quarterly beginning in September 2005, with the balance due on July 31, 2006. The ITI Notes bore interest at a rate of 8.9%. The interest on Mr. Zublin’s note was payable in shares of the Company’s Common Stock. The Company paid $643,684 in principal due under the ITI Notes in September 2005, with a remaining aggregate principal balance of $1,931,051.

On March 8, 2006, the Company entered into Conversion and Settlement Agreements with the holders of ITI Notes providing for the surrender of the notes to the Company for their immediate and irrevocable cancellation in exchange for such number of shares of common stock derived by dividing the aggregate principal and interest of $2,043,273 by a conversion price of $.20 per share. As described in Note 11, the Company accounted for the extinguishment of these and other notes that were also settled on March 8, 2006 as a troubled debt restructuring in accordance with SFAS 15. The conversion was effective and the shares of common stock were issued in June 2006 following the effective date of the 1 for 10 reverse stock split.

13.          COMMITMENTS, CONTINGENCIES, AND OTHER AGREEMENTS

Lease Commitments

The Company is obligated under non-cancelable leases for aggregate annual base rent of approximately $319,000 (Corporate headquarters and Southwest Region in California) through January 2012. The Company also leases 11 separate direct sales offices and other commercial facilities under lease terms ranging from month-to-month to five years expiring at various times through January, 2012. Total rent expense for the fiscal years ended June 30, 2007, 2006 and 2005 amounted to $874,000, $1,317,000 and $1,367,000 respectively. At June 30, 2007, future minimum rental payments under non-cancelable operating leases are as follows:

Year Ending June 30,	Amount
(in thousands)
2008	$845
2009	640
2010	286
2011	123
2012	66
$1,960

Separation Agreement with Former Chief Executive Officer

In March 2006, a balance due under the separation agreement with the Company’s former Chief Executive Officer was restructured to a one-time cash settlement of $43,333 with a remaining $73,333 being converted into shares of the Company’s common stock at a conversion price of $0.20 per share.

Contract Management Services Agreement

As of March 1, 2004, the Company entered into a series of services agreements with Young Williams, P.C. Under the services agreements, Young Williams agreed to manage certain contracts of the Company pursuant to which it provided child support services. The Company agreed to pay Young Williams a fee of 12% of revenues under the contracts, and the Company remained responsible for the operating expenses related to the contracts managed by Young Williams for the current term and option year extensions of each contract. The management fee paid to Young Williams was $309,000 for the year ended June 30, 2006. On June 30, 2006, the Company completed its transition of all remaining BPO operations to Young Williams, P.C. The Company has no future payment obligations under this arrangement.

Legal Proceedings

From time to time the Company is involved in various legal proceedings and disputes that arise in the normal course of business. These matters have included intellectual property disputes, contract disputes, employment disputes and other matters.

On or about July 19, 2006, Pangaea Education Systems, LLC (“Pangaea”) filed a lawsuit against the Company alleging unfair competition, reverse passing off, misappropriation of trade secrets, copyright infringement and breach of contract arising out of services performed in 2003 (the “Action”). Pangaea’s complaint did not specify the amount of damages sought, but Pangaea had demanded in excess of $2,500,000 in preliminary communications with the Company’s outside legal counsel. The Company contended that this demand was without factual or legal basis and that the Action had no merit. As described in Note 22, the Company and Pangaea settled this dispute on September 11, 2007.

Employment Agreements

On July 13, 2005, the Company entered into an employment agreement with Casper Zublin, Jr., the Company’s Chief Executive Officer. The employment agreement, which became effective on August 1, 2005, has an initial term of one year, which term is automatically renewed for successive additional one-year periods. In the event that Mr. Zublin’s employment is terminated without cause, he will be entitled to receive his base salary and medical and insurance benefits for 12 months, and all options granted to him would vest and become immediately exercisable. If Mr. Zublin’s employment is terminated within three months before or after a change in control, or if he resigns as the result of a material reduction in his duties or constructive termination following a change in control, in addition to the amounts otherwise payable, Mr. Zublin will be entitled to receive his base salary, plus annual bonus, and medical and other insurance benefits for a period of 24 months and all options granted to Mr. Zublin shall vest and become immediately exercisable.

On October 27, 2006, the Company, DynTek Canada, SSS, and Paul Saucier, an individual and 100% owner of SSS, entered into an Asset Purchase Agreement for the acquisition by DynTek Canada of substantially all of the assets of SSS. As described in Note 4, Mr. Saucier became an employee of DynTek Canada and if terminated without cause, the Company will be required to pay to SSS pursuant to the provisions of the Agreement, an amount equal to $3.6 million, less the aggregate purchase price previously paid to SSS as of the date of termination.

Possible Securities Act Violations

In June 2006, pursuant to our contractual obligation to do so, we filed a registration statement in June 2006 to register for resale, among other shares, the shares of our common stock into which the Junior Notes (Note 11) may be converted. In September 2006, while the registration statement was still pending and not yet declared effective, we issued an additional junior secured convertible note to the Junior Lender in the initial aggregate principal amount of $3,000,000 on the same terms and conditions as were set forth in the other Junior Notes issued to the Junior Lender.

In a comment letter to the registration statement, the SEC notified us that by selling and issuing the third junior note in September 2006 while the registration statement was still pending, we may have violated Section 5 of the Securities Act. If the lenders were to have brought an action to rescind the issuance of the senior or junior notes as a result of the Section 5 violation and prevailed, we would have been required to repurchase the such notes at their original purchase price, plus statutory interest from the date of purchase. However, on February 2, 2007, we obtained waivers and releases from the lenders of any rescission rights and, therefore, we have not and will not record any contingent liability in connection therewith.

14.          STOCKHOLDERS’ EQUITY

Pending Reverse Stock Split

On December 16, 2006, the Company’s stockholders authorized the Board of Directors to amend the Company’s Second Amended and Restated Certificate of Incorporation in order to effect a 1—for—20 reverse split. The Board of Directors is considering when to effect the 1—for—20 reverse split, and as of September 27, 2007, the reverse split had not been implemented.

Description of Authorized Capital

As of June 30, 2007, the Company had authorized capital consisting of the following:

•       10,000,000 shares of Preferred stock, $.0001 par value, with no shares currently issued and outstanding, and;

•       450,000,000 shares of Class A Common stock, $.0001 par value, with 58,234,989 shares currently issued and outstanding.

Completion of Reverse Stock Split

On December 13, 2005, the Company’s stockholders authorized the Board of Directors to amend the Company’s Second Amended and Restated Certificate of Incorporation in order to effect a 1 for 10 reverse stock split. On May 24, 2006 the Board of Directors approved the reverse stock split and authorized the officers of the Company to file a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to effect the reverse stock split. On June 5, 2006, the Company effectuated the 1-for-10 reverse split of its common stock.

Equity Transactions Completed During the Year End June 30, 2005

On October 7, 2004, the Company issued 30,000 shares of common stock that were held in escrow for the sellers of AMR Network, LLC (“AMR”), pursuant to an asset purchase agreement. The shares were issued in connection with the Company’s purchase of certain assets and contracts from AMR. As discussed below, these shares were retired upon the Company’s entry into a Satisfaction and Release Agreement with the sellers of AMR.

On October 15, 2004, the Company issued to certain investors, the 9% Notes and warrants to purchase 341,444 shares of the Company’s common stock at $7.4750 per share (Note 11). In addition, the Company issued warrants to purchasers who had not previously participated in any financing of the Company to purchase 55,454 shares at a price of $12.50 per share. These warrants expired June 30, 2006. The exercise price of these warrants was reduced, pursuant to their terms, to $5.20 per share in February 2006. The Company recorded an aggregate of $569,000 of discounts upon its issuance of the 9% Notes, which includes an allocation of a portion of the proceeds to the fair values of the warrants and the effective beneficial conversion feature embedded in the notes.

The Company also issued warrants to purchase 69,231 shares of common stock at an exercise price of $7.4750 per share to the placement agent in the 9% Notes transaction. The warrants, which had an aggregate fair value of $44,246 are included in the accompanying consolidated statement of stockholders’ equity as an increase to additional paid in capital.

On October 15, 2004, the Company issued a five-year warrant to purchase 115,000 shares of its common stock at an exercise price of $5.20 per share to Centrecourt Asset Management, in exchange for services. The warrants, which had an aggregate fair value of $190,000 are included in the accompanying consolidated statement of changes in stockholders’ equity as an increase to additional paid in capital.

On November 15, 2004, the Company cancelled a warrant to purchase 62,500 shares at $12.50 per share and issued a warrant to purchase 104,615 shares of its common stock at $6.50 per share in connection with its issuance of the Amended and Restated Secured Convertible Term Note to Laurus Master Fund, Ltd. (Note 11). The Company also issued 6,154 shares of its common stock with a fair value of $40,000 as a fee to the transaction advisor in the issuance of the Laurus Notes.

On January 18, 2005, the Company issued 78,251 shares of common stock to three holders of the 9% Notes (Note 11), in connection with their conversion of $508,631 in principal and interest due to such holders.

On February 10, 2005, the Company entered into a Securities Purchase Agreement with certain investors to purchase an aggregate of 1,480,769 shares of common stock at a price of $5.20 per share, and warrants to purchase an aggregate of 370,192 shares of common stock at an exercise price of $6.60 per share. Gross proceeds from this transaction amounted to $7,700,000. The Company also incurred $823,000 in fees in connection with its issuance of these shares that were recorded as a reduction of additional paid in capital in the accompanying consolidated statement of changes in stockholders’ equity.

On April 4, 2005, the Company issued 79,365 shares of its common stock with a fair market value of $500,000 based on a price of $6.30, the average closing price of the Company’s common stock for the 10 trading days prior to September 29, 2004, to the sellers of Redrock as partial purchase price consideration.

Equity Transactions Completed During the Year End June 30, 2006

On August 1, 2005, the Company issued 428,000 shares of its common stock valued at $1,544,000 in connection with the purchase of Integration Technologies Inc.

On August 14, 2005, the Company’s then outstanding Series A preferred stock automatically converted into shares of its common stock, at a rate of 2.5 common shares for each preferred share, pursuant to the terms of the Series A preferred stock certificate of designations. During the six months ended December 31, 2006, all remaining shares of the Company’s Series A Preferred Stock were exchanged or automatically converted into 145,782 shares of the Company’s Common Stock, including common shares issued for fractional shares.

On October 26, 2005:

The Company issued warrants to the holders of the Bridge Notes to purchase 100,000 shares of its common stock. The Warrants were originally exercisable for an exercise price equal to the greater of $1.00 per share or the price per share at which common stock is sold in any rights offering to record holders of its common stock. The warrants expire on October 26, 2015. The exercise price of such warrants has since been reduced to $0.01 as a result of anti-dilution protection (Note 11). The company recorded a $150,000 discount on the notes based on the relative fair value of the notes and the warrants.

The Company reduced the exercise price of warrants held by Laurus from $6.50 per share to $2.50 per share which resulted in the recognition of a $49,851 non-cash interest charge and corresponding increase to additional paid in capital (Note 11).

The Company reduced the conversion price of the 9% Notes from $6.50 to $2.20 per share which resulted in the recognition of a $1,742,853 non-cash interest charge and corresponding increase to additional paid in capital (Note 11).

The Company reduced the exercise price of warrants held by the holders of the 9% Notes from $5.00 to $2.20 per share, and increased the number of shares issuable upon exercise by 491,400 shares which resulted in the recognition of a $168,768 non-cash interest charge and corresponding increase to additional paid in capital (Note 11). The exercise price of such warrants has since been reduced to $0.01 as a result of anti-dilution protection (Note 11).

On March 8, 2006, the Company issued 3,795,700 shares of common stock and 759,140 common stock purchase warrants exercisable at $0.20 per share in a private placement transaction for gross proceeds of $759,140. Network 1 Financial Securities, Inc. (“Network 1”), which acted as the placement agent in this transaction, was paid $75,914 in cash and received a warrant to purchase 759,140 shares of common stock at an exercise price of $0.20 per share.

On March 8, 2006, as a condition to the closing of the private placement, the Company entered into the Fifth Amended Warrant Agreement with American Stock Transfer & Trust Company (the “Fifth Amended Warrant Agreement”) to amend its publicly-traded Class A Warrants to reduce their exercise price from $20.00 per share to $0.20 per share which resulted in the recognition of a $95,188 non-cash interest charge and corresponding increase to additional paid in capital.

On March 8, 2006, the Company issued warrants to the investors of the Senior Notes described in Note 11 to purchase up to 19.9% of the Company’s fully diluted outstanding common stock at the time of exercise, exercisable at $.001 per share of common stock through December 31, 2016. As described in Note 11, the number of shares issuable upon the exercise of these warrants increases based on all subsequent issuances of common stock or common stock equivalents.

As described in Note 11, the Company recorded a $3,000,000 discount upon its issuance of the Junior Secured Convertible Note in the principal amount of $3,000,000.

On March 8, 2006, the Company issued a Junior Secured Convertible Note to Trust A 4—Lloyd I. Miller (the “Junior Lender”) in the aggregate principal amount of $3.0 million and, at the time of issuance, was convertible into 15,000,000 shares of the Company’s common stock. The Company recorded a $3,000,000 discount against the entire principal amount of the note, based on the intrinsic value of the embedded conversion option of $0.40 per share as of March 8, 2007 multiplied by 15,000,000 shares issuable upon conversion; however, such discount was limited to the carrying value of the note (Note 11).

In March and June of 2006, the Company issued the following shares of common stock in exchange for settlements of debt as follows (Note 11):

Trade creditors—804,165 shares in settlement of $160,833 of trade payables and a $321,666 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 804,165 shares of common stock and (b) the aggregate debt of $160,833 at the conversion price of $0.20 per share.(Note 11);

Holders of ITI Notes—10,216,365 shares in settlement of $2,043,273 of acquisition indebtedness and a $4,086,547 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 10,216,365 shares of common stock and (b) the carrying value of the notes on the settlement date, which amounted to $2,043,273 at the conversion price of $0.20 per share (Note 11);

Holders of 9% Notes—13,283,028 shares in exchange for $2,655,112 of 9% Notes and a $5,314,705 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 13,283,028 shares of common stock and (b) the carrying value of the notes on the settlement date, which amounted to $2,655,112 at the conversion price of $0.20 per share (Note 11);

Bridge Note Holders—13,046,575 shares in exchange for $2,609,315 of Bridge Notes and a $5,218,630 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 13,046,575 shares of common stock and (b) the carrying value of the notes on the settlement date, which amounted to $2,609,315 at the conversion price of $0.20 per share (Note 11).

On May 15, 2006, the Company issued (in a second closing of its March 8, 2006 private placement) 5,729,520 shares of its common stock and warrants to purchase an aggregate of 1,145,904 shares of common stock at an exercise price of $0.20 per share for gross proceeds of $1,145,904. The Company also paid Network 1 a cash fee of $114,590 and warrants to purchase 1,145,904 shares of common stock at an exercise price of $0.20 per share.

On June 5, 2006, the Company effectuated a 1-for-10 reverse stock split of the Company’s outstanding shares of common stock.

On June 15, 2006, the Company issued the Second Junior Note to the Junior Lender in the aggregate principal amount of $1,000,000. As of the date of issuance, the Second Junior Note was convertible into 5,000,000 shares of the Company’s common stock. The Company recorded a $400,000 discount against the principal amount of the note, based on the intrinsic value of the embedded conversion option of $0.08 per share as of June 15, 2006 multiplied by 5,000,000 shares issuable upon conversion.

On June 2, 2006, 136,601 warrants held by accredited investors were exercised pursuant to a cashless exercise procedure.

On June 27, 2006, 52,392 warrants held by accredited investors were exercised pursuant to a cashless exercise procedure.

During the year ended June 30, 2006, the Company incurred approximately $549,000 of legal and accounting fees related to the recapitalization, debt conversion, and private placement activities of the Company.

Equity Transactions Completed During the Year End June 30, 2007

On July 1, 2006, the Company issued stock grants in the aggregate of 1,411,765 shares of common stock. Two non-employee directors of the Company each received a stock grant for 117,647 shares of the Company’s common stock, which is equal to $20,000 divided by the closing price of the Company’s common stock as reported on the Over the Counter Bulletin Board on June 30, 2006, which was $0.17 per share. Also on July 1, 2006, The Company granted 1,176,471 shares of its common stock to a Regional Vice President, which was equal to $200,000 divided by $0.17 per share.

On August 14, 2006, the Company repurchased 537,825 shares of stock held by an investor at a price of $0.20 per share. These shares were retired on December 29, 2006.

On October 27, 2006, the Company entered into an Asset Purchase Agreement with SSS, as further described in Note 4. As part of the consideration, the Company issued to SSS and Paul Saucier, an individual and 100% owner of SSS, 1,485,148 shares of the Company’s common stock with an aggregate fair value of $300,000 in accordance with EITF 99-12 (see Note 4).

In October 2006, the Company entered into a Satisfaction and Release Agreement to terminate its earn-out payment due under an Asset Purchase Agreement previously entered into between the Company and AMR Networks, LLC (“AMR”). In exchange for AMR’s agreement to enter into the Satisfaction and Release Agreement, the Company agreed to issue to AMR a total of $100,000 in common stock, based on the average trading price for the 15-day period preceding the issuance on December 19, 2006, which equaled $0.1475. Accordingly, on December 19, 2006, the Company issued 677,966 shares of its common stock to AMR, and retired 30,000 shares that were originally issued and held in escrow pursuant to the earn-out provision in the original asset purchase agreement.

On February 16, 2007, an investor converted 50,751 warrants in a cashless exercise into 47,349 shares of the Company’s common stock.

As a result of the issuance of the Fourth Junior Note, the conversion price of each of the other junior secured convertible promissory notes issued to the Junior Lender on March 8, June 15 and September 26, 2006, respectively, has been reduced from $0.20 to $0.175 in accordance with the antidilution provisions contained therein. As of June 30, 2007, the aggregate number of shares into which the four junior secured convertible notes could be converted was 75,522,616, which includes shares issuable upon the conversion of interest paid in kind through June 30, 2007. The conversion price adjustment in the junior secured convertible notes also had the effect of increasing the number of shares issuable to the holders of those certain 19.9% Senior Warrants by 1,385,072 shares upon exercise.

15.          SHARE-BASED PAYMENT ARRANGEMENTS

The Company, since its inception, has granted both qualified and non-qualified stock options to various employees and non-employees at the discretion of the Board of Directors. Substantially all options granted to date have exercise prices equal to the fair value of the underlying stock at the date of grant and contractual terms of up to ten years.

A description of each of the Company’s plans that are in effect during the reporting period, including the number of shares reserved for issuance and shares that remain available for grant as of December 31, 2006 is as follows:

In November 1997 the Company’s Board of Directors authorized the Company to adopt the 1997 Stock Option Plan for Non-employee Directors (the “1997 Plan”). The 1997 Plan provided for the grant of up to 30,000 stock options at an exercise price of 100% of the fair value of the Company’s common stock on the date of grant. During the year ended June 30, 2007, 1,000 options were forfeited and there are no options outstanding under the 1997 Plan.

On August 14, 2000, the Company assumed the Data Systems Network Corp Stock Option Plan (the “Data Systems Plan”) in connection with a business combination. Options granted under the Data Systems Plan were either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). No further options may be granted under the Data Systems Plan. Options granted under this plan expire at various times until 2010. As of June 30, 2007, there were outstanding options to purchase 5,611 shares of the Company’s Series A Preferred stock at a weighted-average exercise price of $20.82 per share. Each share of Series A Preferred stock issuable upon the exercise of these options is convertible into 2.5 shares of the Company’s common stock.

In 2001, the Company’s Board of Directors authorized the Company to adopt the 2001 Employee Stock Option Plan (the “2001 Plan”). The 2001 Plan, as amended, provides for the grant of up to an aggregate 400,000 ISO to employees and NSO’s to officers, directors, key employees or other individuals at the discretion of the compensation committee of the Board of Directors. As of June 30, 2007, there were outstanding options to purchase 86,200 shares of the Company’s common stock under the 2001 Plan at a weighted-average exercise price of $6.34 per share.

In May 2005, the Company’s Board of Directors authorized the adoption of the 2005 Employee Stock Option Plan (the “2005 Plan”). The 2005 Plan, as amended, provides for the grant of up to an aggregate 3,000,000 ISO to employees and NSO’s to officers, directors, key employees or other individuals at the discretion of the compensation committee of the Board of Directors. As of June 30, 2007, there were 2,110,000 options outstanding under the 2005 Plan at a weighted-average exercise price of $0.14 per share.

On June 15, 2006, the Company’s Board of Directors approved the 2006 Nonqualified Stock Option Plan (the “2006 Plan”), which provides for the grant of nonqualified stock options to purchase up to an aggregate of 11,790,672 shares of the Company’s common stock to members of the Board of Directors, employees and consultants. The 2006 Plan is administered by a committee of two or more members of the Board of Directors. As of June 30, 2007, there were 9,085,000 options outstanding under the 2006 Plan at a weighted-average exercise price of $0.15 per share.

The terms of the awards are subject to the provisions in an option agreement, consistent with the terms of the 2006 Plan. The exercise price of a stock option shall not be less than the fair market value of the Company’s common stock on the date of grant. No stock option shall be exercisable later than ten (10) years after the date it is granted.

STOCK OPTION GRANTS SUBSEQUENT TO THE ADOPTION OF SFAS 123R

On August 17, 2005 the Company (under its 2005 Plan) granted to three non-employee directors, options to purchase an aggregate of 30,000 shares of its common stock at $2.50 per share that have a have a five year life. Subsequent to the date of grant, two non-employee directors forfeited options to purchase an aggregate of 20,000 shares of common stock. The stock-based compensation expense for the fair value of the options granted to the remaining directors amounted to $12,314 during the year ended June 30, 2007. Assumptions relating to the estimated fair value of these stock options, which the Company is accounting for in accordance with SFAS 123(R) are as follows: risk—free interest rate of 3.89%; expected dividend yield zero percent; expected option life of five years; and current volatility of 106.08%.

On July 1, 2006 the Company (under its 2005 Plan) granted to two non-employee directors options to purchase an aggregate of 2,100,000 shares of its common stock at $0.17 per share, each with a five year term and an aggregate fair value of $288,000. Assumptions relating to the estimated fair value of these stock options, which the Company estimated using the Black-Scholes option pricing model, are as follows: risk—free interest rate of 5.26%; expected dividend yield zero percent; expected option life of five years; and current volatility of 109.24%. As of June 30, 2007, there are options to purchase 2,100,000 shares of common stock at an average price of $0.17 per share.

On December 14, 2006 the Company received shareholder approval for its 2006 option plan. Concurrent with such shareholder approval, the Company granted 8,105,000 stock options under the 2006 Plan at an exercise price of $0.155 per share with a ten year term and a three-year vesting period from the service inception date. The aggregate fair value of these stock options amounted to $891,550. Assumptions relating to the estimated fair value of these stock options, which the Company estimated using the Black-Scholes option pricing model are as follows: risk—free interest rate of 4.97%; expected dividend yield zero percent; expected option life of five years; and current volatility of 86.64%.

On January 12, 2007, the Company’s board of directors approved the grant to certain new employees of 1,160,000 stock options under the 2006 Plan at an exercise price of $0.14 per share, with a ten year term and vesting in equal annual installments over three years. The aggregate fair value of these stock options amounted to $114,840. Assumptions relating to the estimated fair value of these stock options, which the Company estimated using the Black-Scholes option pricing model are as follows: risk—free interest rate of 5.06%; expected dividend yield zero percent; expected option life of five years; and current volatility of 85.86%.

On May 10, 2007, the Company’s board of directors approved the grant to certain new employees of 560,000 stock options under the 2006 Plan at an exercise price of $0.13 per share, with a ten year term and vesting in equal annual installments over three years. The aggregate fair value of these stock options amounted to $56,523. Assumptions relating to the estimated fair value of these stock options, which the Company estimated using the Black-Scholes option pricing model are as follows: risk—free interest rate of 4.88%; expected dividend yield zero percent; expected option life of five years; and current volatility of 102.64%.

As described in Note 3, the fair value of all awards was estimated at the date of grant using the Black-Scholes option pricing model. Assumptions relating to the estimated fair value of stock options that the Company granted prior to July 1, 2005 that were accounted for and recorded under the intrinsic value method prescribed under APB 25 are also described in Note 3. The Company accelerated vesting of these awards during the first quarter of the year ended June 30, 2006. The charge for compensation cost that was recorded under the Company’s acceleration of this award amounted to $275,000.

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has not paid dividends to date and does not expect to pay dividends in the foreseeable future due to its substantial accumulated deficit. Accordingly, expected dividend yields are currently zero. The Company’s operations and the nature of its business changed substantially subsequent to July 1, 2005 as a result of its financial and operational restructuring initiatives. Accordingly, the Company considers more recent data relating to employee turnover rates to be indicative of future vesting. Based on available data, the Company has assumed that approximately 87% of outstanding options will vest annually. There have been no exercises of stock options during the years ended June 30, 2006 and 2007. The Company will prospectively monitor employee terminations, exercises and other factors that could affect its expectations relating to the vesting of options in future periods. The Company will adjust its assumptions relating to its expectations of future vesting and the terms of options at such times that additional data indicates that changes in these assumptions are necessary. Expected volatility is principally based on the historical volatility of the Company’s stock.

For the years ended June 30, 2007 and 2006, the Company applied SFAS 123(R) (“Share Based Payment”) Under SFAS 123(R) Share Based Payment awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest that will result in a charge to operations. Accordingly, the Company recognized approximately $559,000 and $275,000 for the fair value of stock options vested and for options expected to vest during years ended June 30, 2007 and June 30, 2006, respectively.

A summary of the status of the Company’s stock option activity for the years ended June 30, 2006 and 2007 is as follows:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at July 1, 2005	355,300	7.91
Granted	230,000	2.93
Exercised	—	—
Forfeited or expired	(354,134)	6.40
Outstanding at June 30, 2006	231,166	5.26	5.94	—
Exercisable at June 30, 2006	180,166	5.88	6.47	—
Granted	11,925,000.156
Exercised	—	—
Forfeited or expired	(869,355)	.77
Outstanding at June 30, 2007	11,286,811.21		8.21	—
Exercisable at June 30, 2007	2,201,811.47		4.12	—

The weighted-average grant date fair value of options granted during the year ended June 30, 2007 amounted to $0.113 per share. The weighted-average remaining contractual term of options outstanding gives effect to employee terminations which, under the provisions of the plans reduces the remaining life of such options to a period of 90 days following the respective dates of such terminations.

Unamortized compensation costs amount to approximately $708,000 as of June 30, 2007, which the Company expects to recognize over a weighted average period of 2.2 years.

The Company did not modify any stock options granted to employees or non-employees under any of its share-based payment arrangements other than accelerating the vesting of options prior to July 1, 2005. In addition, the Company did not capitalize the cost associated with stock based compensation awards nor have optionees exercised any options during the years ended June 30, 2006 and 2007.

At June 30, 2007, there was no intrinsic value with respect to options outstanding and options exercisable based on the June 30, 2007 closing price of the Company common stock ($.14 per share).

16.          DEFINED CONTRIBUTION PLAN

The Company maintains a defined contribution 401(k) plan that covers substantially all employees. Contributions to the Plan may be made by the Company (which are discretionary) or by plan participants through elective salary reductions. No contributions were made to the plan by the Company during the years ended June 30, 2007 and 2006.

17.          INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Deferred tax assets and liabilities consist of the following (in thousands):

	June 30,
	2007	2006
Deferred tax assets:
Net operating loss carry forwards	$13,842	$14,000
Allowance for doubtful accounts	189	280
Inventory	338	10
Accrued interest expense	4,412	—
Accrued Expenses	500	—
Depreciation	32	(110)
Accrued compensation	182	540
Amortization	806	(170)
Capital loss carry-forward	1,221	1,050
	21,522	15,600
Valuation allowance	(21,797)	(15,600)
Net deferred tax liability	$(275)	$0

The Company’s recorded income tax benefit/(expense), net of the change in the valuation allowance for each of the periods presented, is as follows:

	Year ended June 30,
	2007	2006	2005
Current income tax (expense)	$(56)	—	—
Change in valuation allowance	5,922	$998	$2,786
Income tax benefit/(expense) not recognized	(6,197)	(998)	(2,786)
Income tax (expense)	$(331)	$—	$—

A reconciliation of the expected statutory rate of 34% to the Company’s actual rate as reported for each of the periods presented is as follows:

	Year ended June 30,
	2007	2006	2005
Expected statutory rate	34.0%	34.0%	34.0%
State income tax rate, net of Federal benefit	3.4%	5.3%	5.3%
Recognition of additional loss carry forwards and certain other tax benefits recorded during 2007	21.8%	—	—
Effect of permanent differences	(4.8)%	(35.9)%	(26.6)%
Adjusted rate, before Valuation allowance	54.4%	3.4%	12.7%
Valuation Allowance	(57.5)%	(3.4)%	(12.7)%
Effective rate	(3.1)%	—	—

The Company has net operating losses of approximately $36 million that may be available to offset future taxable income that will expire at various times through 2027. The net operating losses may be subject to a substantial limitation under the: “Change of Ownership”: provisions of Section 382 of the Internal Revenue Code.

Permanent differences in 2007 primarily relate to non-deductible expenses including equity based compensation and meals and entertainment and certain other expenses. Permanent differences in 2006 primarily relate to debt extinguishment losses, non-cash interest and non-deductible amortization. Permanent differences in 2005 principally relate to the Company’s goodwill impairment charges and non-deductible amortization of acquired intangibles. The Company has capital loss carry forward benefits of approximately $2,670,000 that will expire at various times through 2011.

18.          CONCENTRATION OF RISK

A.             The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation for up to $100,000. The Company’s cash balances exceeded such insured limits at certain times during the fiscal year.

B.               The State of New York and its agencies in the aggregate accounted for 21% of the Company’s revenues during fiscal year 2007 compared to 25% during fiscal year 2006 and 12% during fiscal year 2005. At June 30, 2007, two customers accounted for approximately 22% of the gross accounts receivable balance.

C.               Company sales of products manufactured by two manufacturers accounted for approximately 48% of product and 35% of total revenues during fiscal year 2007, 44% of product and 31% of total revenues for fiscal year 2006, and 32% of product and 18% of total revenues for fiscal 2005. Typically, vendor agreements provide for the Company to be appointed, on a non-exclusive basis, as an authorized reseller of specified products at specified locations. The agreements generally are terminable on 30 to 90 days notice or immediately upon the occurrence of certain events, and are subject to periodic renewal.

19.          DISCONTINUED OPERATIONS

Discontinued operations relate to the Company’s disposal of its non-emergency transportation business that was completed during the year ended June 30, 2003. As of June 30, 2007, remaining liabilities of the discontinued business amounted to $258,000.

20.          BUSINESS SEGMENTS

The Company’s operations for the year ended June 30, 2007 includes one business segment—Information Technology Solutions. Business process outsourcing (“BPO”) services, which primarily included the Company’s child support service contracts in various states, provided services under a fixed price (flat monthly fee) contract, and recognized revenue as the services were provided and billed. The Company completed its transition out of this former segment during the quarter ended June 30, 2006. Accordingly, the Company recognized revenues in a single segment, IT Solutions, during the year ended June 30, 2007.

The IT Solutions segment provides a range of specialized IT infrastructure services, including, system architectural design, legacy systems integration, network engineering, applications infrastructure, network security solutions, remote access implementation, help desk support and operational support, primarily to mid-market commercial companies and state and local government entities. In conjunction with these service offerings, the Company also sells hardware and software to its customers.

The following table provides actual selected financial data for our current and formerly reported business segments (in thousands):

	Reportable Business Segments
	Business Process Outsourcing	Information Technology Solutions	Total
Year ended June 30, 2007
Sales to external customers	—	$94,791	$94,791
Depreciation and amortization expense	—	3,255	3,255
Loss from operations	—	(10,841)	(10,841)
Net interest expense (income)	—	8,041	8,041
Total assets	—	33,968	33,968
Capital expenditures	—	265	265
Year ended June 30, 2006
Sales to external customers	$3,158	$77,673	$80,831
Depreciation and amortization expense	35	2,616	2,651
Income (loss) from operations	423	(29,198)	(28,775)
Net interest expense (income)	—	7,238	7,238
Total assets	195	29,493	29,688
Capital expenditures	—	224	224
Year ended June 30, 2005
Sales to external customers	$6,857	$69,702	$76,559
Depreciation and amortization expense	467	2,704	3,171
Loss from operations	(12,951)	(11,486)	(24,437)
Net interest expense (income)	—	2,108	2,108
Total assets	670	46,666	47,336
Capital expenditures	—	370	370

21.          SELECTED QUARTERLY FINANCIAL DATA (unaudited)

The Company believes that the following information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future periods.

The following table contains selected unaudited statements of operations information for each of the quarters for the years ended June 30, 2007 and 2006 (in thousands, except per share data):

	Selected Quarterly Financial Data
	Sep.30	Dec.31	Mar.31	Jun.30	Sep.30	Dec.31	Mar.31	Jun.30
	2005	2005	2006	2006	2006	2006	2007	2007
	(Dollars in thousands, except per share data)
Revenue	$23,435	$18,844	$14,296	$24,256	$21,777	$18,523	$20,487	$34,004
Gross Profit	$4,114	$3,189	$1,108	$4,177	$3,616	$3,723	$4,031	$5,911
Net loss—Continuing Operations	$(1,898)	$(4,256)	$(15,994)	$(6,627)	$(2,584)	$(2,563)	$(2,286)	$(3,683)
Net income Discontinued operations	$216	$—	$297	$—	$—	$—	$—	$—
Basic and diluted loss per share—Continuing Operations	$(.24)	$(.52)	$(1.05)	$(.13)	$(.05)	$(.05)	$(.04)	$(.06)
Basic and diluted net income per share—Discontinued Operations	$.03	$—	$.02	$—	$—	$—	$—	$—

Per common share amounts for the quarters and full years have been calculated separately. Accordingly, quarterly amounts do not add to the annual amount because of differences in the weighted average common shares outstanding during each period principally due to the effect of the Company’s issuing shares of its common stock during the year.

Diluted and basic net loss per common share are identical since common equivalent shares are excluded from the calculation, as their effect would be anti-dilutive.

The loss per share amounts prior to June 30, 2006 have been retroactively restated to give effect to the 1 for 10 reverse stock split described in Note 14.

During the three months ended March 31, 2006, the Company recorded a loss of approximately $9,401,000 on the extinguishment of debt obligations that were owed to the former ITI and 9% note holders, offset by a $900,000 gain on the extinguishment of certain trade payable debt (Note 11). During the three months ended June 30, 2006, the Company recorded $5,218,000 loss on the extinguishment of the Bridge Notes (Note 11).

22.          SUBSEQUENT EVENTS

On July 1, 2007, the Company entered into an Asset Purchase Agreement to purchase substantially all of the assets of Coast Business Solutions, Inc., a privately held value-added provider of enterprise professional services. In consideration for the purchased assets, the Company paid to the sellers $200,000 at closing and incurred approximately $15,000 of direct acquisition costs.

On September 11, 2007 the Company entered into a settlement agreement with Pangaea. In exchange for a complete release from any further liability, the Company agreed to pay $47,500 to Pangaea.

23.          SUBSEQUENT EVENTS (UNAUDITED)

The Company elected to pay contractual interest on the Senior Notes in kind and recorded an aggregate interest charge of $214,000 for the three months ended September 30, 2007, which increased the principal amount of the Senior Notes to $7,939,000.

The Company elected to pay contractual interest on the Junior Notes in kind and recorded an aggregate interest charge of $453,000 for the three months ended September 30, 2007, which increased the principal amount of the Junior Notes to $13,670,000.

Through and including                             , 2007 (the 25th day after the date of this prospectus), all dealers effecting transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DynTek, Inc.

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$1,985.33
Legal fees and expenses	50,000
Accountants’ fees and expenses	$15,000
Miscellaneous fees	5,000
Total	$71,985.33

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our certificate of incorporation and bylaws, each as amended, provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our certificate of incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. Notwithstanding this provision the DGCL does not permit us to eliminate personal liability for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit.

We have directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of DynTek, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage to certain situations where we cannot directly provide indemnification under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that, although the validity and scope of the governing statutes have not been tested in court in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Our securities that we issued or sold within the past three years and which were not registered with the SEC are described below. The share numbers and exercise prices set forth below have been adjusted for the reverse stock split.

1. On October 14, 2004, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), with ITI Acquisition Corp., a California corporation and wholly owned Subsidiary of DynTek (“Merger Sub”), Integration Technologies, Inc., a California corporation (“ITI”), the shareholders of ITI (the “Shareholders”) and Casper Zublin, Jr., in his capacity as the shareholder representative (the “Representative”).

On October 18, 2004, the Merger Sub was merged into ITI with ITI becoming a wholly-owned subsidiary of DynTek (the “Merger”). The consideration paid or payable to the Shareholders in connection with the Merger was comprised of: (i) an initial cash payment of $2,500,000; (ii) an earn-out cash payment up to a maximum amount of $1.5 million, based upon ITI’s EBITDA for the period between July 1, 2004 through June 30, 2005 to be paid on or before July 30, 2005; (iii) a earn-out cash payment up to a maximum amount of $1.5 million, based upon ITI’s revenue for the period between July 1, 2004 through June 30, 2005 to be paid on or before July 30, 2005; and (iv) an aggregate number of whole shares of our common stock based on the average closing sale price per share (the “Share Price”) of such common stock for the 30 trading days prior to June 28, 2005, determined as follows: (a) 214,000 shares if the Share Price is greater than $10.00 but less than $15.00; (b) that number of shares equal to $2,140,000 divided by the Share Price if the Share Price is less than $10.00, provided that the maximum number of shares issuable pursuant to this clause (b) shall be no more than 428,000 shares; or (c) that number of shares equal to $3,210,000 divided by the Share Price if the Share Price is greater than $15.00 (the “Stock Consideration”). The Share Price was $3.60 and the value of 428,000 shares, the maximum number of shares to be issued was $1,544,252. In the event the number of shares issuable as Stock Consideration is so limited, we agreed to pay the difference to the Shareholders in cash. The resulting cash adjustment was $595,748.

In February 2005, DynTek and the ITI Shareholders entered into a Satisfaction and Release Agreement based on performance of the ITI business through January 31, 2005, the performance of certain former ITI employees who had undertaken additional responsibilities at DynTek, and the opportunity for DynTek to consolidate the ITI operations with Redrock and other operations of DynTek. Based on these considerations and the revenues and EBITDA from the ITI business through such date, we agreed to pay the amount of $2,250,000 to the Shareholders on July 30, 2005 in satisfaction of the earn-out cash payments.

As of September 19, 2005, we had not paid certain ITI Shareholders their respective portions of this payment owed, which payments are referred to as the “Acquisition Payments.”  As of such date, the balance outstanding of the Acquisition Payments was $2,574,736. To satisfy the Acquisition Payments, we issued to the ITI Shareholders secured promissory notes, which are referred to as the “ITI Notes,” each bearing simple interest at a rate of 8.9% per annum in the aggregate principal amount of the Acquisition Payments. On March 8, 2006, we entered into a Conversion and Settlement Agreement with each of the ITI Shareholders, pursuant to which the ITI Shareholders agreed to convert the outstanding indebtedness owed to them under the ITI Notes into shares of our Common Stock at an effective conversion rate of $0.20 per share. As a result of such conversion, the three ITI Shareholders were collectively issued an aggregate of 10,216,365 restricted shares of Common Stock on June 8, 2006. The entry into the Conversion and Settlement Agreement effectuated a complete settlement on the outstanding indebtedness owed to the ITI Shareholders and provided us with a release from any present or future liability with respect to such outstanding indebtedness.

2. On October 7, 2004, we issued 30,000 shares of common stock to be held in escrow for AMR Networks. The shares were issued in connection with our purchase of certain assets and contracts from AMR Networks. The shares do not have any voting rights nor are they eligible for dividends, if declared, while they are in escrow. The shares may be distributed to the sellers over a three-year period in increments of 10,000 shares per year upon the attainment of $500,000 in gross profit from AMR Networks’ business.

3. On October 15, 2004, we entered into a 9% Senior Subordinated Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with certain investors (the “Note Purchasers”) to sell and issue to the Note Purchasers an aggregate of $4,500,000 in principal amount of DynTek’s Senior Subordinated Convertible Notes (the “9% Notes”), bearing 9% interest per annum with a maturity of three (3) years (the “Note Financing”). The 9% Notes were initially convertible into shares of our common stock at a conversion price of $6.50 per share, subject to certain adjustments.

On January 18, 2005, we issued 78,250 shares of common stock to three holders of the 9% Notes, in connection with their conversion of $508,631 in principal and interest due to such holders.

As part of the issuance of the 9% Notes, we also issued to the Note Purchasers warrants to purchase 346,154 shares of our common stock at an exercise price of $7.4750 per share (the “Warrants”). The Warrants may be exercised immediately and will expire on September 30, 2009. In addition, we issued to the Note Purchasers who had not previously participated in any financing of DynTek warrants to purchase up to 38,462 shares of our common stock at an initial exercise price of $12.50 per share (the “Additional Warrants”). The Additional Warrants were immediately exercisable and expired on June 10, 2005.

Pursuant to the Note Purchase Agreement, we issued to Duncan Capital LLC, the placement agent in connection with the transaction, warrants to purchase up to 692,308 shares of our Common Stock at an initial exercise price of $6.70 per share (the “Duncan Capital Warrants”) and paid a cash fee of $360,000. The Duncan Capital Warrants were immediately exercisable and will expire on September 30, 2009.

4. On November 15, 2004, we issued an Amended and Restated Secured Convertible Term Note (the “Amended Note”) to Laurus Funds, which was originally issued in the principal amount of $3,500,000 with a conversion price of $12.50 per share on January 30, 2004 and was subsequently amended and restated on May 3, 2004 to increase the principal amount to $6,000,000 and reduce the conversion price to $11.50 per share with respect to the original principal amount and $9.00 per share with respect to the increased principal amount. The Amended Note provides for an aggregate principal amount of $6,649,999. Laurus Funds agreed to provide us with additional capital and to defer payments under the Amended Note until December 1, 2005. In exchange, we reduced the conversion price under the Amended Note to $6.50 per share. Interest payable on this Amended Note accrued at a rate per annum equal to the “prime rate” plus 1%. In March 2006, proceeds from the issuance of certain promissory notes were used to pay in full the principal balance of the Amended Note and all accrued but unpaid interest thereon, and thereby effectuated a complete settlement on all outstanding indebtedness owed to Laurus Funds. See Note 8 below.

As part of the transaction, Laurus Funds also received a five-year amended and restated warrant to purchase 104,615 shares of our common stock, exercisable at $6.50 per share (the “Amended Warrant”). The Amended Warrant replaces the warrant previously issued to Laurus Funds in connection with the convertible note financing which provided for the purchase of 62,500 shares at an exercise price of $12.50 per share. Subsequently, on October 26, 2005, DynTek and Laurus Funds entered into that certain Agreement to Amend the Amended and Restated Secured Convertible Term Note and Common Stock Purchase Warrant, pursuant to which we agreed to reduce the exercise price of the Amended Warrant to $2.50 per share. Distribution by Laurus Funds of all of the shares of common stock issuable upon exercise of the Amended Warrant are registered under the terms of the Amended and Restated Registration Rights Agreement entered into on November 15, 2004.

5. On February 10, 2005, we raised approximately $7.7 million in gross proceeds (net proceeds of approximately $7.2 million) through a private placement to accredited investors of an aggregate of 1,480,269 shares of common stock and warrants to purchase an aggregate of 370,192 shares of common stock. The common stock and the corresponding warrants were sold at a price of $5.20 per share of common stock issued. Each warrant entitles its holder to purchase that number of shares of common stock equal to 25% of the common stock purchased by such investor, at an exercise price of $6.60 per share. The exercise price of such warrants has since been reduced to $0.01 as a result of anti-dilution protection.

In connection with the issuance of the common stock and warrants, we entered into a registration rights agreement with the purchasers obligating us to register for resale the shares of the common stock sold in the private placement and the shares of common stock issuable upon the exercise of the associated warrants discussed above on a registration statement on Form S-3 to be filed with the SEC within thirty (30) days of the closing date.

6. In connection with a $2.5 million debt financing closed on October 26, 2005, we issued warrants to purchase 100,000 shares of our common stock. The warrants were originally exercisable for an exercise price equal to the greater of $1.00 per share or the price per share at which common stock is sold in any rights offering to record holders of our common stock. The warrants expire on October 26, 2015. No additional consideration was paid to the lenders in exchange for the issuance of the warrants. The exercise price of such warrants has since been reduced to $0.01 as a result of anti-dilution protection.

7. On March 8, 2006, we entered into a Securities Purchase Agreement with certain accredited investors (the “Securities Purchase Agreement”), pursuant to which we raised approximately $759,140 in gross proceeds through the initial closing of a private placement of an aggregate of 3,795,700 shares of common stock at a post-reverse stock split purchase price of $0.20 per share. The accredited investors also received warrants to purchase an aggregate of 759,140 shares of common stock, which is equal to 20% of the common stock purchased by such investors, at an exercise price of $0.20 per share (each an “Investor Warrant” and collectively, the “Investor Warrants”). Network 1 Financial Securities, Inc. (“Network 1”) acted as the placement agent for such financing and was paid a fee of $75,914 and issued a warrant to purchase 759,140 shares of common stock at an exercise price of $0.20 per share (the “Placement Agent Warrant” and together with the Investor Warrants, the “PIPE Warrants”). Network 1 was authorized to raise up to an aggregate of $4.5 million in equity capital under similar terms. Proceeds from the private placement of equity will be used, in conjunction with the proceeds from the issuance of the Junior Note (as defined in Note 21 below), to reduce additional indebtedness and for general corporate purposes.

As a condition to the closing of the private placement, we entered into the Fifth Amended Warrant Agreement with American Stock Transfer & Trust Company (the “Fifth Amended Warrant Agreement”) to amend our publicly-traded Class A Warrants to reduce their exercise price from $20.00 per share to $0.20 per share.

In connection with the issuance of the common stock and shares of common stock issuable upon the exercise of the PIPE Warrants (collectively, the “PIPE Registrable Securities”), we entered into a Registration Rights Agreement with the investors obligating us to register for resale the PIPE Registrable Securities on a registration statement to be filed with the SEC prior to the earlier of (i) thirty (30) days after the date on which we close our second private placement with Network 1, or (ii) June 30, 2006.

8. Also on March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued the Senior Lenders certain Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”). The interest rate for the Senior Notes is 8% per annum if paid in cash, or 11% per annum if paid in kind, which is at our election for the first three years. Principal will be amortized over three years and payable in monthly installments beginning March 31, 2009, with the balance payable on the maturity date of March 1, 2010, and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose the payment in kind option, in which case interest will be added to the principal amount of the Senior Notes during the period that we continue such election. Proceeds from the issuance of the Senior Notes were used to pay the outstanding principal and accrued interest under that certain Amended Note dated November 15, 2004 held by Laurus Funds, as amended by that certain Agreement to Amend the Amended and Restated Secured Convertible Term Note and Common Stock Purchase Warrant dated October 26, 2005, in an aggregate amount of approximately $6.8 million.

As a condition to the purchase of Senior Notes, we issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the Senior Notes, to purchase 19.9% of our outstanding common stock at the time of exercise, exercisable at $0.001 per share of common stock, until December 31, 2016 (each a “Debt Financing Warrant” and collectively, the “Debt Financing Warrants”). Pursuant to the terms of the Debt Financing Warrants, the exercise price did not adjust in proportion to the reverse stock split ratio, and thus remains at $0.001. Under the Note Purchase Agreement, we also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller

(the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). The interest rate for the Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose the payment in kind option, in which case interest will be added to the principal amount of the Junior Note during the period that we continue such election. The Junior Note may be converted into common stock of DynTek at any time at the election of the holder and was initiall convertible at a conversion price of $0.20 per share of common stock. The conversion price of Junior Note has since been reduced to $0.175 per share as a result of anti-dilution protection. As of September 30, 2007, the Junior Note issued to the Junior Lender was convertible into 21,256,515 shares of common stock of DynTek.

In connection with the new debt financing and private placement of equity described above, on March 8, 2006, we entered into binding agreements with various secured and unsecured creditors of DynTek holding approximately $10.7 million of indebtedness. Under the negotiated settlements, approximately $3.2 million of such outstanding indebtedness will be paid at a discount to principal, and approximately $7.5 million of such outstanding indebtedness has been converted into shares of common stock at an effective conversion rate of $0.20 per share, which, in the aggregate, resulted in the issuance of approximately 36.8 million shares of our common stock.

9. Incident to Mr. Webber’s resignation effective as of March 31, 2006 (the “Resignation Date”), DynTek and Mr. Webber entered into a Separation and General Release Agreement dated as of March 31, 2006 (the “Separation Agreement”). Pursuant to the Separation Agreement and on the Resignation Date, we issued to Mr. Webber 250,000 shares of our common stock.

10. On May 15, 2006, the second PIPE closing date, we sold an aggregate of 5,729,520 shares of common stock to certain accredited investors at a purchase price of $0.20 per share, resulting in gross proceeds to the Company of $1,145,904. We also issued warrants to such accredited investors to purchase an aggregate of 1,145,904 shares of common stock, which is equal to 20% of the common stock purchased, at an exercise price of $0.20 per share. Network 1 acted as the placement agent for such financing and was paid a fee of $114,590 and issued a warrant to purchase 11,459,040 shares of common stock at an exercise price of $0.20 per share. We expect to use proceeds from the private placement of equity for general corporate purposes.

In connection with the issuance of the common stock and shares of common stock issuable upon the exercise of the warrants (collectively, the “Registrable Securities”), we entered into a Registration Rights Agreement with the accredited investors obligating us to register for resale the Registrable Securities on a registration statement to be filed with the SEC within thirty (30) days after the second PIPE closing date.

11. On June 15, 2006, we issued an additional Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller in the aggregate principal amount of $1.0 million (the “Second Junior Note”). The terms of the Second Junior Note are the same as the terms for the Junior Note (see Note 8 above). The Second Junior Note may be converted into common stock of DynTek at any time at the election of the holder and was initially convertible at a conversion price of $0.20 per share of common stock. The conversion price of the Second Junior Note has since been reduced to $0.175 per share as a result of anti-dilution protection. As of September 30, 2007, the Second Junior Note was convertible into 6,827,772 shares of common stock of DynTek.

12. On June 29, 2006, DynTek and J. Michael Gullard, a director of DynTek, entered into a Settlement and Release Agreement pursuant to which we agreed to issue 70,000 shares of our common stock in full satisfaction of fees owed to Mr. Gullard for services rendered as a Board member in the amount of $14,000, resulting in a per share price of $0.20.

13. On July 1, 2006, each of the two non-employee directors received a stock grant for 117,647 shares of our common stock, which is equal to $20,000 divided by the closing price of our common stock as reported on the OTC Bulletin Board on June 30, 2006, which was equal to $0.17 per share. Also on July 1, 2006, Mr. Ron Ben-Yishay received a stock grant for 1,176,471 shares of our common stock, which is equal to $200,000 divded by $0.17 per share.

14. On September 26, 2006, we entered into a Second Amendment to Note Purchase Agreement (the “Second Amendment”) with the Senior Lenders pursuant to which we issued an additional junior secured convertible note to the

Junior Lender in the aggregate principal amount of $3,000,000 (the “Third Junior Note”) on the same terms and conditions as were set forth in the First and Second Junior Notes (see Notes 8 and 11 above). The Third Junior Note may be converted into common stock of DynTek at any time at the election of the holder and was initially convertible at a conversion price of $0.20 per share of common stock. The conversion price of the Third Junior Note has since been reduced to $0.175 per share as a result of anti-dilution protection. As of September 30, 2007, the Third Junior Note was convertible into 19,702,000 shares of common stock of DynTek.

15. On October 27, 2006, we acquired substantially all of the assets Sensible Security Solutions, Inc. (“SSS”), a Canadian based provider of IT solutions, for (1) $1,200,000 in cash at closing, (ii) 1,485,148 shares of our common stock at closing, and (iii) contingent consideration (payable in a combination of cash and stock at our election) based on earnings in each of the quarterly periods through September 30, 2009.

16. On December 28, 2006, we issued 677,966 shares of our common stock to AMR Networks, LLC, pursuant to that certain Satisfaction and Release Agreement, dated as of October 6, 2006.

17.         On April 13, 2007, we entered into a Junior Secured Convertible Note Purchase Agreement with Trust A-4 - Lloyd I. Miller, pursuant to which the Company issued to the Junior Lender a Junior Secured Convertible Promissory Note in the aggregate principal amount of $5.0 million. The junior note may be converted into common stock of DynTek at any time at the election of the holder at an initial conversion price of $0.175 per share of common stock. As of September 30, 2007, the junior jote was convertible into 30,327,377 shares of common stock of DynTek.

Except for number 14 above, the private offerings of the securities described in the rest of items 1 through 17 above were exempt from registration under either Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) or Rule 506 under Regulation D of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends. With respect to number 28, in a comment letter to this registration statement, the SEC notified us that by selling and issuing the Third Junior Note while this registration statement was still pending, it is possible that neither Section 4(2) or Rule 506 of Regulation D was available to us, and thus we may have violated Section 5 of the Securities Act. However, on February 2, 2007, we obtained waivers and releases from the Senior and Junior Lenders of any rescission rights, and we would vigorously contest any claim that the issuance of the Third Junior Note violated Section 5 of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)           The exhibits set forth commencing on page II-13 are included herein or incorporated by reference.

(b)           Financial Statement Schedules.

The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.             That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 29, 2007.

DYNTEK, INC.

By:	/s/ Casper W. Zublin, Jr.
Name:	Casper W. Zublin, Jr.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Casper W. Zublin, Jr.	Chief Executive Officer and Director	October 29, 2007
Casper W. Zublin, Jr.	(Principal Executive Officer)

/s/ David W. Berry	Chief Financial Officer, Chief Accounting Officer	October 29, 2007
David W. Berry	(Principal Financial and Accounting Officer)

*	Director	October 29, 2007
J. Michael Gullard

*	Director	October 29, 2007
Alan B. Howe

*By:	/s/ Casper W. Zublin, Jr.
Casper W. Zublin, Jr.
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1

Amended and Restated Certificate of Incorporation of DynTek, Inc., as amended (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Registration Statement on Form S-1 filed on June 16, 2006 (File No. 333-135056)).

3.2	Amended and Restated By-Laws of DynTek, Inc. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed January 7, 2002).

4.1

Specimen Common Stock Certificate of DynTek, Inc. (Incorporated by reference, filed as an exhibit to Amendment No. 2 to DynTek, Inc.’s Registration Statement on Form S-1 filed on November 10, 1992 (File No. 333-50426)).

4.2

Specimen of Redeemable Common Stock Purchase Warrant (Incorporated by reference, filed as an exhibit to Amendment No. 4 to DynTek, Inc.’s Registration Statement on Form S-1 filed on December 4, 1992 (File No. 333-50426)).

4.3

Form of Warrant Agent Agreement between DynTek and American Stock Transfer and Trust Company (Incorporated by reference, filed as an exhibit to Amendment No. 1 to DynTek, Inc.’s Registration Statement on Form S-1 filed on October 13, 1992 (File No. 333-50426)).

4.4

Amended Warrant Agreement, dated November 30, 1999, between DynTek and American Stock Transfer and Trust Company (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed on December 6, 1999).

4.5

Second Amended Warrant Agreement, dated as of November 30, 2000, between DynTek, Inc. and American Stock Transfer & Trust Company (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed on January 11, 2001).

4.6

Third Amended Warrant Agreement, dated as of April 10, 2001, between DynTek, Inc. and American Stock Transfer & Trust Company (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed on April 17, 2001).

4.7

Fourth Amended Warrant Agreement, dated December 9, 2006, by and between DynTek, Inc. and American Stock Transfer & Trust Company (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 9, 2005).

4.8

Fifth Amended Warrant Agreement, dated March 8, 2006, by and between DynTek, Inc. and American Stock Transfer & Trust Company (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 5, 2006).

4.9

Form of Registration Rights Agreement between DynTek, Inc. and the purchasers listed therein, dated as of December 5, 2003 (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 10, 2003).

4.10	Form of 20% Investor Warrant (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 10, 2003).

4.11	Form of 30% Investor Warrant (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 10, 2003).

4.12	Form of Placement Agent Warrant Agreement between DynTek, Inc. and Rockwood Inc. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 10, 2003).

4.13	Form of Common Stock Purchase Warrant, dated January 30, 2004 (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed February 3, 2004).

4.14

Form of Registration Rights Agreement, dated January 30, 2004, by and between DynTek, Inc. and Laurus Master Fund, Ltd. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed February 3, 2004).

Exhibit Number	Description of Exhibit
4.15	Form of Registration Rights Agreement with investors in the Network 1 Offering (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 1, 2004).

4.16	Form of Warrant issuable to investors in the Network 1 Offering (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 1, 2004).

4.17

Form of Placement Warrant issuable to Network 1 Financial Securities, Inc. in connection with the Network 1 Offering (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 1, 2004).

4.18

Form of Registration Rights Agreement, dated April 27, 2004, between DynTek, Inc. and the purchasers listed herein (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed May 3, 2004).

4.19	Form of Series A Warrant (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed May 3, 2004).

4.20	Form of Series B Warrant (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed May 3, 2004).

4.21	Form of Placement Agent Warrant issued to Duncan Capital LLC (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed May 3, 2004).

4.22	Form of Common Stock Purchase Warrant, dated May 3, 2004 (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed May 3, 2004).

4.23

Form of Amended Registration Rights Agreement, dated May 3, 2004, by and between DynTek, Inc. and Laurus Master Fund, Ltd. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed May 3, 2004).

4.24	Form of Warrant (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 15, 2004).

4.25	Form of Additional Warrant (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 15, 2004)

4.26	Form of Placement Agent Warrant (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 15, 2004).

4.27	Form of Common Stock Purchase Warrant, dated November 15, 2004 (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed February 14, 2005).

4.28

Form of Amended Registration Rights Agreement, effective as of January 1, 2004, by and between DynTek, Inc. and Laurus Master Fund, Ltd. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed February 14, 2005).

4.29

Form of Registration Rights Agreement, dated as of February 10, 2005, by and among the investors identified therein and DynTek, Inc. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed February 15, 2005).

4.30	Form of Warrant (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed February 15, 2005).

4.31

Form of Amended and Restated Warrant, dated as of October 26, 2005, issued by DynTek, Inc. in favor of certain accredited investors (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2005).

4.32

Senior Note, dated as of March 8, 2006, issued by DynTek, Inc. to each of SACC Partners, L.P. and Lloyd I. Miller, III (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

4.33

Junior Note, dated as of March 8, 2006, issued by DynTek, Inc. to Trust A-4—Lloyd I. Miller (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

Exhibit Number	Description of Exhibit
4.34

Form of Debt Financing Warrant issued to each of SACC Partners, L.P. and Lloyd I. Miller, III (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

4.35

Registration Rights Agreement, dated March 8, 2006, by and among DynTek, Inc. and the accredited investors named in the Securities Purchase Agreement (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

4.36

Form of Warrant issued by DynTek, Inc. to each of the accredited investors named in the Securities Purchase Agreement and Network 1 Financial Securities, Inc. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

4.37

Junior Note, dated as of June 15, 2006, issued by DynTek, Inc. to Trust A 4—Lloyd I. Miller (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed June 21, 2006).

4.38

Junior Note, dated as of September 26, 2006, issued by DynTek, Inc. to Trust A 4—Lloyd I. Miller (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed September 28, 2006).

4.39

Form of Common Stock Purchase Warrant, dated October 26, 2005, issued by DynTek, Inc. in favor of the investors identified in the Note Purchase Agreement (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2005).

4.40

Agreement to Amend the Amended and Restated Secured Convertible Term Note and common stock Purchase Warrant, dated as of October 26, 2005, by and between DynTek, Inc. and Laurus Master Fund, Ltd. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2005).

4.41

Junior Secured Convertible Promissory Note, dated April 13, 2007, issued by DynTek, Inc. to Trust A-4—Lloyd I. Miller (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 18, 2007).

5.1**	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.1

Office Lease Agreement, dated as of July 21, 2003, by and between DynTek, Inc., as successor in interest, and CA-Fairchild Corporate Center Limited Partnership (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed October 12, 2007).

10.2

First Amendment and Landlord Consent to Merger, dated December 21, 2004, by and between DynTek, Inc., as successor in interest, and CA-Fairchild Corporate Center Limited Partnership (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed October 12, 2007).

10.3

Second Amendment dated January 6, 2005, by and between DynTek, Inc., and CA-Fairchild Corporate Center Limited Partnership (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed October 12, 2007).

10.4

Third Amendment dated March 31, 2005, by and between DynTek, Inc., and CA-Fairchild Corporate Center Limited Partnership (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed October 12, 2007).

10.5

1992 Employee Incentive Stock Option Plan, including form of Incentive Stock Option Agreement (Incorporated by reference, filed as an exhibit to Amendment No. 1 to DynTek, Inc.’s Registration Statement on Form S-1 filed on October 13, 1992 (File No. 333-50426)).

10.6

Form of Amendment to 1992 Employee Incentive Stock Option Plan (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Registration Statement on Form S-4, filed on May 1, 2000 (File No. 333-36044)).

Exhibit Number	Description of Exhibit
10.7

1997 Stock Option Plan for Non-Employee Directors (Incorporated by reference, filed as Exhibit C to DynTek, Inc.’s definitive Proxy Statement for Annual Meeting of Stockholders, filed on January 6, 1998).

10.8	2001 Employee Incentive Stock Option Plan (Incorporated by reference, filed as Annex D to DynTek, Inc.’s definitive Proxy Statement for Special Meeting of Stockholders, filed November 6, 2001).

10.9

Form of Stock Option Agreement pursuant to the 2001 Employee Incentive Stock Option Plan (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed February 14, 2005).

10.10	2005 Stock Incentive Plan (Incorporated by reference, filed as Annex A to DynTek, Inc.’s Definitive Proxy Statement for Annual Meeting of Stockholders, filed April 26, 2005).

10.11	Amendment No. 1 to the 2005 Stock Incentive Plan (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 16, 2005).

10.12	Form of Stock Option Agreement pursuant to the 2005 Stock Incentive Plan (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed July 19, 2005).

10.13	2006 Nonqualified Stock Option Plan (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed June 21, 2006).

10.14	Nonqualified Stock Option Agreement (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed June 21, 2006).

10.15

Form of Employment Agreement, dated as of August 1, 2006, by and between Casper Zublin, Jr., and DynTek, Inc. (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed July 19, 2005).

10.16

Asset Purchase and Liability Assumption Agreement, dated as of August 8, 2005, by and among DynTek, Inc., DynTek Services, Inc. and New England Technology Finance, LLC (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2005).

10.17

Asset Purchase Agreement, dated as of August 8, 2005, by and among DynTek, Inc., DynTek Services, Inc. and New England Technology Finance, LLC (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2005).

10.18

Form of Note Purchase Agreement, dated as of October 26, 2005, by and among DynTek, Inc. and the accredited investors named therein (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2005).

10.19

Form of Security and Pledge Agreement, dated as of October 26, 2005, by and among DynTek, Inc., DynTek Services, Inc. and the investors identified in the Note Purchase Agreement (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2005).

10.20

Separation and General Release Agreement, dated March 31, 2006, by and between DynTek, Inc. and Robert I. Webber (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 5, 2006).

10.21

Note Purchase Agreement, dated March 8, 2006, by and between DynTek, Inc. and the purchasers named therein (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

10.22

Security and Pledge Agreement, dated as of March 8, 2006, by and among DynTek, Inc., DynTek Services, Inc., SACC Partners, L.P. and Lloyd I. Miller III (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

Exhibit Number	Description of Exhibit
10.23

Security and Pledge Agreement, dated as of March 8, 2006, by and among DynTek, Inc., DynTek Services, Inc. and Trust A-4—Lloyd I. Miller (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

10.24

Securities Purchase Agreement, dated as of March 8, 2006, by and among DynTek, Inc. and the accredited investors named therein (Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006).

10.25

First Amendment to Note Purchase Agreement, dated June 15, 2006, by and between DynTek, Inc. and the purchasers named therein (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed June 21, 2006).

10.26

Settlement and Release Agreement, dated June 29, 2006, by and between DynTek, Inc. and J. Michael Gullard (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed July 6, 2006).

10.27

Second Amendment to Note Purchase Agreement and Security and Pledge Agreements, dated as of September 26, 2006, by and among DynTek, Inc. and DynTek Services, Inc. and the purchasers named therein (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed September 28, 2006).

10.28

Junior Secured Convertible Note Purchase Agreement, dated as of April 13, 2007, by and between DynTek, Inc. and Trust A-4—Lloyd I. Miller (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 18, 2007).

10.29

Security and Pledge Agreement, dated as of April 13, 2007, by and between DynTek, Inc. and Trust A-4—Lloyd I. Miller (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 18, 2007).

21	Subsidiaries of DynTek, Inc. (Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed October 12, 2007).

23.1*	Consent of Marcum & Kliegman LLP, independent registered public accounting firm.

23.2**	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).

24.1**	Power of Attorney (included in the signature pages hereof).

* Filed herewith.

** Previously filed.